PART II AND III

As submitted to the Securities and Exchange Commission on January 31, 2018

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A

(AMENDMENT #3)

REGULATION A OFFERING CIRCULAR

UNDER THE SECURITIES ACT OF 1933

NEURMEDIX, INC.

(Exact name of issuer as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

6165 Greenwich Drive, Suite 150

San Diego, California 92122

(310) 444-4321

(Address, including zip code, and telephone number,

including area code, of issuer’s principal executive office)

National Corporate Research, Ltd.

615 South Dupont Highway

Dover, Delaware 19901

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Joe Tagliaferro, Esq.

Elliot Weiss, Esq.

CKR Law, LLP

12100 Wilshire Blvd., Suite 480

Los Angeles, California 90025

Telephone: (310) 312-1860

2834	47-2860346
(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

This Offering Circular shall only be qualified upon order of the Commission, unless a subsequent amendment is filed indicating the intention to become qualified by operation of the terms of Regulation A.

PRELIMINARY OFFERING CIRCULAR JANUARY 31, 2018, SUBJECT TO COMPLETION

An offering statement pursuant to Regulation A relating to these securities has been filed with the U.S. Securities and Exchange Commission, which we refer to as the “Commission”. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two (2) business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the Offering statement in which such Final Offering Circular was filed may be obtained.

NeurMedix, Inc.

Maximum Offering Amount: $49,999,998

This is our initial public offering (the “Offering”) of securities of NeurMedix, Inc., a Delaware corporation (the “Company”). We are offering a maximum of 8,333,333 shares (the “Maximum Offering”) of our common stock, par value $0.000001 (the “Common Stock”) at an offering price of $6.00 per share (the “Shares”) on a “best efforts” basis. This Offering will terminate on the earlier of (i) August 31, 2018, subject to extension for up to 180 days in the sole discretion of the Company as permitted by law; or (ii) the date on which the Maximum Offering is sold (in either case, the “Termination Date”). There is no escrow established for this Offering. We will hold closings upon the receipt of investors’ subscriptions and acceptance of such subscriptions by the Company. If, on the initial closing date, we have sold less than the Maximum Offering, then we may hold one or more additional closings for additional sales, until the earlier of: (i) the sale of the Maximum Offering or (ii) the Termination Date. There is no aggregate minimum requirement for the Offering to become effective, therefore, we reserve the right, subject to applicable securities laws, to begin applying “dollar one” of the proceeds from the Offering towards our business strategy, including without limitation, research and development expenses, commercialization expenses, offering expenses, working capital and general corporate expenses and other uses as more specifically set forth in the “Use of Proceeds” section of this offering circular (“Offering Circular”). We expect to commence the sale of the Shares as of the date on which the offering statement of which this Offering Circular is a part (the “Offering Statement”) is qualified by the United States Securities and Exchange Commission (the “SEC”).

Westpark Capital, Inc. has agreed to act as our lead managing selling agent (“Selling Agent”) to offer the Common Stock shares to prospective investors on a “best efforts” basis. In addition, the Selling Agent may engage one or more sub-Selling Agents or selected dealers. However, under the terms of its agreement with the Company, neither the Selling Agent nor the sub-Selling Agents shall have any marketing or sales obligations other than to process Indications of Interest Forwarded to the Selling Agent or sub-Selling Agents by the Company. The Selling Agent is not purchasing the Common Stock shares offered by the Company, and is not required to sell any specific number or dollar amount of the Common Stock shares in the Offering.

Investing in our Common Stock involves a high degree of risk. These are speculative securities. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” on page 13 for a discussion of certain risks that you should consider in connection with an investment in our Common Stock.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

	Price to Public	Commissions(1)	Proceeds to the Company(1), (2)
Per Share	$6.00	$0.33	$5.67
Maximum Offering	$49,999,998.00	$2,750,000.00	$47,249,998.00

(1)

The Company expects to pay to the Selling Agent and one or more other FINRA-member broker-dealers who assist the Company in the sale of the shares commissions in the maximum amount of 5.5% of the gross proceeds of this Offering, issue warrants to the Selling Agentsto purchase up to 416,667 shares of the Company’s common stock representing up to 5.0% of the number of shares that are sold by the Company in this Offering. ,. See “Risk Factors” and “Plan of Distribution

(2)

Does not include expenses of the Offering, including without limitation, fees and expenses for marketing and advertising of the Offering, media expenses, promotional expenses, fees for administrative, accounting, audit and legal services, FINRA filing fees, fees for EDGAR document conversion and filing, website posting fees, and any additional fees to be paid to VC Media Partners for marketing and promotion of the Offering, estimated to be as much as $3,000,000.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN TEN PERCENT (10%) OF THE GREATER OF YOUR ANNUAL INCOME OR YOUR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

This Offering Circular contains all of the representations by us concerning this Offering, and no person shall make different or broader statements than those contained herein. Investors are cautioned not to rely upon any information not expressly set forth in this Offering Circular.

The securities underlying this Offering Circular may not be sold until qualified by the Securities and Exchange Commission. This Offering Circular is not an offer to sell, nor soliciting an offer to buy, any shares of our Common Stock in any state or other jurisdiction in which such sale is prohibited.

Sale of our Common Stock shares will commence on approximately, __________, 2018.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

The date of this Offering Circular is January 31, 2018

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

Unless otherwise indicated, data contained in this Offering Circular concerning the business of the Company are based on information from various public sources. Although we believe that these data are generally reliable, such information is inherently imprecise, and our estimates and expectations based on these data involve a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

In this Offering Circular, unless the context indicates otherwise, references to “NeurMedix,” “we,” the “Company,” “our,” and “us” refer to the activities of and the assets and liabilities of the business and operations of NeurMedix, Inc.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” "Our Business" and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate”, “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

●	Our ability to effectively execute our business plan;

●	Our ability to manage our research, development, expansion, growth and operating expenses;

●	Our ability to evaluate and measure our business, prospects and performance metrics;

●	Our ability to compete and succeed in a highly competitive and evolving industry;

●	Our ability to respond and adapt to changes in technology and customer behavior;

●	The results of clinical testing and trial activities of our products;

●	Our ability to obtain regulatory approval and market acceptance of, and reimbursement for our products;

●	Our ability to raise capital and the availability of future financing; and

●	Our ability to protect our intellectual property and to develop, maintain and enhance a strong brand.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our Common Stock. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Company Information

NeurMedix, Inc., (the “Company,” “NeurMedix,” “we,” “our,” and “us”) was formed on November 12, 2014 under the laws of the State of Delaware, and is headquartered in San Diego, California. The Company operates as a C-corporation formed under the laws of the State of Delaware. The Company was formed to acquire and commercialize patented intellectual property and know-how to discover and develop transformative therapeutics for neurological and neuro-degenerative disorders.

On December 9, 2014, pursuant to an asset purchase agreement between Harbor Therapeutics, Inc., a wholly owned subsidiary of Harbor Diversified, Inc., and an unrelated party to the Company, the sole shareholder of the Company (formerly known as Reserva, LLC) purchased all of the assets related to NE3107 from Harbor Therapeutics for cash consideration of $2.5 million. NE3107 is the product code for 17a-ethynyl-androst-5-ene-3b,7b,17b-triol, an orally bioavailable, small molecule produced by chemical synthesis. NE3107 was originally discovered by Hollis-Eden Pharmaceuticals, and selected for clinical development to treat inflammatory diseases in humans in 2006 under the product code HE3286. NeurMedix is developing NE3107 as a therapeutic for neurological diseases in which neuroinflammation is a major contributing factor. Treatment of such neuroinflammatory diseases is a significant and growing unmet medical need. The Harbor Therapeutics assets included the intellectual property for NE3107, which was in pre-clinical testing for neuroinflammatory diseases, as well as inventory of NE3107 products and their components, trade secrets and proprietary information, licenses and other contract rights, patents and patent applications related to the use, production and manufacturing of NE3107. Use of the word “technology” in association with NeurMedix or NE3107 refers to pharmaceutical compositions, their medical uses, and methods of testing and production.

On February 16, 2015, Reserva, LLC assigned all of its right, title and interest to the NE3107 assets, including patents, patent applications and trademarks, acquired from Harbor Therapeutics, Inc., to the Company (the “Assignment”). Following the Assignment, on March 9, 2016, Reserva, LLC, changed its name to NeurMedix, LLC. The purchase of the NE3107 assets was consummated by Reserva, LLC, on behalf of the Company and thus was recorded as a research and development license expense in 2014 in the Company’s financial statements and related statements of operations. All of the subsequent activities related to NE3107 were funded by NeurMedix, LLC on behalf of the Company, and are treated as a capital contribution by the sole shareholder. The Company has not yet obtained outside financing.

Our mailing address is NeurMedix, Inc., 6165 Greenwich Drive, Suite 150, San Diego, California 92122 and our telephone number is (310) 444-4321. Our website address is www.neurmedixinc.com. The information contained therein or accessible thereby shall not be deemed to be incorporated into this Offering Circular.

Our Business

NeurMedix, Inc., is a biotechnology company based in San Diego, California, with experienced leadership, near-term clinical data readouts, a therapeutic and development focus on unmet medical needs in neurological diseases. NeurMedix operates as a “virtual” company, meaning the company engages, on an as needed basis, research and development, product development, manufacturing, regulatory, legal, and clinical operations contractors, instead of securing facilities for these activities and hiring personnel to establish functional capacity in-house. The “virtual” business model allows NeurMedix to reduce overhead and efficiently focus capital on critical company operations. We believe that NE3107 is a compelling product candidate with a novel, first-in-class mechanism of action (“MOA”), a favorable human clinical safety database, and clinical activity demonstrated in metabolic disease. We are developing multiple therapeutic product opportunities in neurological diseases and we have retained all global development and marketing rights. Our product candidate, NE3107, has demonstrated activity in a wide variety of pre-clinical inflammatory disease models, and completed three Phase I, two Phase I/II, and one Phase II clinical studies. All of these studies were conducted by the previous owner of the technology, Hollis-Eden Pharmaceuticals between 2006 and 2010. The safety, pharmacokinetics, and anti-inflammatory and insulin sensitizing activity information obtained in these trials position NE3107 for Phase II INDs for clinical trials for the treatment of patients with Alzheimer’s disease, Parkinson’s disease, migraine, and post-operative cognitive dysfunction (“POCD”). Further studies are contemplated for amyotrophic lateral sclerosis (also known as “ALS” or “Lou Gehrig’s Disease”), Huntington’s disease, Alzheimer’s disease, and encephalitis. NE3107 is our most developed drug candidate, and its application to various diseases, we believe is a first-in-class therapeutic for neurological disease targeting disorders with significant unmet medical needs. Our focus is on diseases with tremendous unmet medical needs in order to expedite Food and Drug Administration (“FDA”) approvals and commercialization, minimize capital requirements and optimize shareholder value.

Scientific literature states that neuroinflammation causes neurodegeneration. The scientific literature also extensively documents the role of extra-cellular signaling regulated kinase (“ERK”) and nuclear factor kappa-light-chain-enhancer of activated B cells’ (“NF-kB”) hyperactivation in inflammatory disease processes. NE3107 binds to ERK and inhibits ERK and NF-kB hyperactivation. The drug uniquely inhibits ERK and NF-kB hyperactivation throughout the body while allowing them to maintain their homeostatic functions. Additionally, a growing body of evidence indicates a strong association of disease mechanisms between type 2 diabetes, insulin resistance, inhibition of insulin signaling pathways following stimulation of the insulin receptor), and Alzheimer’s disease and neuroinflammation in general. NE3107’s previously demonstrated activity against insulin resistance and the major features of type 2 diabetes in human clinical trials thus provides strong rationale to evaluate NE3107’s ability to treat or prevent Alzheimer’s disease. We believe that we have obtained all worldwide rights to the composition of matter (US9,555,046) and pharmaceutical use of NE3107, thereby enhancing shareholder value. We believe that our patent protection extends to 2034, and will be lengthened by extensions and successor molecules in development.

NE3107, administered orally in a pill, penetrates the blood-brain barrier, stays in the brain long enough to register its desired effect, and to date has not demonstrated significant toxicity in animal studies at up to 40 times the human dose. No drug related clinically significant side effects have been observed in human studies. NE3107 has no intrinsic interaction with neurotransmitter receptors, but instead acts on inflammatory signaling pathways that influence or modify the course of neuroinflammatory diseases. In this manner NE3107 acts indirectly against the manifestation of disease symptoms, in contrast to drugs that directly interfere with nerve signal transmission (such as a narcotic pain reliever) or directly stimulate or block the activity of neurotransmitter receptors (such as L-dopa acting to directly aid movement in Parkinson’s disease). The general term for this indirect mechanism of activity is disease modifying. Disease modifying agents for neurological conditions are desirable treatment options because they are generally associated with less toxicity and fewer side effects than conventional neuro-active drugs. Neuroinflammation promotes neurological disease, and is a major factor in neurodegeneration. Neuroinflammation also promotes insulin resistance in the brain, with multiple downstream consequences in terms of energy production, oxidative stress, and neuron survival, NE3107 decreases neuroinflammation and insulin resistance, and the scientific literature strongly supports the belief that this may slow disease progression for diseases such as Alzheimer’s and Parkinson’s, and decrease cognitive deficits caused by insulin resistance, but NE3107’s potential activity against Alzheimer’s disease and Parkinson’s disease has not been demonstrated for NE3107 in humans.

We are initially targeting four distinct diseases to provide the basis to pursue product development for these specific indications, and to provide objective evidence of anti-neuroinflammatory activity to support potential expansion into other neuroinflammatory diseases. The following descriptions are not intended to imply corporate priority, scheduling of development activities, or sequence of clinical trials, all of which will be influenced by discussions with the FDA and our advisors.

The first clinical target is Alzheimer’s disease. We believe NE3107’s previously demonstrated activity against type 2 diabetes and insulin resistance position the drug for rapid entry into clinical trials in this indication. NE3107’s open IND and Phase 2 experience with the FDA Division of Metabolism and Endocrinology Products (“FDA DMEP”) provide an opportunity for clinical trials that measure glucose homeostasis and cognition parameters in type 2 diabetes subjects at risk for or displaying cognitive impairment. Initiation of Alzheimer’s disease trials within the FDA Division of Neurology Products (“FDA DNP”) will depend on future interactions with the FDA DNP, but we intend to initiate discussions with the FDA DNP contemporaneously with FDA DMEP regulatory submissions.

The second clinical target is Post-Operative Cognitive Dysfunction (“POCD”), which we will investigate under the FDA DNP. We expect to apply for the FDA’s “Breakthrough” therapy designation for POCD. The FDA’s “Breakthrough Therapy Designation” is an expedited program for drugs that address an unmet medical need in the treatment of a serious condition and is intended to help ensure that therapies for these conditions are approved and available to patients as soon as it can be concluded that the therapies’ benefits justify their risks and allows for earlier attention to drugs that have promise in treating such conditions. This designation is applicable when there aren’t any drugs approved to treat the disease recognized as a significant unmet medical need. It is possible that demonstration of efficacy in a single study could lead to commercial approval with a requirement for follow-up studies post approval.

The third disease targeted for NE3107 treatment is L-dopa induced dyskinesia (“LID”), which will be investigated under the FDA DNP. LID is a highly debilitating aspect of Parkinson’s disease that emerges as uncontrolled movement in a majority of patients after a few years of L-dopa therapy. ERK hyperactivation is necessary for LID; and we believe that NE3107’s ERK modulating activity is the basis for NE3107’s efficacy against development of LID that we observed in a study conducted in a primate model of Parkinson’s disease. LID has received “Orphan designation”. Under the Orphan Drug Act (“ODA”), certain drugs or biological products to treat a rare disease or condition may be granted special status upon the request of a sponsor. This status is referred to as orphan designation (or sometimes “orphan status”). For a drug or biological product to qualify for orphan designation both the drug and the disease or condition must meet certain criteria specified in the ODA and FDA’s implementing regulations. Orphan designation qualifies the sponsor of the drug for various development incentives of the ODA. A marketing application for a prescription drug product that has received orphan designation is not subject to a prescription drug user fee unless the application includes an indication for other than the rare disease or condition for which the drug was designated. A sponsor seeking orphan designation for a drug or biological product must submit a request for orphan designation and each designation request must stand on its own merit. Sponsors requesting designation of the same drug or biological product for the same rare disease or condition as a previously designated product must submit their own data and information in support of their designation request. The granting of an orphan designation request does not alter the standard regulatory requirements and process for obtaining marketing approval. Safety and effectiveness of a drug or biological product must be established through adequate and well-controlled studies.

The fourth disease we are targeting is migraine headache, also under the FDA DNP’s jurisdiction. We intend to conduct a Phase II migraine prevention (migraine prophylaxis) study. ERK hyperactivation in association with neuroinflammation is also implicated in the scientific literature to cause and sustain migraines. If efficacious, NE3107 will fulfill a great need for a safe, oral, prophylactic migraine medication, which remains largely unmet by current medications.

We currently have three early pre-clinical stage product candidates in addition to NE3107, all of which will require extensive preclinical and clinical evaluation, regulatory review and approval, significant marketing efforts and substantial investment before such product candidates and any successors could provide us with any revenue. As a result, if we do not successfully develop, achieve regulatory approval, and commercialize NE3107, we will be unable to generate any revenue for many years, if at all. We do not anticipate that we will generate revenue for at least several years, and we do not anticipate achieving profitability for at least several years after generating material revenue, if at all. If we are unable to generate revenue, we will not become profitable, and we may be unable to continue our operations. We may however be able to generate licensing revenue for NE3107, which may be able to sustain operations.

Intellectual Property

Our most developed intellectual property asset, NE3107, is a first-in-class therapeutic for neurological disease targeting disorders with significant unmet medical needs. We have also developed and own additional intellectual property assets which we have not yet elected to develop further, including NE3291, NE3789 and NE3413. NE3789 and NE3413 are also potential therapeutics for neurological diseases targeting Alzheimer’s disease and Encephalitis, respectively. We may elect to further develop NE3291, NE3789 and/or NE3413 in the future. We have dedicated significant resources to obtain strong patent protection on our intellectual property with potential for extension until 2034 for composition of matter patent, US9,555,046. Our current patent portfolio includes:

●	NE3107 composition of matter - Compound and formulations patents issued in US, Europe and Canada (expiration September 2020);

●	NE3107 use - Medical treatment patents (Parkinson’s disease, inflammation) issued in the United States, Europe, Japan, Canada, and Australia (expiration April 2027);

●

NE3107 composition of matter - Solid state form patents issued or allowed in the United States, Europe, Canada, Australia, South Korea, and patent pending in Japan (expiration April 2029; United States US9,555,046 expiration April 2030; maximum term extension until April 2034); and

●	NE3107 method of production - Large-scale synthesis patents issued or allowed in the United States, Europe, Japan Canada, and patents pending in Israel and India (expiration June 2029).

Product Pipeline

Our product pipeline includes the application of NE3107 to various diseases. As of the date of this Offering Circular, we have retained all global development and marketing rights with respect to our product pipeline.

Competition

The biotechnology and pharmaceutical industries are subject to rapid and intense technological change. We face, and will continue to face, competition in the development and marketing of our product candidates from biotechnology and pharmaceutical companies, research institutions, government agencies and academic institutions. Competition may also arise from, among other things:

●	other drug development technologies;

●	methods of preventing or reducing the incidence of disease, including vaccines; and

●	new small molecule or other classes of therapeutic agents.

Developments by others may render our product candidates or technologies obsolete or noncompetitive. We are performing research on or developing products for the treatment of several disorders including Parkinson’s disease (L-dopa Induced Dyskinesia), Alzheimer’s disease, Huntington’s disease, Multiple Sclerosis, Encephalitis, Post-Operative Cognitive Dysfunction (also known as “POCD”), Migraine, Optic Neuritis, Neuromyelitis Optica, Inclusion-Body Myositis (also known as “IBM”), Inflammatory Myopathy, Glaucoma, Ulcerative Colitis, Uveitis, Rheumatoid Arthritis, Lupus, Amyotrophic Lateral Sclerosis (also known as “ALS” or “Lou Gehrig’s Disease”), Diabetes, and Chronic Obstructive Pulmonary Disease (also known as “COPD”), Cystic Fibrosis (also known as “CF”), and other neurological-related diseases and disorders.

Risks Related to Our Business

Our business and our ability to execute our business strategy are subject to a number of risks as more fully described in the section titled “Risk Factors.” These risks include, among others:

●	The results of clinical testing and trial activities of our products;

●	Our ability to obtain regulatory approval and market acceptance of, and reimbursement for our products;

●	Competition from products manufactured and sold or being developed by other companies;

●	The performance of third-party clinical research organizations and manufacturers;

●	Our ability to protect and defend our intellectual property rights;

●	Litigation or claims against us based on intellectual property, patent, product, regulatory or other factors;

●	Our ability to attract employees necessary to support developmental and commercial success;

●	The price of, and demand for, our products;

●	Changes in the industry or customer requirements or the emergence of competitive products with new capabilities;

●	Our ability to negotiate favorable licensing or other manufacturing and marketing agreements for our products; and

●	Our ability to raise capital and the availability of future financing.

Our financial statements have been prepared assuming we will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have funded operations exclusively with the proceeds from capital contributions in the form of expenditures paid by our sole shareholder on the Company’s behalf. We do not have an agreement in place with our sole shareholder to continue such funding. Our future viability is largely dependent upon our ability to raise additional capital to finance our operations. Our management expects that future sources of funding may include sales of equity, obtaining loans, or other strategic transactions. Although out management continues to pursue these plans, there is no assurance that we will be successful with this Offering or in obtaining sufficient financing on terms acceptable to us to continue to finance our operations, if at all. These circumstances raise substantial doubt on our ability to continue as a going concern, and our financial statements do not include any adjustments that might result from the outcome of these uncertainties.

REGULATION A+

We are offering our Common Stock pursuant to recently adopted rules by the Securities and Exchange Commission mandated under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. These offering rules are often referred to as “Regulation A+.” We are relying upon “Tier 2” of Regulation A+, which allows us to offer of up to $50 million in a 12-month period.

In accordance with the requirements of Tier 2 of Regulation A+, we will be required to publicly file annual, semiannual, and current event reports with the Securities and Exchange Commission after the qualification of the offering statement of which this Offering Circular forms a part.

THE OFFERING

Issuer:	NeurMedix, Inc., a Delaware corporation.

Shares Offered:	A maximum of 8,333,333 shares of our Common Stock (the “Shares” or the “Common Stock”), at an offering price of $6.00 per Share.

Number of shares of Common Stock Outstanding before the Offering:	43,334,000 shares of Common Stock.

Number of shares of Common Stock to be Outstanding after the Offering:	51,667,333 shares of Common Stock if the Maximum Offering is sold.

Price per Share:	$6.00.

Maximum Offering:	8,333,333 shares of our Common Stock (the “Maximum Offering”), at an offering price of $6.00 per Share for total gross proceeds of $49,999,998.

Use of Proceeds:

If we sell all of the 8,333,333 Shares being offered, our net proceeds (after estimated average selling commissions and estimated Offering expenses) will be approximately $44,250,000. We will use these net proceeds for development and clinical trials of our product, working capital and general corporate purposes, and such other purposes described in the “Use of Proceeds” section of this Offering Circular.

Risk Factors:	Investing in our Common Stock involves a high degree of risk. See “Risk Factors.”

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this Offering Circular, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our shares of common stock could decline and you may lose all or part of your investment. See “Cautionary Note Regarding Forward Looking Statements” above for a discussion of forward-looking statements and the significance of such statements in the context of this Offering Circular.

Risks Related to Product Development, Regulatory Approval and Commercialization

We depend heavily on the success of the product candidates within our product development pipeline, and we cannot be certain that we will be able to obtain regulatory approval for, or successfully commercialize, any of our product candidates.

We currently have no drug products for sale and may never be able to develop or commercialize marketable drug products. Our business depends heavily on the successful nonclinical and clinical development, regulatory approval (whether domestic or foreign) and commercialization of the product candidates based on NE3107 in our development pipeline, of which only one product candidate is in position to support IND submissions (no outstanding nonclinical or clinical regulatory prerequisites) for Phase II clinical development for the treatment of Alzheimer’s disease, Parkinson’s disease, migraines, and post-operative cognitive dysfunction (“POCD”), and is in position file INDs for Phase I/II clinical development for the treatment of amyotrophic lateral sclerosis (“ALS”) and Huntington’s disease. We have not yet decided to further develop our NE3291, NE3789 or NE3413 technologies, which are in nonclinical development. NE3107 will require substantial additional clinical development, testing and regulatory approval before we are permitted to commence its commercialization. Our other product candidates are still in nonclinical development stages. The nonclinical studies and clinical trials of our product candidates are, and the manufacturing and marketing of our product candidates will be, subject to extensive and rigorous review and regulation by numerous government authorities in the United States and in other countries where we intend to test and, if approved, market any product candidate. Before obtaining regulatory approvals for the commercial sale of any product candidate, we must demonstrate through nonclinical studies and clinical trials that the product candidate is safe and effective for use in each target indication. Drug development is a long, expensive and uncertain process, and delay or failure can occur at any stage of any of our clinical trials. This process can take many years and may include post-marketing studies and surveillance, which will require the expenditure of substantial resources beyond the proceeds we raise in this offering. Of the large number of drugs in development in the United States, only a small percentage will successfully complete the U.S. Food and Drug Administration (“FDA”), regulatory approval process and will be commercialized. Accordingly, even if we are able to obtain the requisite financing to continue to fund our development and nonclinical studies and clinical trials, we cannot assure you that any of our product candidates will be successfully developed or commercialized.

We are not permitted to market our product candidates in the United States until we receive approval of a New Drug Application (an “NDA”), from the FDA, or in any foreign countries until we receive the requisite approval from such countries. We intend to initiate Phase I/II clinical trials to study safety, tolerability and efficacy of NE3107 for the treatment of Parkinson’s disease, migraines, POCD, inflammatory myopathy or ALS. If any of our NE3107 clinical trials are successful, we expect that the FDA will require us to complete at least one, and possibly several, pivotal trials in order to submit an NDA for any specific indication we pursue. We have had only limited feedback from the FDA on the design of our proposed Phase I/II clinical trial of NE3107 in Parkinson’s and on what would be required in a pivotal clinical trial of NE3107. The FDA may also require us to conduct additional nonclinical studies before submitting an NDA for NE3107.

Obtaining approval of an NDA is a complex, lengthy, expensive and uncertain process, and the FDA may delay, limit or deny approval of any of our product candidates for many reasons, including, among others:

●

we may not be able to demonstrate that our product candidates are safe and effective in treating Parkinson’s disease, migraines, POCD, inflammatory myopathy, ALS, Huntington’s disease, encephalitis or Alzheimer’s disease as applicable, to the satisfaction of the FDA;

●	the results of our nonclinical studies and clinical trials may not meet the level of statistical or clinical significance required by the FDA for marketing approval;

●	the FDA may disagree with the number, design, size, conduct or implementation of our nonclinical studies and clinical trials;

●	the FDA may require that we conduct additional nonclinical studies and clinical trials;

●	the FDA or the applicable foreign regulatory agency may not approve the formulation, labeling or specifications of any of our product candidates;

●

the contract research organizations that we retain to conduct our nonclinical studies and clinical trials may take actions outside of our control that materially adversely impact our nonclinical studies and clinical trials;

●	the FDA may find the data from nonclinical studies and clinical trials insufficient to demonstrate that our product candidates’ clinical and other benefits outweigh their safety risks;

●	the FDA may disagree with our interpretation of data from our nonclinical studies and clinical trials;

●	the FDA may not accept data generated at our nonclinical studies and clinical trial sites;

●

if our NDA, if and when submitted, is reviewed by an advisory committee, the FDA may have difficulties scheduling an advisory committee meeting in a timely manner or the advisory committee may recommend against approval of our application or may recommend that the FDA require, as a condition of approval, additional nonclinical studies or clinical trials, limitations on approved labeling or distribution and use restrictions;

●	the FDA may require development of a Risk Evaluation and Mitigation Strategy as a condition of approval or post-approval;

●

the FDA or the applicable foreign regulatory agency may determine that the manufacturing processes or facilities of third-party manufacturers with which we contract do not conform to applicable requirements, including current Good Manufacturing Practices; or

●	the FDA or applicable foreign regulatory agency may change its approval policies or adopt new regulations.

Any of these factors, many of which are beyond our control, could jeopardize our ability to obtain regulatory approval for and successfully market our product candidates. Any such setback in our pursuit of regulatory approval would have a material adverse effect on our business and prospects.

Favorable results from the nonclinical evaluation of NE3107 for the treatment of Parkinson’s, migraine, POCD, myopathy, ALS or Huntington’s disease does not ensure that clinical trials will be successful and the results of any clinical trial of NE3107 for the treatment of Parkinson’s, migraine, POCD, myopathy, ALS and Huntington’s disease may not be positive and could adversely impact our clinical development plans.

NE3107 is positioned to file INDs to begin Phase II clinical development for the treatment of Alzheimer’s disease, Parkinson’s disease, migraines, and POCD, and although we have no immediate plans to do so, is currently positioned file INDs to begin Phase I/II clinical development for the treatment of ALS and Huntington’s disease. While our information indicates a strong rationale for activity, and favorable regulatory and commercialization paths for product development in these diseases, there can be no assurance of positive clinical trial results for NE3107.

If serious adverse events or other undesirable side effects are identified during the use of NE3107 in investigator-sponsored trials of NE3107, it may adversely affect our development of NE3107.

NeurMedix has an open IND with the FDA DMEP, which may be used to investigate NE3107 effects on insulin resistance and cognition in type 2 diabetes subjects at risk for or displaying cognitive impairment. NeurMedix is currently in position to file NE3107 INDs to the FDA DNP for Phase II clinical development for treatment of Alzheimer’s disease, Parkinson’s disease, migraines, and POCD and Phase I/II clinical development for the treatment of ALS and Huntington’s disease. If serious adverse events or other undesirable side effects, or unexpected characteristics of NE3107 are observed in clinical trials of NE3107, it may adversely affect or delay our clinical development of NE3107, or we may need to abandon its development entirely, and the occurrence of these events would have a material adverse effect on our business.

Positive results from early nonclinical studies and clinical trials of our product candidates are not necessarily predictive of the results of later nonclinical studies and clinical trials of our product candidates. If we cannot replicate the positive results from our earlier nonclinical studies and clinical trials of our product candidates in our later nonclinical studies and clinical trials, we may be unable to successfully develop, obtain regulatory approval for and commercialize our product candidates.

Positive results from our nonclinical studies of our product candidates, and any positive results we may obtain from our early clinical trials of our product candidates, may not necessarily be predictive of the results from required later nonclinical studies and clinical trials. Similarly, even if we are able to complete our planned nonclinical studies or clinical trials of our product candidates according to our current development timeline, the positive results from our nonclinical studies and clinical trials of our product candidates may not be replicated in subsequent nonclinical studies or clinical trial results. For example, our later-stage clinical trials could differ in significant ways from our early-stage clinical trials, which could cause the outcome of these later-stage trials to differ from our earlier stage clinical trials. For example, these differences may include changes to inclusion and exclusion criteria, efficacy endpoints and statistical design. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials after achieving positive results in early-stage development, and we cannot be certain that we will not face similar setbacks. These setbacks have been caused by, among other things, nonclinical findings made while clinical trials were underway or safety or efficacy observations made in nonclinical studies and clinical trials, including previously unreported adverse events. Moreover, nonclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that believed their product candidates performed satisfactorily in nonclinical studies and clinical trials nonetheless failed to obtain FDA approval. We have not completed any clinical trials for our product candidates yet, and if we fail to produce positive results in our planned nonclinical studies or clinical trials of any of our product candidates, the development timeline and regulatory approval and commercialization prospects for our product candidates, and, correspondingly, our business and financial prospects, would be materially adversely affected.

Failures or delays in the commencement or completion of our planned clinical trials of our product candidates could result in increased costs to us and could delay, prevent or limit our ability to generate revenue and continue our business.

We plan to initiate a Phase II clinical development program for the treatment of Parkinson’s disease, migraines, POCD, and inflammatory myopathy, and possibly a Phase I/II clinical trial for the treatment of ALS and Huntington’s disease for our therapeutic product NE3107. Successful completion of our clinical trials is a prerequisite to submitting an NDA to the FDA and, consequently, the ultimate approval and commercial marketing of NE3107 and our other product candidates. We do not know whether any of our clinical trials will begin or be completed on schedule, if at all, as the commencement and completion of clinical trials can be delayed or prevented for a number of reasons, including, among others:

●	the FDA may deny permission to proceed with our planned clinical trials or any other clinical trials we may initiate, or may place a clinical trial on hold;

●	delays in filing or receiving approvals that may be required;

●	negative results from our ongoing nonclinical studies;

●

delays in reaching or failing to reach agreement on acceptable terms with prospective Contract Research Organizations and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different Contract Research Organizations and trial sites;

●	inadequate quantity or quality of a product candidate or other materials necessary to conduct clinical trials, for example delays in the manufacturing of sufficient supply of finished drug product;

●	difficulties obtaining Institutional Review Board approval to conduct a clinical trial at a prospective site or sites;

●	challenges in recruiting and enrolling patients to participate in clinical trials, including the small size of the patient population and the proximity of patients to trial sites;

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eligibility criteria for the clinical trial, the nature of the clinical trial protocol, the availability of approved effective treatments for the relevant disease and competition from other clinical trial programs for similar indications;

●	severe or unexpected drug-related side effects experienced by patients in a clinical trial;

●	delays in validating any endpoints utilized in a clinical trial;

●

the FDA may disagree with our clinical trial design and our interpretation of data from clinical trials, or may change the requirements for approval even after it has reviewed and commented on the design for our clinical trials;

●	reports from nonclinical or clinical testing of other central nervous system therapies that raise safety or efficacy concerns; and

●

difficulties retaining patients who have enrolled in a clinical trial but may be prone to withdraw due to rigors of the clinical trials, lack of efficacy, side effects, personal issues or loss of interest.

Clinical trials may also be delayed or terminated as a result of ambiguous or negative interim results. In addition, a clinical trial may be suspended or terminated by us, the FDA, the Institutional Review Boards at the sites where the Institutional Review Boards are over seeing a clinical trial, a data and safety monitoring board.

A clinical trial may be halted by any overseeing body of the clinical trial at issue or other regulatory authorities due to a number of factors, including, among others:

●	failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;

●

inspection of the clinical trial operations or trial sites by the FDA or other regulatory authorities that reveals deficiencies or violations that require us to undertake corrective action, including the imposition of a clinical hold;

●	unforeseen safety issues, including any that could be identified in our ongoing nonclinical carcinogenicity studies, adverse side effects or lack of effectiveness;

●	changes in government regulations or administrative actions;

●	problems with clinical supply materials; and

●	lack of adequate funding to commence or continue clinical trials.

Changes in regulatory requirements, FDA guidance or unanticipated events during our nonclinical studies and clinical trials of our product candidates may occur, which may result in changes to nonclinical studies and clinical trial protocols or additional nonclinical studies and clinical trial requirements, which could result in increased costs to us and could delay our development timeline.

Changes in regulatory requirements, FDA guidance or unanticipated events during our nonclinical studies and clinical trials may force us to amend nonclinical studies and clinical trial protocols or the FDA may impose additional nonclinical studies and clinical trial requirements. Amendments or changes to our clinical trial protocols would require resubmission to the FDA and Institutional Review Boards ("IRB") for review and approval, which may adversely impact the cost, timing or successful completion of clinical trials. Similarly, amendments to our nonclinical studies may adversely impact the cost, timing, or successful completion of those nonclinical studies. If we experience delays completing, or if we terminate, any of our nonclinical studies or clinical trials, or if we are required to conduct additional nonclinical studies or clinical trials, the commercial prospects for our product candidates may be harmed and our ability to generate product revenue will be delayed.

We rely, and expect that we will continue to rely, on third parties to conduct any clinical trials for our product candidates. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

We do not have the ability to independently conduct clinical trials. We rely on medical institutions, clinical investigators, contract laboratories and other third parties, such as Contract Research Organizations, to conduct clinical trials on our product candidates. We enter into agreements with third-party Contract Research Organizations to provide monitors for and to manage data for our ongoing clinical trials. We rely heavily on these parties for execution of clinical trials for our product candidates and control only certain aspects of their activities. As a result, we have less direct control over the conduct, timing and completion of these clinical trials and the management of data developed through clinical trials than would be the case if we were relying entirely upon our own staff. Communicating with outside parties can also be challenging, potentially leading to mistakes as well as difficulties in coordinating activities. Outside parties may:

●	have staffing difficulties;

●	fail to comply with contractual obligations;

●	experience regulatory compliance issues;

●	undergo changes in priorities or become financially distressed; or

●	form relationships with other entities, some of which may be our competitors.

These factors may materially adversely affect the willingness or ability of third parties to conduct our clinical trials and may subject us to unexpected cost increases that are beyond our control. Nevertheless, we are responsible for ensuring that each of our clinical trials is conducted in accordance with the applicable protocol, legal, regulatory and scientific requirements and standards, and our reliance on Contract Research Organizations does not relieve us of our regulatory responsibilities. We and our Contract Research Organizations are required to comply with regulations and guidelines, including current Good Clinical Practices (“GCPs”), for conducting, monitoring, recording and reporting the results of clinical trials to ensure that the data and results are scientifically credible and accurate, and that the trial patients are adequately informed of the potential risks of participating in clinical trials. These regulations are enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area and comparable foreign regulatory authorities for any products in clinical development. The FDA enforces GCP regulations through periodic inspections of clinical trial sponsors, principal investigators and trial sites. If we or our Contract Research Organizations fail to comply with applicable GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, the FDA will determine that any of our clinical trials comply with GCPs. In addition, our clinical trials must be conducted with product candidates produced under Good Manufacturing Practices regulations and will require a large number of test patients. Our failure or the failure of our Contract Research Organizations to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process and could also subject us to enforcement action up to and including civil and criminal penalties.

Although we do design our clinical trials for our product candidates, Contract Research Organizations conduct all of the clinical trials. As a result, many important aspects of our drug development programs are outside of our direct control. In addition, the Contract Research Organizations may not perform all of their obligations under arrangements with us or in compliance with regulatory requirements, but we remain responsible and are subject to enforcement action that may include civil penalties up to and including criminal prosecution for any violations of FDA laws and regulations during the conduct of our clinical trials. If the Contract Research Organizations do not perform clinical trials in a satisfactory manner, breach their obligations to us or fail to comply with regulatory requirements, the development and commercialization of our product candidates may be delayed or our development program materially and irreversibly harmed. We cannot control the amount and timing of resources these Contract Research Organizations devote to our program or our clinical products. If we are unable to rely on clinical data collected by our Contract Research Organizations, we could be required to repeat, extend the duration of, or increase the size of our clinical trials and this could significantly delay commercialization and require significantly greater expenditures.

If any of our relationships with these third-party Contract Research Organizations terminate, we may not be able to enter into arrangements with alternative Contract Research Organizations. If Contract Research Organizations do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, any clinical trials such Contract Research Organizations are associated with may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, we believe that our financial results and the commercial prospects for our product candidates in the subject indication would be harmed, our costs could increase and our ability to generate revenue could be delayed.

We rely completely on third-party suppliers to manufacture our clinical drug supplies for our product candidates, and we intend to rely on third parties to produce nonclinical, clinical and commercial supplies of any future product candidate.

We do not currently have, nor do we plan to acquire, the infrastructure or capability to internally manufacture our clinical drug supply of our product candidates, or any future product candidates, for use in the conduct of our nonclinical studies and clinical trials, and we lack the internal resources and the capability to manufacture any product candidates on a clinical or commercial scale. The facilities used by our contract manufacturers to manufacture the active pharmaceutical ingredient and final drug product must complete a pre-approval inspection by the FDA and other comparable foreign regulatory agencies to assess compliance with applicable requirements, including Good Manufacturing Practices, after we submit our NDA or relevant foreign regulatory submission to the applicable regulatory agency.

We do not control the manufacturing process of, and are completely dependent on, our contract manufacturers to comply with Good Manufacturing Practices for manufacture of both active drug substances and finished drug products. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or applicable foreign regulatory agencies, they will not be able to secure and/or maintain regulatory approval for their manufacturing facilities. In addition, we have no direct control over our contract manufacturers’ ability to maintain adequate quality control, quality assurance and qualified personnel. Furthermore, all of our contract manufacturers are engaged with other companies to supply and/or manufacture materials or products for such companies, which exposes our manufacturers to regulatory risks for the production of such materials and products. As a result, failure to satisfy the regulatory requirements for the production of those materials and products may affect the regulatory clearance of our contract manufacturers’ facilities generally. If the FDA or an applicable foreign regulatory agency determines now or in the future that these facilities for the manufacture of our product candidates are noncompliant, we may need to find alternative manufacturing facilities, which would adversely impact our ability to develop, obtain regulatory approval for or market our product candidates. Our reliance on contract manufacturers also exposes us to the possibility that they, or third parties with access to their facilities, will have access to and may appropriate our trade secrets or other proprietary information. We do not have long-term supply agreements in place with our contractors, and each batch of our product candidates is individually contracted under a quality and supply agreement. If we engage new contractors, such contractors must complete an inspection by the FDA and other applicable foreign regulatory agencies. We plan to continue to rely upon contract manufacturers and, potentially, collaboration partners to manufacture commercial quantities of our product candidates, if approved. Our current scale of manufacturing is adequate to support all of our needs for nonclinical studies and clinical trial supplies.

Even if we receive marketing approval for our product candidates in the United States, we may never receive regulatory approval to market our product candidates outside of the United States.

We have not yet selected any markets outside of the United States where we intend to seek regulatory approval to market our product candidates. In order to market any product outside of the United States, however, we must establish and comply with the numerous and varying safety, efficacy and other regulatory requirements of other countries. Approval procedures vary among countries and can involve additional product candidate testing and additional administrative review periods. The time required to obtain approvals in other countries might differ from that required to obtain FDA approval. The marketing approval processes in other countries may implicate all of the risks detailed above regarding FDA approval in the United States as well as other risks. In particular, in many countries outside of the United States, products must receive pricing and reimbursement approval before the product can be commercialized. Obtaining this approval can result in substantial delays in bringing products to market in such countries. Marketing approval in one country does not ensure marketing approval in another, but a failure or delay in obtaining marketing approval in one country may have a negative effect on the regulatory process in others. Failure to obtain marketing approval in other countries or any delay or other setback in obtaining such approval would impair our ability to market our product candidates in such foreign markets. Any such impairment would reduce the size of our potential market, which could have a material adverse impact on our business, results of operations and prospects.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our product candidates, we may not be able to generate any revenue.

We do not currently have an infrastructure for the sales, marketing and distribution of pharmaceutical products. In order to market our product candidates, if approved by the FDA or any other regulatory body, we must build our sales, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, or if we are unable to do so on commercially reasonable terms, our business, results of operations, financial condition and prospects will be materially adversely affected.

Even if we receive marketing approval for our product candidates, our product candidates may not achieve broad market acceptance, which would limit the revenue that we generate from their sales.

The commercial success of our product candidates, if approved by the FDA or other applicable regulatory authorities, will depend upon the awareness and acceptance of our product candidates among the medical community, including physicians, patients and healthcare payors. Market acceptance of our product candidates, if approved, will depend on a number of factors, including, among others:

●

the efficacy of our product candidates as demonstrated in clinical trials, and, if required by any applicable regulatory authority in connection with the approval for the applicable indications, to provide patients with incremental health benefits, as compared with other available Central Nervous System therapies;

●	limitations or warnings contained in the labeling approved for our product candidates by the FDA or other applicable regulatory authorities;

●	the clinical indications for which our product candidates are approved;

●	availability of alternative treatments already approved or expected to be commercially launched in the near future;

●	the potential and perceived advantages of our product candidates over current treatment options or alternative treatments, including future alternative treatments;

●	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

●	the strength of marketing and distribution support and timing of market introduction of competitive products;

●	publicity concerning our products or competing products and treatments;

●	pricing and cost effectiveness;

●	the effectiveness of our sales and marketing strategies;

●	our ability to increase awareness of our product candidates through marketing efforts;

●	our ability to obtain sufficient third-party coverage or reimbursement; or

●	the willingness of patients to pay out-of-pocket in the absence of third-party coverage.

If our product candidates are approved but do not achieve an adequate level of acceptance by patients, physicians and payors, we may not generate sufficient revenue from our product candidates to become or remain profitable. Before granting reimbursement approval, healthcare payors may require us to demonstrate that our product candidates, in addition to treating these target indications, also provide incremental health benefits to patients. Our efforts to educate the medical community and third-party payors about the benefits of our product candidates may require significant resources and may never be successful.

Our product candidates may cause undesirable side effects that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any. Undesirable side effects caused by our product candidates could cause us or regulatory authorities to interrupt, delay or halt nonclinical studies and clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other regulatory authorities.

Further, clinical trials by their nature utilize a sample of the potential patient population. With a limited number of patients and limited duration of exposure, rare and severe side effects of our product candidates may only be uncovered with a significantly larger number of patients exposed to the product candidate. If our product candidates receive marketing approval and we or others identify undesirable side effects caused by such product candidates (or any other similar products) after such approval, a number of potentially significant negative consequences could result, including:

●	regulatory authorities may withdraw or limit their approval of such product candidates;

●	regulatory authorities may require the addition of labeling statements, such as a “boxed” warning or a contraindication;

●	we may be required to change the way such product candidate is distributed or administered, conduct additional clinical trials or change the labeling of the product candidates;

●	we may be subject to regulatory investigations and government enforcement actions;

●	we may decide to remove such product candidates from the marketplace;

●	we could be sued and held liable for injury caused to individuals exposed to or taking our product candidates; and

●	our reputation may suffer.

We believe that any of these events could prevent us from achieving or maintaining market acceptance of the affected product candidates and could substantially increase the costs of commercializing our product candidates and significantly impact our ability to successfully commercialize our product candidates and generate revenues. Even if we receive marketing approval for our product candidates, we may still face future development and regulatory difficulties.

Even if we receive marketing approval for our product candidates, regulatory authorities may still impose significant restrictions on our product candidates, indicated uses or marketing or impose ongoing requirements for potentially costly post-approval studies. Our product candidates will also be subject to ongoing FDA requirements governing the labeling, packaging, storage and promotion of the product and record keeping and submission of safety and other post-market information. The FDA has significant post-marketing authority, including, for example, the authority to require labeling changes based on new safety information and to require post-marketing studies or clinical trials to evaluate serious safety risks related to the use of a drug. The FDA also has the authority to require, as part of an NDA or post-approval, the submission of a Risk Evaluation and Mitigation Strategy. Any Risk Evaluation and Mitigation Strategy required by the FDA may lead to increased costs to assure compliance with new post-approval regulatory requirements and potential requirements or restrictions on the sale of approved products, all of which could lead to lower sales volume and revenue.

Manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with Good Manufacturing Practices and other regulations. If we or a regulatory agency discover problems with our product candidates, such as adverse events of unanticipated severity or frequency, or problems with the facility where our product candidates are manufactured, a regulatory agency may impose restrictions on our product candidates, the manufacturer or us, including requiring withdrawal of our product candidates from the market or suspension of manufacturing. If we, our product candidates or the manufacturing facilities for our product candidates fail to comply with applicable regulatory requirements, a regulatory agency may, among other things:

●	issue warning letters or untitled letters;

●	seek an injunction or impose civil or criminal penalties or monetary fines;

●	suspend or withdraw marketing approval;

●	suspend any ongoing clinical trials;

●	refuse to approve pending applications or supplements to applications submitted by us;

●	suspend or impose restrictions on operations, including costly new manufacturing requirements; or

●	seize or detain products, refuse to permit the import or export of products, or request that we initiate a product recall.

Competing therapies could emerge adversely affecting our opportunity to generate revenue from the sale of our product candidates.

The biopharmaceuticals industry is highly competitive. There are many public and private biopharmaceutical companies, universities, governmental agencies and other research organizations actively engaged in the research and development of products that may be similar to our product candidates or address similar markets. It is probable that the number of companies seeking to develop products and therapies similar to our products will increase. Many of our potential competitors, alone or with their strategic partners, have substantially greater financial, technical and human resources than we do and significantly greater experience in the discovery and development of product candidates, obtaining FDA and other regulatory approvals of treatments and the commercialization of those treatments. Mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated among a smaller number of our competitors. Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market.

We may seek to establish collaborations, and, if we are not able to establish them on commercially reasonable terms, we may have to alter our development and commercialization plans.

Our drug development programs and the potential commercialization of our product candidates will require substantial additional cash to fund expenses. For some of our product candidates, we may decide to collaborate with pharmaceutical and biotechnology companies for the development and potential commercialization of those product candidates. However, we face significant competition in seeking appropriate collaborators. Whether we reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA or similar regulatory authorities outside the United States, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products, the existence of uncertainty with respect to our ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidate. The terms of any collaborations or other arrangements that we may establish may not be favorable to us.

We may also be restricted under existing collaboration agreements from entering into future agreements on certain terms with potential collaborators. Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators. We may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If we are unable to do so, we may have to curtail the development of the product candidate for which we are seeking to collaborate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to further develop our product candidates or bring them to market and generate product revenue.

In addition, any future collaborations that we enter into may not be successful. The success of our collaboration arrangements will depend heavily on the efforts and activities of our collaborators. Collaborators generally have significant discretion in determining the efforts and resources that they will apply to these collaborations. Disagreements between parties to a collaboration arrangement regarding clinical development and commercialization matters can lead to delays in the development process or commercializing the applicable product candidate and, in some cases, termination of the collaboration arrangement. These disagreements can be difficult to resolve if neither of the parties has final decision-making authority. Collaborations with pharmaceutical or biotechnology companies and other third parties often are terminated or allowed to expire by the other party. Any such termination or expiration would adversely affect us financially and could harm our business reputation.

We may not be successful in our efforts to identify or discover additional product candidates or we may expend our limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

The success of our business depends primarily upon our ability to identify, develop and commercialize products based on our proprietary chemistry platform. Although some of our product candidates are in nonclinical and clinical development, our research programs may fail to identify other potential product candidates for clinical development for a number of reasons. Our research methodology may be unsuccessful in identifying potential product candidates or our potential product candidates may be shown to have harmful side effects or may have other characteristics that may make the products unmarketable or unlikely to receive marketing approval.

Because we have limited financial and management resources, we focus on a limited number of research programs and product candidates and are currently focused on our NE3107 technologies and its application to various diseases. As a result, we may forego or delay pursuit of opportunities with other product candidates or for other indications that later prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial drugs or profitable market opportunities. Our spending on current and future research and development programs and product candidates for specific indications may not yield any commercially viable drugs. If we do not accurately evaluate the commercial potential or target market for a particular product candidate, we may relinquish valuable rights to that product candidate through future collaboration, licensing or other royalty arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate. If any of these events occur, we may be forced to abandon our development efforts for a program or programs, which would have a material adverse effect on our business and could potentially cause us to cease operations. Research programs to identify new product candidates require substantial technical, financial and human resources. We may focus our efforts and resources on potential programs or product candidates that ultimately prove to be unsuccessful.

We are subject to healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

Although we do not currently have any products on the market, once we begin commercializing our products, we may be subject to additional healthcare statutory and regulatory requirements and enforcement by the federal government and the states and foreign governments in which we conduct our business. Healthcare providers, physicians and others will play a primary role in the recommendation and prescription of our product candidates, if approved. Our future arrangements with third-party payors will expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our product candidates, if we obtain marketing approval. Restrictions under applicable federal and state healthcare laws and regulations include the following:

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The federal anti-kickback statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal healthcare programs such as Medicare and Medicaid.

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The federal False Claims Act imposes criminal and civil penalties, including those from civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease, or conceal an obligation to pay money to the federal government.

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The federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program and also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information.

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The federal false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services.

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The federal transparency requirements, sometimes referred to as the “Sunshine Act,” under the Patient Protection and Affordable Care Act, require manufacturers of drugs, devices, biologics and medical supplies that are reimbursable under Medicare, Medicaid, or the Children’s Health Insurance Program to report to the Department of Health and Human Services information related to physician payments and other transfers of value and physician ownership and investment interests.

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Analogous state laws and regulations, such as state anti-kickback and false claims laws and transparency laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, and some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug manufacturers to report information related to payments to physicians and other healthcare providers or marketing expenditures and drug pricing.

Ensuring that our future business arrangements with third parties comply with applicable healthcare laws and regulations could be costly. It is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations, including anticipated activities to be conducted by our sales team, were found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines and exclusion from government funded healthcare programs, such as Medicare and Medicaid, any of which could substantially disrupt our operations. If any of the physicians or other providers or entities with whom we expect to do business is found not to be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. If we are found to have improperly promoted off-label uses, we may become subject to significant liability.

The FDA and other regulatory agencies strictly regulate the promotional claims that may be made about prescription products, such as NE3107, if approved. In particular, a product may not be promoted for uses that are not approved by the FDA or such other regulatory agencies as reflected in the product’s approved labeling. If we are found to have promoted such off-label uses, we may become subject to significant liability. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. If we cannot successfully manage the promotion of our product candidates, if approved, we could become subject to significant liability, which would materially adversely affect our business and financial condition.

Even if approved, reimbursement policies could limit our ability to sell our product candidates.

Market acceptance and sales of our product candidates will depend on reimbursement policies and may be affected by healthcare reform measures. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels for those medications. Cost containment is a primary concern in the U.S. healthcare industry and elsewhere. Government authorities and these third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. We cannot be sure that reimbursement will be available for our product candidates and, if reimbursement is available, the level of such reimbursement. Reimbursement may impact the demand for, or the price of, our product candidates. If reimbursement is not available or is available only at limited levels, we may not be able to successfully commercialize our product candidates.

In some foreign countries, particularly in Canada and European countries, the pricing of prescription pharmaceuticals is subject to strict governmental control. In these countries, pricing negotiations with governmental authorities can take six to twelve months or longer after the receipt of regulatory approval and product launch. To obtain favorable reimbursement for the indications sought or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidates with other available therapies. If reimbursement for our product candidates is unavailable in any country in which we seek reimbursement, if it is limited in scope or amount, if it is conditioned upon our completion of additional clinical trials, or if pricing is set at unsatisfactory levels, our operating results could be materially adversely affected.

Our future growth may depend, in part, on our ability to penetrate foreign markets, where we would be subject to additional regulatory burdens and other risks and uncertainties.

Our future profitability may depend, in part, on our ability to commercialize our product candidates in foreign markets for which we may rely on collaboration with third parties. If we commercialize our product candidates in foreign markets, we would be subject to additional risks and uncertainties, including:

●	our inability to directly control commercial activities because we are relying on third parties;

●	the burden of complying with complex and changing foreign regulatory, tax, accounting and legal requirements;

●	different medical practices and customs in foreign countries affecting acceptance in the marketplace;

●	import or export licensing requirements;

●	longer accounts receivable collection times;

●	longer lead times for shipping;

●	language barriers for technical training;

●	reduced protection of intellectual property rights in some foreign countries;

●	the existence of additional potentially relevant third party intellectual property rights;

●	foreign currency exchange rate fluctuations; and

●	the interpretation of contractual provisions governed by foreign laws in the event of a contract dispute.

Foreign sales of our product candidates could also be adversely affected by the imposition of governmental controls, political and economic instability, trade restrictions and changes in tariffs.

We must effectively manage the growth of our operations, or our company will suffer.

Our initiation of operations has resulted in significantly higher operating expenses, which the net proceeds from this Offering, if any, are intended in part to offset. Expansion of our operations, to include the further development of the product candidates based on our NE3107 technology, may also cause a significant demand on our management, finances and other resources. Our ability to manage the anticipated future growth, should it occur, will depend upon a significant expansion of our accounting and other internal management systems and the implementation and subsequent improvement of a variety of systems, procedures and controls. In addition, we intend to expand the Board and to establish a scientific advisory board. There can be no assurance that significant problems in these areas will not occur. There can be no assurance that our attempts to expand our marketing, sales, manufacturing and customer support efforts will be successful or will result in additional sales or profitability in any future period.

We expect the development of our products will require significant additional effort, resources, time and expenses.

If we are unable to make our therapeutic products commercially available, we may not be able to fund future operations. Even if we are able to commercialize our potential products, there is no assurance that the product(s) would generate revenues or that any revenues generated would be sufficient for us to become profitable or thereafter maintain profitability.

Risks Related to Our Intellectual Property Rights

If we are unable to adequately protect our proprietary technology, or obtain and maintain issued patents that are sufficient to protect our product candidates, others could compete against us more directly, which would have a material adverse impact on our business, results of operations, financial condition and prospects.

We strive to protect and enhance the proprietary technologies that we believe are important to our business, including seeking patents intended to cover our products and compositions, their methods of use and any other inventions that are important to the development of our business. We also rely on trade secrets to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. Our success will depend significantly on our ability to obtain and maintain patent and other proprietary protection for commercially important technology, inventions and know-how related to our business, defend and enforce our patents, should they issue, preserve the confidentiality of our trade secrets and operate without infringing the valid and enforceable patents and proprietary rights of third parties. We also rely on know-how, continuing technological innovation and in-licensing opportunities to develop, strengthen and maintain the proprietary position of our product candidates.

We currently have eight issued patents in the United States and 83 issued patents in Europe, the United Kingdom, Canada and other countries, covering our product candidates based on our lead technology, NE3107. We also have three issued patents in the United States based on our other technologies, NE3291, NE3789 and NE3413. Our current patent portfolio includes the following: (a) compound formulation patents issued in the U.S., Europe and Canada with an expiration date in September 2020; (b) medical treatment patents (including clinical indication of Parkinson’s disease and inflammation myopathy) issued in the U.S., Europe, Japan, Canada and Australia, expiring in April 2027; (c) solid state form patents issued in the U.S. (expiring in April 2030 with a maximum term extension until April 2034), Europe, Canada, Australia, South Korea, expiring in April 2029, and patent pending in Japan; and (d) large-scale synthesis patents issued or allowed in the U.S., Europe, Japan, Canada, expiring in June 2029, and patent pending in Israel and India.

We cannot provide any assurances that any of our pending patent applications will mature into issued patents and, if they do, that such patents will include, claims with a scope sufficient to protect our product candidates or otherwise provide any competitive advantage. For example, the patent applications that may provide coverage for NE3107, only cover particular formulations and particular methods of using such formulations to treat inflammatory myopathy conditions. As a result, if a patent issues from such patent applications, it would not prevent third-party competitors from creating, making and marketing alternative formulations, that fall outside the scope of our patent claims or practicing alternative methods. There can be no assurance that any such alternative formulations will not be equally effective as our formulation of our products. Moreover, other parties have developed technologies that may be related or competitive to our approach, and may have filed or may file patent applications and may have received or may receive patents that may overlap or conflict with our patent applications, either by claiming the same methods or formulations or by claiming subject matter that could dominate our patent position. Such third-party patent positions may limit or even eliminate our ability to obtain patent protection for certain inventories.

The patent positions of biotechnology and pharmaceutical companies, including our patent position, involve complex legal and factual questions, and, therefore, the issuance, scope, validity and enforceability of any patent claims that we may obtain cannot be predicted with certainty. Patents, if issued, may be challenged, deemed unenforceable, invalidated, or circumvented. U.S. patents and patent applications may also be subject to interference proceedings, ex parte reexamination, or inter partes review proceedings, supplemental examination and challenges in district court. Patents may be subjected to opposition, post-grant review, or comparable proceedings lodged in various foreign, both national and regional, patent offices. These proceedings could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such proceedings may be costly. Thus, any patents, should they issue, that we may own or exclusively license may not provide any protection against competitors. Furthermore, an adverse decision in an interference proceeding can result in a third party receiving the patent right sought by us, which in turn could affect our ability to develop, market or otherwise commercialize our product candidates.

Furthermore, though a patent, if it were to issue, is presumed valid and enforceable, its issuance is not conclusive as to its validity or its enforceability and it may not provide us with adequate proprietary protection or competitive advantages against competitors with similar products. Even if a patent issues and is held to be valid and enforceable, competitors may be able to design around our patents, such as using pre-existing or newly developed technology. Other parties may develop and obtain patent protection for more effective technologies, designs or methods. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or trade secrets by consultants, vendors, former employees and current employees. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States, and we may encounter significant problems in protecting our proprietary rights in these countries. If these developments were to occur, they could have a material adverse effect on our sales.

Our ability to enforce our patent rights depends on our ability to detect infringement. It is difficult to detect infringers who do not advertise the components that are used in their products. Moreover, it may be difficult or impossible to obtain evidence of infringement in a competitor’s or potential competitor’s product. Any litigation to enforce or defend our patent rights, even if we were to prevail, could be costly and time-consuming and would divert the attention of our management and key personnel from our business operations. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded if we were to prevail may not be commercially meaningful.

In addition, proceedings to enforce or defend our patents, if and when issued, could put our patents at risk of being invalidated, held unenforceable, or interpreted narrowly. Such proceedings could also provoke third parties to assert claims against us, including that some or all of the claims in one or more of our patents are invalid or otherwise unenforceable. If any of our patents, if and when issued, covering our product candidates are invalidated or found unenforceable, our financial position and results of operations would be materially and adversely impacted. In addition, if a court found that valid, enforceable patents held by third parties covered our product candidates, our financial position and results of operations would also be materially and adversely impacted.

The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

●	any of our pending patent applications, if issued, will include claims having a scope sufficient to protect our product candidates or any other products or product candidates;

●	any of our pending patent applications will issue as patents at all;

●	we will be able to successfully commercialize our product candidates, if approved, before our relevant patents expire;

●	we were the first to make the inventions covered by each of our patents and pending patent applications;

●	we were the first to file patent applications for these inventions;

●	others will not develop similar or alternative technologies that do not infringe our patents;

●	others will not use pre-existing technology to effectively compete against us;

●	any of our patents, if issued, will be found to ultimately be valid and enforceable;

●	any patents issued to us will provide a basis for an exclusive market for our commercially viable products, will provide us with any competitive advantages or will not be challenged by third parties;

●	we will develop additional proprietary technologies or product candidates that are separately patentable; or

●	that our commercial activities or products will not infringe upon the patents or proprietary rights of others.

We rely upon unpatented trade secrets, unpatented know-how and continuing technological innovation to develop and maintain our competitive position, which we seek to protect, in part, by confidentiality agreements with our employees and our collaborators and consultants. It is possible that technology relevant to our business will be independently developed by a person that is not a party to such an agreement. Furthermore, if the employees and consultants who are parties to these agreements breach or violate the terms of these agreements, we may not have adequate remedies for any such breach or violation, and we could lose our trade secrets through such breaches or violations. Further, our trade secrets could otherwise become known or be independently discovered by our competitors.

We may infringe the intellectual property rights of others, which may prevent or delay our product development efforts and stop us from commercializing or increase the costs of commercializing our product candidates, if approved.

Our success will depend in part on our ability to operate without infringing the intellectual property and proprietary rights of third parties. We cannot assure you that our business, products and methods do not or will not infringe the patents or other intellectual property rights of third parties. The pharmaceutical industry is characterized by extensive litigation regarding patents and other intellectual property rights. Other parties may allege that our product candidates or the use of our technologies infringes patent claims or other intellectual property rights held by them or that we are employing their proprietary technology without authorization. As we continue to develop and, if approved, commercialize our current product candidates and future product candidates, competitors may claim that our technology infringes their intellectual property rights as part of business strategies designed to impede our successful commercialization. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our product candidates. Because patent applications can take many years to issue, third parties may have currently pending patent applications which may later result in issued patents that our product candidates may infringe, or which such third parties claim are infringed by our technologies. The outcome of intellectual property litigation is subject to uncertainties that cannot be adequately quantified in advance. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our product candidates, products or methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid, and we may not be able to do this. Even if we are successful in these proceedings, we may incur substantial costs and the time and attention of our management and scientific personnel could be diverted in pursuing these proceedings, which could have a material adverse effect on us. In addition, we may not have sufficient resources to bring these actions to a successful conclusion.

Patent and other types of intellectual property litigation can involve complex factual and legal questions, and their outcome is uncertain. Any claim relating to intellectual property infringement that is successfully asserted against us may require us to pay substantial damages, including treble damages and attorney’s fees if we are found to be willfully infringing another party’s patents, for past use of the asserted intellectual property and royalties and other consideration going forward if we are forced to take a license. In addition, if any such claim were successfully asserted against us and we could not obtain such a license, we may be forced to stop or delay developing, manufacturing, selling or otherwise commercializing our product candidates.

Even if we are successful in these proceedings, we may incur substantial costs and divert management time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court, or redesign our products. Patent litigation is costly and time-consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, intellectual property litigation or claims could force us to do one or more of the following:

●	cease developing, selling or otherwise commercializing our product candidates;

●	pay substantial damages for past use of the asserted intellectual property;

●	obtain a license from the holder of the asserted intellectual property, which license may not be available on reasonable terms, if at all; and

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in the case of trademark claims, redesign, or rename, some or all of our product candidates to avoid infringing the intellectual property rights of third parties, which may not be possible and, even if possible, could be costly and time-consuming.

Any of these risks coming to fruition could have a material adverse effect on our business, results of operations, financial condition and prospects.

We may be subject to claims challenging the inventorship or ownership of our patents and other intellectual property.

We enter into confidentiality and intellectual property assignment agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors. These agreements generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to us. For example, even if we have a consulting agreement in place with an academic advisor pursuant to which such academic advisor is required to assign any inventions developed in connection with providing services to us, such academic advisor may not have the right to assign such inventions to us, as it may conflict with his or her obligations to assign all such intellectual property to his or her employing institution. Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The U.S. Patent and Trademark Office (“USPTO”), and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent process. There are situations in which noncompliance can result in abandonment or lapse of a patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors might be able to enter the market earlier than would otherwise have been the case.

We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time-consuming and unsuccessful.

Even if the patent applications we own are issued, competitors may infringe these patents. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours or our licensors is not valid, is unenforceable and/or is not infringed, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

Interference proceedings provoked by third parties or brought by us may be necessary to determine the priority of inventions with respect to our patents or patent applications or those of our licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent, alone or with our licensors, misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our common stock.

Issued patents covering our product candidates could be found invalid or unenforceable if challenged in court.

If we or one of our licensing partners initiated legal proceedings against a third party to enforce a patent, if and when issued, covering one of our product candidates, the defendant could counterclaim that the patent covering our product candidate is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge include alleged failures to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement. Grounds for unenforceability assertions include allegations that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post grant review and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could result in revocation or amendment of our patents in such a way that they no longer cover our product candidates or competitive products. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to validity, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our product candidates. Such a loss of patent protection would have a material adverse impact on our business.

We will not seek to protect our intellectual property rights in all jurisdictions throughout the world and we may not be able to adequately enforce our intellectual property rights even in the jurisdictions where we seek protection.

Filing, prosecuting and defending patents on product candidates in all countries and jurisdictions throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States could be less extensive than those in the United States, assuming that rights are obtained in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. The statutory deadlines for pursuing patent protection in individual foreign jurisdictions are based on the priority date of each of our patent applications. For the patent families related to NE3107, NE3291, NE3789 and NE3413, as well as for most of the patent families that we own, the relevant statutory deadlines have not yet expired.

We believe that we have strong patent protection until 2034. We currently have eight issued patents in the United States and 83 issued patents in Europe, the United Kingdom, Canada and other countries, covering our product candidates based on our lead technology, NE3107. We also have three issued patents in the United States based on our other technologies, NE3291, NE3789 and NE3413. Our current patent portfolio includes the following: (a) compound formulation patents issued in the U.S., Europe and Canada with an expiration date in September 2020; (b) medical treatment patents (including clinical indication of Parkinson’s disease and inflammation myopathy) issued in the U.S., Europe, Japan, Canada and Australia, expiring in April 2027; (c) solid state form patents issued in the U.S. (expiring in April 2030 with a maximum term extension until April 2034), Europe, Canada, Australia, South Korea, expiring in April 2029, and patent pending in Japan; and (d) large-scale synthesis patents issued or allowed in the U.S., Europe, Japan, Canada, expiring in June 2029, and patent pending in Israel and India.

Competitors may use our technologies in jurisdictions where we do not pursue and obtain patent protection to develop their own products and further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing. Even if we pursue and obtain issued patents in particular jurisdictions, our patent claims or other intellectual property rights may not be effective or sufficient to prevent third parties from so competing.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection, especially those relating to biotechnology. This could make it difficult for us to stop the infringement of our patents, if obtained, or the misappropriation of our other intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, we may choose not to seek patent protection in certain countries, and we will not have the benefit of patent protection in such countries.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, could put our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license, if any.

Changes in U.S. or international patent laws could diminish the value of patents in general, thereby impairing our ability to protect our products.

As is the case with other biotechnology companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biotechnology industry involve both technological and legal complexity, and is therefore costly, time-consuming and inherently uncertain. In addition, the U.S. has recently enacted and is currently implementing wide-ranging patent reform legislation: the Leahy-Smith America Invents Act. The America Invents Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. It is not yet clear what, if any, impact the America Invents Act will have on the operation of our business. However, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any patents that may issue from our patent applications, all of which could have a material adverse effect on our business and financial condition.

In addition, recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. The full impact of these decisions is not yet known. For example, on March 20, 2012 in Mayo Collaborative Services, DBA Mayo Medical Laboratories, et al. v. Prometheus Laboratories, Inc., the Court held that several claims drawn to measuring drug metabolite levels from patient samples and correlating them to drug doses were not patentable subject matter. The decision appears to impact diagnostics patents that merely apply a law of nature via a series of routine steps and it has created uncertainty around the ability to obtain patent protection for certain inventions. Additionally, on June 13, 2013 in Association for Molecular Pathology v. Myriad Genetics, Inc., the Court held that claims to isolated genomic DNA are not patentable, but claims to complementary DNA molecules are patent eligible because they are not a natural product. The effect of the decision on patents for other isolated natural products is uncertain. However, on March 4, 2014, the USPTO issued a memorandum to patent examiners providing guidance for examining claims that recite laws of nature, natural phenomena or natural products under the Myriad and Prometheus decisions. This guidance did not limit the application of Myriad to DNA but, rather, applied the decision to other natural products.

In addition to increasing uncertainty with regard to our ability to obtain future patents, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on these and other decisions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce any patents that may issue in the future.

We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Our employees have been previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. We also engage advisors and consultants who are concurrently employed at universities or who perform services for other entities. Although we are not aware of any claims currently pending against us, we may be subject to claims that we or our employees, advisors or consultants have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third party. We have and may in the future also be subject to claims that an employee, advisor or consultant performed work for us that conflicts with that person’s obligations to a third party, such as an employer, and thus, that the third party has an ownership interest in the intellectual property arising out of work performed for us. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If we fail in defending such claims, in addition to paying money claims, we may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent our ability to commercialize our product candidates, which would materially adversely affect our commercial development efforts.

Numerous factors may limit any potential competitive advantage provided by our intellectual property rights.

The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, provide a barrier to entry against our competitors or potential competitors, or permit us to maintain our competitive advantage. Moreover, if a third party has intellectual property rights that cover the practice of our technology, we may not be able to fully exercise or extract value from our intellectual property rights. The following examples are illustrative:

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others may be able to develop and/or practice technology that is similar to our technology or aspects of our technology but that is not covered by the claims of patents, should such patents issue from our patent applications;

●	we might not have been the first to make the inventions covered by a pending patent application that we own;

●	we might not have been the first to file patent applications covering an invention;

●	others may independently develop similar or alternative technologies without infringing our intellectual property rights;

●	pending patent applications that we own or may license in the future may not lead to issued patents;

●

patents, if issued, that we own or may license in the future may not provide us with any competitive advantages, or may be held invalid or unenforceable, as a result of legal challenges by our competitors;

●	third parties may compete with us in jurisdictions where we do not pursue and obtain patent protection;

●	we may not be able to obtain and/or maintain necessary or useful licenses on reasonable terms or at all;

●	third parties may assert an ownership interest in our intellectual property and, if successful, such disputes may preclude us from exercising exclusive rights over that intellectual property;

●	we may not develop or in-license additional proprietary technologies that are patentable; and

●	the patents of others may have an adverse effect on our business.

Should any of these events occur, they could significantly harm our business and results of operations.

Risks Related to Our Company

We have no operating history on which to judge our business prospects and management.

The Company was incorporated on November 12, 2014 and only commenced operations thereafter. The Company was incorporated pursuant to the filing of the Company’s certificate of incorporation, as filed and stamped by the Delaware Secretary of State on November 12, 2014, as amended. The Company operates as a C-corporation formed under the laws of the State of Delaware. Our parent, NeurMedix, LLC (formerly, Reserva, LLC; on March 9, 2016, Reserva, LLC changed its name to NeurMedix, LLC), the sole shareholder of the Company, bought all of the assets related to NE3107 from Harbor Therapeutics, Inc., effective on December 9, 2014, for cash consideration of $2.5 Million on behalf of the Company. On February 16, 2015, NeurMedix, LLC (formerly, Reserva, LLC) assigned its right, title and interest to the patents, patent applications and trademarks acquired from Harbor Therapeutics, Inc., to the Company. All of the activities related to NE3107 funded by NeurMedix, LLC (formerly, Reserva, LLC) on behalf of the Company are treated as a capital contribution by the sole shareholder. Accordingly, we have a very limited operating history upon which to base an evaluation of our business and prospects. Operating results for future periods are subject to numerous uncertainties and we cannot assure you that the Company will achieve or sustain profitability. The Company’s prospects must be considered in light of the risks encountered by companies in the early stage of development, particularly companies in new and rapidly evolving markets. Future operating results will depend upon many factors, including our success in attracting and retaining motivated and qualified personnel, our ability to establish short term credit lines or obtain financing from other sources, such as the contemplated Regulation A+ Offering, our ability to develop and market new products, control costs, and general economic conditions. We cannot assure you that the Company will successfully address any of these risks.

Our financial situation creates doubt whether we will continue as a going concern.

Since inception, the Company has not generated revenues and has incurred losses since inception and has an accumulated deficit of $5,361,238 as of September 30, 2017. Further, we expect to incur a net loss for the fiscal year ending December 31, 2017 and thereafter, primarily as a result of increased operating expenses related to the clinical trials. There can be no assurances that we will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or obtain funding from this Offering or additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available we may be forced to discontinue operations, which would cause investors to lose their entire investment. Our auditors have indicated that these conditions raise substantial doubt about the Company’s ability to continue as a going concern.

We will need but may be unable to obtain additional funding on satisfactory terms, which could dilute our shareholders or impose burdensome financial restrictions on our business.

We have relied upon our sole shareholder to finance our operations to date, and in the future, we hope to rely on revenues generated from operations to fund all of the cash requirements of our activities. However, there can be no assurance that we will be able to generate any significant cash from our operating activities in the future. Future financings may not be available on a timely basis, in sufficient amounts or on terms acceptable to us, if at all. Any debt financing or other financing of securities senior to the Common Stock will likely include financial and other covenants that will restrict our flexibility. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition and results of operations because we could lose our existing sources of funding and impair our ability to secure new sources of funding. However, there can be no assurance that the Company will be able to generate any investor interest in its securities. If we do not obtain additional financing, our business will never commence, in which case you would likely lose the entirety of your investment in us.

We are at an early stage of development as a company and currently have no source of revenue and may never become profitable.

We are a “virtual” development-stage biotechnology company that began operating and commenced research and development activities in 2014. As a recently formed development-stage company, we are subject to all of the risks and uncertainties of a new business, including the risk that we may never develop, complete development or market any of our therapeutic products and we may never generate product related revenues. Accordingly, we have only a limited history upon which an evaluation of our prospects and future performance can be made. We will require further development, significant marketing efforts and substantial investment before it and any successors could provide us with any revenue. As a result, if we do not successfully develop, market and commercialize our therapeutic products, we will be unable to generate any revenue for many years, if at all. If we are unable to generate revenue, we will not become profitable, and we may be unable to continue our operations. Furthermore, our proposed operations are subject to all business risks associated with new enterprises. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the expansion of a business, operation in a competitive industry, and the continued development of advertising, promotions and a corresponding customer base. There can be no assurances that we will operate profitably.

We will need to develop and expand our Company and product candidates, and we may encounter difficulties in managing this development and expansion, which could disrupt our operations.

As of the date of this Offering Circular, our founder and sole shareholder is our only officer (CEO, Treasurer and Secretary) and director. However, we have identified three additional senior executive officer employees, who will commence full-time employment upon the successful completion of this Offering, and no part-time employees. We have also identified four additional professionals who have agreed to become members of our board of directors upon successful completion of this Offering. Upon successful completion of this Offering, we also expect to increase our number of employees and the scope of our operations, including hiring additional staff to fill the CFO, CMO, and other supporting staff positions. We are also highly dependent on outside consultants and expect to continue to rely on outside consultants in the future. To manage our anticipated development and expansion, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Also, our management may need to divert a disproportionate amount of its attention away from its day-to-day activities and devote a substantial amount of time to managing these development activities. Due to our limited resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. This may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. The physical expansion of our operations may lead to significant costs and may divert financial resources from other projects, such as the development of our product candidates. If our management is unable to effectively manage our expected development and expansion, our expenses may increase more than expected, our ability to generate or increase our revenue could be reduced and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize our product candidates, if approved, and compete effectively will depend, in part, on our ability to effectively manage the future development and expansion of our company.

Our future success depends on our ability to retain our executive management team and to attract, retain and motivate qualified personnel.

We are highly dependent on Terren S. Peizer, our Chief Executive Officer, Treasurer, Secretary, founder, sole director and sole shareholder. We have also been working with three additional senior executive officer employees, who will commence full-time employment and become directors of the Company upon the successful completion of this Offering. We have also been working with one additional professional who has agreed to become a member of our board of directors upon successful completion of this Offering. We have not entered into employment agreements with any of our executive officers, but intend to do so upon the successful completion of this Offering. Therefore, all of our executive officers may terminate their employment with us at any time. Although we do not have any reason to believe that we will lose the services of our executive management in the foreseeable future, the loss of their services might impede the achievement of our research, development and commercialization objectives. We also do not currently have any key-man life insurance on any of our executives. We rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us and may not be subject to our standard non-compete agreements. Recruiting and retaining qualified scientific personnel and sales and marketing personnel will also be critical to our success. We may not be able to attract and retain these personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific personnel from universities and research institutions. Failure to succeed in clinical trials may make it more challenging to recruit and retain qualified scientific personnel.

Our employees may engage in misconduct or other improper activities, including violating applicable regulatory standards and requirements or engaging in insider trading, which could significantly harm our business.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with the regulations of the FDA and applicable non-U.S. regulators, provide accurate information to the FDA and applicable non-U.S. regulators, comply with healthcare fraud and abuse laws and regulations in the United States and abroad, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of, including trading on, information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. While we may in the future create and adopt a code of conduct, it is not always possible to identify and deter employee misconduct, and any precautions we may take to detect and prevent this type of activity may be ineffective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

We face potential product liability exposure, and, if claims are brought against us, we may incur substantial liability.

The use of our product candidates in clinical trials and the sale of our product candidates, if approved, exposes us to the risk of product liability claims. Product liability claims might be brought against us by patients, healthcare providers or others selling or otherwise coming into contact with our product candidates. For example, we may be sued if any product we develop allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, including as a result of interactions with alcohol or other drugs, negligence, strict liability and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we become subject to product liability claims and cannot successfully defend ourselves against them, we could incur substantial liabilities. In addition, regardless of merit or eventual outcome, product liability claims may result in, among other things:

●	withdrawal of patients from our clinical trials;

●	substantial monetary awards to patients or other claimants;

●	decreased demand for our product candidates or any future product candidates following marketing approval, if obtained;

●	damage to our reputation and exposure to adverse publicity;

●	increased FDA warnings on product labels;

●	litigation costs;

●	distraction of management’s attention from our primary business;

●	loss of revenue; and

●	the inability to successfully commercialize our product candidates or any future product candidates, if approved.

We do not currently maintain product liability insurance coverage for our clinical trials and are therefore subject to prospective uninsured losses resulting from our clinical trials. However, we intend to obtain product liability insurance for our clinical trials and our products upon the successful completion of this Offering. Even if we do obtain such insurance coverage, our insurance coverage may be insufficient to reimburse us for any expenses or losses we may suffer. Moreover, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses, including if insurance coverage becomes increasingly expensive. If and when we obtain marketing approval for our product candidates, we intend to expand our insurance coverage to include the sale of commercial products; however, we may not be able to obtain this product liability insurance on commercially reasonable terms. Large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. The cost of any product liability litigation or other proceedings, even if resolved in our favor, could be substantial, particularly in light of the size of our business and financial resources. A product liability claim or series of claims brought against us could cause our stock price to decline and, if we are unsuccessful in defending such a claim or claims and the resulting judgments exceed our insurance coverage, our financial condition, business and prospects could be materially adversely affected.

In the event we elect to become a public reporting company in the future, we will incur increased costs as a result of operating as a public reporting company, and our management team will be required to devote substantial time to new compliance initiatives.

If we elect to become a public reporting company in the future, particularly after we are no longer an “emerging growth company,” we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the U.S. Securities and Exchange Commission and The NASDAQ Stock Market have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel would need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, we will be required to furnish a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

Our lack of and failure to maintain effective internal controls over financial reporting and other issues could have an adverse impact on us.

We have not yet established effective internal controls and we will need to develop appropriate systems and procedures. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. In addition, management's assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management's assessment of our internal controls over financial reporting or disclosure of our public accounting firm's attestation to or report on management's assessment of our internal controls over financial reporting may have an adverse impact on the price of our Common Stock.

If we elect to become a public reporting company in the future, we will need to hire additional qualified accounting and financial personnel with appropriate public company experience in order to satisfy our obligations as a public reporting company.

If we elect to become a public reporting company in the future, we will need to establish and maintain effective disclosure and financial controls and make changes in our corporate governance practices. We will need to hire additional accounting and financial personnel with appropriate public reporting company experience and technical accounting knowledge, and it may be difficult to recruit and maintain such personnel. Even if we are able to hire appropriate personnel, our existing operating expenses and operations will be impacted by the direct costs of their employment and the indirect consequences related to the diversion of management resources from product development efforts.

Unfavorable global economic conditions could adversely affect our business, financial condition or results of operations.

Our business prospects and results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. The recent global financial crisis caused extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn, such as the recent global financial crisis, could result in a variety of risks to our business, including, weakened demand for our product candidates and our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain our suppliers, possibly resulting in supply disruption, or cause our customers to delay making payments for our services. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.

We or the third parties upon whom we depend may be adversely affected by earthquakes or other natural disasters and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Earthquakes or other natural disasters could severely disrupt our operations, and have a material adverse effect on our business, results of operations, financial condition and prospects. If a natural disaster, power outage or other event occurred that prevented us from using all or a significant portion of our headquarters, that damaged critical infrastructure, such as the manufacturing facilities of our third-party contract manufacturers, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible for us to continue our business for a substantial period of time. The disaster recovery and business continuity plans we have in place may prove inadequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans, which, particularly when taken together with our lack of earthquake insurance, could have a material adverse effect on our business.

Our internal computer systems, or those of our third-party Contract Research Organizations or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our product candidates’ development programs.

Despite the implementation of security measures, our internal computer systems and those of our third-party Contract Research Organizations and other contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we have not experienced any such system failure, accident, or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our programs. For example, the loss of clinical trial data for our product candidates could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to our data or applications or other data or applications relating to our technology or product candidates, or inappropriate disclosure of confidential or proprietary information, we could incur liabilities and the further development of our product candidates could be delayed.

We may acquire businesses, intellectual property or products, or form strategic alliances, in the future, and we may not realize the benefits of such acquisitions.

We may acquire additional businesses, intellectual property or products, form strategic alliances or create joint ventures with third parties that we believe will complement or augment our existing business. If we acquire businesses with promising markets or technologies, we may not be able to realize the benefit of acquiring such businesses if we are unable to successfully integrate them with our existing operations and Company culture. We may encounter numerous difficulties in developing, manufacturing and marketing any new products resulting from a strategic alliance or acquisition that delay or prevent us from realizing their expected benefits or enhancing our business. We cannot assure you that, following any such acquisition, we will achieve the expected synergies to justify the transaction.

Minimal employees or infrastructure.

We will have a small number of employees and we don’t have any operational infrastructure or prior operating history. We intent to rely on our senior executive management team, our advisors, third-party consultants, outside attorneys, advisors, accountants, auditors, service providers, and other administrators. The loss of services of any of such personnel may have a material adverse effect on our business and operations and there can be no assurance that if any or all of such personnel were to become unavailable, that qualified successors can be found, on acceptable terms.

Risks Related to Our Financial Position and Need for Capital

We are a development stage biopharmaceutical company with a limited operating history and have not generated any revenue from product sales. We have incurred significant operating losses since our inception and anticipate that we will incur continued losses for the foreseeable future.

We have a limited operating history on which to base your investment decision. Biotechnology product development is a highly speculative undertaking and involves a substantial degree of risk. We were incorporated in November 2014 in the State of Delaware. Our operations to date have been limited primarily to organizing and staffing our Company, preparing to raise capital and conducting research and development activities for our product candidates. We have never generated any revenue from product sales. We have not obtained regulatory approvals for any of our product candidates. We have incurred net losses in each year since our inception, and we have an accumulated deficit of $5,361,238 as of September 30, 2017. Our net losses were $0.8 Million, and $0.6 Million for the nine months ended September 30, 2016 and 2017, respectively. Substantially all of our operating losses have resulted from costs incurred in connection with our research and development programs and from general and administrative costs associated with our operations. We expect to incur increasing levels of operating losses over the next several years and for the foreseeable future. Our prior losses, combined with expected future losses, have had and will continue to have an adverse effect on our stockholders’ deficit and working capital. We expect our research and development expenses to significantly increase in connection with our clinical trials of our product candidates. In addition, if we obtain marketing approval for our product candidates, we will incur significant sales, marketing and outsourced-manufacturing expenses. If and when we become a public reporting company, we will incur additional costs associated with operating as a public reporting company. As a result, we expect to continue to incur significant and increasing operating losses for the foreseeable future. Because of the numerous risks and uncertainties associated with developing pharmaceutical products, we are unable to predict the extent of any future losses or when we will become profitable, if at all. Even if we do become profitable, we may not be able to sustain or increase our profitability on a quarterly or annual basis.

Our ability to become profitable depends upon our ability to generate revenue. To date, we have not generated any revenue from our product candidates based on NE3107, NE3291, NE3789 and NE3413, and we do not know when, or if, we will generate any revenue. We do not expect to generate significant revenue unless and until we obtain marketing approval of, and begin to sell, our product candidates based on NE3107. Our ability to generate revenue depends on a number of factors, including, but not limited to, our ability to:

●	initiate and successfully complete clinical trials that meet their clinical endpoints;

●	initiate and successfully complete all safety studies required to obtain U.S. and foreign marketing approval for our product candidates;

●	commercialize our product candidates, if approved, by developing a sales force or entering into collaborations with third parties; and

●	achieve market acceptance of our product candidates in the medical community and with third-party payors.

Absent our entering into a collaboration or partnership agreement, we expect to incur significant sales and marketing costs as we prepare to commercialize our product candidates. Even if we initiate and successfully complete pivotal clinical trials of our product candidates, and our product candidates are approved for commercial sale, and despite expending these costs, our product candidates may not be a commercially successful drug. We may not achieve profitability soon after generating product sales, if ever. If we are unable to generate product revenue, we will not become profitable and may be unable to continue operations without continued funding.

Even if this Offering is successful, we will need to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations.

We are currently advancing our product candidates through nonclinical and clinical development. Developing small molecule products is expensive, and we expect our research and development expenses to increase substantially in connection with our ongoing activities, particularly as we advance our product candidate in clinical trials. Depending on the status of regulatory approval or, if approved, commercialization of our product candidates, as well as the progress we make in selling our product candidates, we may require additional capital to fund operating needs thereafter. We may also need to raise additional funds sooner if we choose to pursue additional indications and/or geographies for our product candidates or otherwise expand more rapidly than we presently anticipate.

Assuming the maximum offering is completed, we estimate that the net proceeds from this Offering will be approximately $47,249,998, assuming an initial public offering price of $6.00 per share, after deducting estimated commissions and before deducting offering expenses payable by us. However, as this is a best efforts Offering there is no assurance that we will raise any amounts in this Offering, or that such amounts will be significant. Assuming the maximum offering is completed, we expect that the net proceeds from this Offering will be sufficient to fund our current operations for at least the next twenty-four months. However, our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements or a combination of these approaches. In any event, we will require additional capital to obtain regulatory approval for, and to commercialize, our product candidates. Raising funds in the current economic environment may present additional challenges. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or convertible securities would dilute all of our stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and we may be required to agree to certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable and we may be required to relinquish rights to some of our technologies or product candidate or otherwise agree to terms unfavorable to us, any of which may have a material adverse effect on our business, operating results and prospects.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any product candidate or be unable to expand our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights.

We may seek additional capital through a combination of private and public equity offerings, debt financings, collaborations and strategic and licensing arrangements. To the extent that we raise additional capital through the sale of common stock or securities convertible or exchangeable into common stock, your ownership interest in our company will be diluted. In addition, the terms of any such securities may include liquidation or other preferences that materially adversely affect your rights as a stockholder. Debt financing, if available, would increase our fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through collaboration, strategic partnerships and licensing arrangements with third parties, we may have to relinquish valuable rights to our product candidates, our intellectual property, future revenue streams or grant licenses on terms that are not favorable to us.

If you purchase our Common Stock in this Offering, you will incur immediate and substantial dilution in the book value of your shares.

You will suffer immediate and substantial dilution in the net tangible book value of the Common Stock you purchase in this Offering. Assuming an initial public offering price of six dollars ($6.00) per share, purchasers of Common Stock in this Offering will experience immediate dilution of $5.14 per share in net tangible book value of the Common Stock. In addition, investors purchasing Common Stock in this Offering will (assuming all 8,333,333 Shares are sold for gross proceeds of $49,999,998) contribute up to 91.15% of the total amount invested by stockholders since inception but will only own 16.13% of the shares of Common Stock outstanding. To the extent these outstanding securities are ultimately issued, investors purchasing Common Stock in this Offering will sustain further dilution. See “Dilution” for a more detailed description of the dilution to new investors in the Offering.

No minimum capitalization.

We do not have a minimum capitalization and we may use the proceeds from this Offering immediately following our acceptance of the corresponding subscription agreements. It is possible we may only raise a minimum amount of capital, which could leave us with insufficient capital to implement our business plan, potentially resulting in greater operating losses unless we are able to raise the required capital from alternative sources. There is no assurance that alternative capital, if needed, would be available on terms acceptable to us, or at all.

Risks Related to Our Common Stock

Market volatility may affect our Common Stock price and the value of your investment.

Following this Offering, the market price for our Common Stock is likely to be volatile, in part because our Common Stock has not been previously traded publicly. In addition, the market price of our Common Stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including, among others:

●	plans for, progress of or results from nonclinical studies and clinical trials of our product candidates;

●	the failure of the FDA to approve our product candidates;

●	announcements of new products, technologies, commercial relationships, acquisitions or other events by us or our competitors;

●	regulatory or legal developments in the United States and other countries;

●	failure of our product candidates, if approved, to achieve commercial success;

●	fluctuations in stock market prices and trading volumes of similar companies;

●	general market conditions and overall fluctuations in U.S. equity markets;

●	variations in our quarterly operating results;

●	changes in our financial guidance or securities analysts’ estimates of our financial performance;

●	changes in accounting principles;

●	our ability to raise additional capital and the terms on which we can raise it;

●	sales of large blocks of our Common Stock, including sales by our executive officers, directors and significant stockholders;

●	additions or departures of key personnel;

●	discussion of us or our stock price by the press and by online investor communities; and

●	other risks and uncertainties described in these risk factors.

We have a significant stockholder, which will limit your ability to influence corporate matters and may give rise to conflicts of interest.

Our founder, Chief Executive Officer and Director, Terren Peizer is our largest stockholder. As of the date of this Offering Circular, Mr. Peizer beneficially owned through his wholly owned entity NeurMedix, LLC (formerly, Reserva, LLC) 100% of our Common Stock. Following this Offering, assuming all of the Common Stock shares offered hereby are sold, we anticipate that Mr. Peizer will beneficially own (through his wholly owned entity NeurMedix, LLC (formerly, Reserva, LLC)) approximately 84% of our Common Stock. Accordingly, Mr. Peizer exerts and will continue to exert significant influence over us and any action requiring the approval of the holders of our Common Stock, including the election of directors and amendments to our organizational documents, such as increases in our authorized shares of Common Stock and approval of significant corporate transactions. Furthermore, the interests of Mr. Peizer may not always coincide with your interests or the interests of other stockholders and Mr. Peizer may act in a manner that advances his best interests and not necessarily those of other stockholders, including seeking a premium value for his Common Stock, which might affect the prevailing market price for our Common stock.

Our executive officers, directors, principal stockholder and their respective affiliates will continue to exercise significant control over our Company after this Offering, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

Immediately following the completion of this Offering, and disregarding any shares of Common Stock that they purchase in this Offering, if any, the existing holdings of our executive officers, directors, principal stockholder and their respective affiliates, will represent beneficial ownership, in the aggregate, of approximately 84% of our outstanding Common Stock, assuming we issue the number of shares of Common Stock as set forth on the cover page of this Offering Circular. Please see “Security Ownership of Management & Certain Security Holders” below for more information. As a result, these stockholders, will be able to influence our management and affairs and control the outcome of matters submitted to our stockholders for approval, including the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets. These stockholders acquired their shares of Common Stock for substantially less than the price of the shares of Common Stock being acquired in this Offering, and these stockholders may have interests, with respect to their Common Stock, that are different from those of investors in this Offering and the concentration of voting power among one or more of these stockholders may have an adverse effect on the price of our Common Stock. In addition, this concentration of ownership might adversely affect the market price of our Common Stock by:

●	delaying, deferring or preventing a change of control of us;

●	impeding a merger, consolidation, takeover or other business combination involving us; or

●	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

We have broad discretion in how we use the proceeds of this Offering and may not use these proceeds effectively, which could affect our results of operations and cause our Common Stock price to decline.

We will have considerable discretion in the application of the net proceeds of this Offering. We intend to use the net proceeds from this Offering to fund our business strategy, including without limitation, new and ongoing research and development activities, commercialization expenses, Offering-related expenses, working capital and other general corporate purposes, which may include funding for the hiring of additional personnel, and other capital expenditures. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the balance of the net proceeds of this Offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this Offering in a manner that does not produce income or that loses value.

There is no existing market for our Common Stock, and you cannot be certain that an active trading market or a specific share price will be established.

Prior to this Offering, there has been no public market for shares of our Common Stock. We cannot predict the extent to which investor interest in our Company will lead to the development of a trading market or how liquid that market might become. The offering price for the shares of our Common Stock has been arbitrarily determined by the Company and may not be indicative of the price that will prevail in any trading market following this Offering, if any. The market price for our Common Stock may decline below the offering price, and our stock price is likely to be volatile.

We will use our best efforts to list our Common Stock for trading on a securities exchange after we have achieved our financing objectives, therefore it is uncertain when our Common Stock will be listed on an exchange for trading, if ever.

There is currently no public market for our Common Stock and there can be no assurance that one will ever develop. Our board of directors plans to take actions necessary to list our Common Stock on a national securities exchange, such as the NASDAQ, after we have achieved our financing objections, in the discretion of the board of directors. As a result, our Common Stock sold in this Offering may not be listed on a securities exchange for an extended period of time. If our Common Stock is not listed on an exchange it may be difficult to sell or trade in our Common Stock shares.

If our stock price fluctuates after the offering, you could lose a significant part of your investment.

The market price of our Common Stock could be subject to wide fluctuations in response to, among other things, the risk factors described in this section of this offering circular, and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us. Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our Common Stock. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

Limitations of director liability and indemnification of directors, officers and employees.

Our Certificate of Incorporation, as amended, limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•	breach of their duty of loyalty to us or our stockholders;
•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•	transactions for which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission. Our corporate bylaws provide that we will indemnify our directors, officers and employees to the fullest extent permitted by law. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding. We believe that these bylaw provisions are necessary to attract and retain qualified persons as directors and officers. The limitation of liability in our Certificate of Incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

After the completion of this Offering, we may be at an increased risk of securities class action litigation.

Historically, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology and pharmaceutical companies have experienced significant stock price volatility in recent years. If we were to be sued, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

We do not intend to pay dividends on our Common Stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Common Stock.

We have never declared or paid any cash dividend on our Common Stock and do not currently intend to do so in the foreseeable future. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends in the foreseeable future. Therefore, the success of an investment in shares of our Common Stock will depend upon any future appreciation in their value. There is no guarantee that shares of our Common Stock will appreciate in value or even maintain the price at which you purchased them.

We may terminate this Offering at any time during the Offering Period.

We reserve the right to terminate this Offering at any time, regardless of the number of Common Stock shares sold. In the event that we terminate this Offering at any time prior to the sale of all of the Common Stock shares offered hereby, whatever amount of capital that we have raised at that time will have already been utilized by the Company and no funds will be returned to subscribers.

USE OF PROCEEDS

Assuming the sale by us of the Maximum Offering of $49,999,998 and assuming average estimated selling commissions of 5.5% on the sale of all 8,333,333 Shares being offered and other Offering related expenses, including without limitation, advertising and marketing expenses, media expenses, website posting fees, and professional fees, estimated to be as much as $3,000,000, we estimate that our net proceeds will be approximately $44,250,000 which we currently intend to use as set forth below. We expect from time to time to evaluate the acquisition of businesses, intellectual property, products and technologies for which a portion of the net proceeds may be used, although we currently are not planning or negotiating any such transactions. As of the date of this Offering Circular, we cannot specify with certainty all of the particular uses for the net proceeds to us from the sale of Common Stock. Accordingly, we will retain broad discretion over the use of these proceeds, if any. The following table represents management’s best estimate of the uses of the net proceeds received from the sale of Common Stock assuming the sale of, respectively, 100%, 75%, 50% and 25% of the Common Stock shares offered for sale in this Offering.

Percentage of Offering Sold

	100%	75%	50%	25%
Clinical Studies	$34,160,000	$25,050,000	$15,930,000	$6,600,000
Clinical & Regulatory Support	$1,550,000	$1,130,000	$720,000	$310,000
Research & Development	$1,030,000	$750,000	$480,000	$210,000
SG&A Expenses and Working Capital(1)	$5,030,000	$3,685,000	$2,340,000	$1,200,000
Drug Inventor	$2,260,000	$1,660,000	$1,055,000	$450,000
Intellectual Property Related Expenses	$220,000	$162,500	$100,000	$42,500
TOTAL	$44,250,000	$32,437,500	$20,625,000	$8,812,500

(1)

Includes approximately $1,200,000 that will be used to pay annual salaries and related compensation of executive officers and directors of the Company, who will commence full-time employment upon the successful completion of this Offering, pursuant to the terms of the draft employment arrangements with such persons. We do not currently have employment agreements with our executive officers but intend to enter into formal employment agreements upon completion of this Offering. See “Management – Executive Compensation” elsewhere in this Offering Circular.

The amounts set forth above are estimates, and we cannot be certain that actual costs will not vary from these estimates. Our management has significant flexibility and broad discretion in applying the net proceeds received in this Offering. We cannot assure you that our assumptions, expected costs and expenses and estimates will prove to be accurate or that unforeseen events, problems or delays will not occur that would require us to seek additional debt and/or equity funding, which may not be available on favorable terms, or at all. See “Risk Factors.”

This expected use of the net proceeds from this Offering represents our intentions based upon our current financial condition, results of operations, business plans and conditions. As of the date of this Offering Circular, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the closing of this Offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Offering.

We may also use a portion of the net proceeds for the investment in strategic partnerships and possibly the acquisition of complementary businesses, products or technologies, although we have no present commitments or agreements for any specific acquisitions or investments. Pending our use of the net proceeds from this Offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

DILUTION

As at date of this Offering Circular, an aggregate of 43,334,000 shares of our Common Stock are issued and outstanding.

If you purchase shares in this Offering, your ownership interest in our Common Stock will be diluted immediately, to the extent of the difference between the price to the public charged for each share in this Offering and the net tangible book value per share of our Common Stock after this Offering.

Our net tangible book value as of September 30, 2017 was $(169,844) or $(0.003919) per share based on 43,334,000 outstanding shares of Common Stock as at the date of this Offering Circular. Net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

If the maximum of 8,333,333 shares of our Common Stock (the “Maximum Offering”), at the initial public offering price of $6.00 per share are sold in this Offering, after deducting approximately $5,750,000 in average estimated 5.5% sales commissions and other offering expenses payable by us, our pro forma as adjusted net tangible book value at September 30, 2017 would be approximately $44,080,000 ($0.85 per share). This amount represents an immediate increase in pro forma net tangible book value of $0.86 per share to our existing stockholders at the date of this Offering Circular, and an immediate dilution in pro forma net tangible book value of approximately $5.14 per share to new investors purchasing shares of Common Stock in this Offering at a price of $6.00 per share.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this offering (excluding our estimated offering expenses of approximately $5,750,000, $5,062,500, $4,375,000 and $3,687,500, respectively):

Funding Level	$49,999,998	$37,499,999	$24,999,999	$12,500,000
Offering Price	$6.00	$6.00	$6.00	$6.00
Pro forma net tangible book value per Common Stock share before the Offering	$(0.003919)	$(0.003919)	$(0.003919)	$(0.003919)
Increase per common share attributable to investors in this Offering	$0.86	$0.65	$0.43	$0.19
Pro forma net tangible book value per Common Stock share after the Offering	$0.85	$0.65	$0.43	$0.19
Dilution to investors	$5.14	$5.35	$5.57	$5.81

The following tables set forth, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this offering (excluding our estimated offering expenses of approximately $5,750,000, $5,062,500, $4,375,000 and $3,687,500, respectively), the total number of shares previously sold to existing stockholders as of December 31, 2016, the total consideration paid for the foregoing and the respective percentages applicable to such purchased shares and consideration paid based on an average price of $0.112 per share paid by our existing stockholder and $6.00 per share paid by investors in this Offering.

	Shares Purchased		Total Consideration
	Number	Percentage	Amount	Percentage
Assuming 100% of Shares Sold:
Existing stockholder	43,334,000	83.87%	$5,191,394	9.41%
New Investors	8,333,333	16.13%	$49,999,998	90.59%
Total	51,667,333	100.00%	$55,191,392	100.00%

	Shares Purchased		Total Consideration
	Number	Percentage	Amount	Percentage
Assuming 75% of Shares Sold:
Existing Stockholder	43,334,000	87.40%	$5,191,394	12.16%
New Investors	6,249,999	12.60%	$37,499,999	87.84%
Total	49,583,999	100.00%	$42,691,393	100.00%

	Shares Purchased		Total Consideration
	Number	Percentage	Amount	Percentage
Assuming 50% of Shares Sold:
Existing Stockholder	43,334,000	91.23%	$5,191,394	17.19%
New Investors	4,166,666	8.77%	$24,999,999	82.81%
Total	47,500,666	100.00%	$30,191,393	100.00%

	Shares Purchased		Total Consideration
	Number	Percentage	Amount	Percentage
Assuming 25% of Shares Sold:
Existing Stockholder	43,334,000	95.41%	$5,191,394	29.34%
New Investors	2,083,333	4.59%	$12,500,000	70.66%
Total	45,417,333	100.00%	$17,691,394	100.00%

MANAGEMENT'S DISCUSSION & ANALYSIS OF

FINANCIAL CONDITION & RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors,” "Cautionary Statement regarding Forward-Looking Statements" and elsewhere in this Offering Circular. Please see the notes to our Financial Statements for information about our Significant Accounting Policies and Recent Accounting Pronouncements.

Summary of Results

The following table summarizes the results of our operations for the period ended September 30, 2016 and 2017.

NeurMedix, Inc.
Statement of Operations
	September 30,
	2016	2017
Operating expenses:
Research and development	$(358,857)	$(54,740)
General and administrative	(433,461)	(516,574)
Total operating expenses	(792,318)	(571,314)
Net loss	$(792,318)	$(571,314)
Basic and diluted weighted average common shares outstanding	43,334,000	43,334,000
Basic and diluted loss Per Share	$(0.02)	$(0.01)

Comparison of the nine months ended September 30, 2016 and 2017.

Revenues. NeurMedix, Inc., is a pre-revenue development stage biopharmaceutical company that engages in developing products for the treatment of neurological and neuro-degenerative disorders. We have no products approved for commercial sale and have not generated any revenues from product sales since our inception in 2014.

Research and Development expenses.

Our research and development expenses were $0.4 Million and $0.1 Million for the nine months ended September 30, 2016 and 2017, respectively. The research and development expenses in 2016 were greater compared to 2017 by $0.3 Million primarily due to hiring of consultants and preclinical studies conducted in 2016 to develop the necessary clinical programs and to further the Orphan Drug Development and filings with the FDA.

General and Administrative expenses.

Our general and administrative expenses were $0.4 Million and $0.5 Million for the nine months ended September 30, 2016 and 2017, respectively. The general and administrative expenses for the nine months ended September 30, 2017 were greater compared to comparative nine months period ended September 30, 2016 by $0.1 Million primarily due to an increase in professional fees in 2017 due to additional filings and completion of the audits.

Net Loss.

For the foregoing reasons, our net loss was $0.8 Million and $0.6 Million for the nine months ended September 30, 2016 and 2017, respectively.

The following table summarizes the results of our operations for the year ended December 31, 2015 and 2016.

NeurMedix, Inc.
Statement of Operations
	December 31,
	2015	2016
Operating expenses:
Research and development	$(585,134)	$(361,388)
General and administrative	(597,278)	(477,847)
Total operating expenses	(1,182,412)	(839,235)
Net loss	$(1,182,412)	$(839,235)
Basic and diluted weighted average common shares outstanding	43,334,000	43,334,000
Basic and diluted loss Per Share	$(0.03)	$(0.02)

Comparison of the year ended December 31, 2015 and 2016.

Revenues. NeurMedix, Inc., is a pre-revenue development stage biopharmaceutical company that engages in developing products for the treatment of neurological and neuro-degenerative disorders. We have no products approved for commercial sale and have not generated any revenues from product sales since our inception in 2014.

Research and Development expenses.

Our research and development expenses were $0.6 Million and $0.4 Million for the year ended December 31, 2015 and 2016, respectively. The research and development expenses in 2015 was greater compared to 2016 by $0.2 Million primarily due to additional consultants and preclinical studies conducted in 2015 to develop the necessary clinical programs to further the Orphan Drug Development and filings with the FDA.

General and Administrative expenses.

Our general and administrative expenses were $0.6 Million and $0.5 Million for the year ended December 31, 2015 and 2016, respectively. The decrease in general and administrative expenses of $0.1 Million in 2016 was primarily due to lower legal, professional services and travel costs in 2016 compared to 2015.

Net Loss.

For the foregoing reasons, our net loss was $1.2 Million for 2015 and $0.8 Million for 2016.

Going Concern

Our financial statements appearing elsewhere in this Offering Circular have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company's ability to continue as a going concern is contingent upon its ability to raise additional capital as required. During period from November 12, 2014 (inception) through September 30, 2017, the Company incurred net losses of $5,361,238. Initially, we intend to finance our operations through equity and debt financings.

The Company has limited resources of its own. The Company has funded operations exclusively in the form of expenditures paid for by its shareholder on behalf of the Company, and there is no formal agreement for such arrangement to continue. In addition, we may have to raise additional interim capital from other private sources. There can be no assurance that such needed capital will be available or even if available that it will not be extremely dilutive to the equity of potential investors in this Offering.

Although we continue to pursue these plans, there is no assurance that we will be successful in obtaining sufficient financing on terms acceptable to us to fund continuing operations, if at all. These circumstances raise substantial doubt on our ability to continue as a going concern. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Financings and Securities Offerings

We must raise additional equity or debt financing, both now and in the future following this Offering. However, no assurances can be made that we will be successful obtaining additional equity or debt financing, or that ultimately we will achieve profitable operations and positive cash flow.

Since inception, our principal sources of operating funds have been proceeds from equity financing including the sale of our Common Stock to initial investors known to management and principal shareholders of the Company. We will need to raise additional capital in order execute our business plan and growth goals for at least the next twelve-month period thereafter. If we are unable to raise sufficient additional funds, we will have to execute a slower than planned growth path, reduce overhead and scale back its business plan until sufficient additional capital is raised to support further operational expansion and growth. There can be no assurance that such a plan will be successful.

Current Plan of Operations

As noted above, the continuation of our current plan of operations requires us to raise significant additional capital immediately. If we are successful in raising capital through the sale of shares offered for sale in this Offering Circular we believe that the Company will have sufficient cash resources to fund its plan of operations for the next twenty-four (24) months. If we are unable to do so, our ability to continue as a going concern will be in jeopardy, likely causing us to curtail and possibly cease operations.

We continually evaluate our plan of operations discussed above to determine the manner in which we can most effectively utilize our limited cash resources. The timing of completion of any aspect of our plan of operations is highly dependent upon the availability of cash to implement that aspect of the plan and other factors beyond our control. There is no assurance that we will successfully obtain the required capital or revenues, or, if obtained, that the amounts will be sufficient to fund our ongoing operations. The inability to secure additional capital would have a material adverse effect on us, including the possibility that we would have to sell or forego a portion or all of our assets or cease operations. If we discontinue our operations, we will not have sufficient funds to pay any amounts to our stockholders.

Because our working capital requirements depend upon numerous factors there can be no assurance that our current cash resources will be sufficient to fund our operations. At present, we have no committed external sources of capital, and do not expect any significant product revenues for the foreseeable future. Thus, we will require immediate additional financing to fund future operations. There can be no assurance, however, that we will be able to obtain funds on acceptable terms, if at all.

Credit Facilities

We do not have any credit facilities or other access to bank credit.

Capital Expenditures

We do not have any contractual obligations for ongoing capital expenditures at this time. We may, however, purchase equipment, supplies and software necessary to conduct our operations on an as needed basis.

Contractual Obligations, Commitments and Contingencies

We entered into a non-cancellable lease agreement to lease office space for its headquarters in San Diego, California on October 20, 2015. This operating lease agreement is for approximately 38 months and expires in January 2019. This lease agreement provides for escalation of rent payments each year. We rent expense on a straight-line basis over the term of the lease. Prior to entering this lease agreement, we leased the space for office premises on a month-to-month basis.

We have provided a security deposit in the amount of $32,442, which is held by the lessor in connection with our facility lease agreement as of September 30, 2017.

We have not entered in to any vendor, employment or consultant contracts with fixed obligations through September 30, 2017.

As of September 30, 2017, future minimum commitments under facility operating leases were as follows:

Years ended December 31,	Total Lease Commitments
2017 (remaining three months)	$23,000
2018	94,000
2019	8,000
Total minimum lease payments	$125,000

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

In the ordinary course of our business, we are not exposed to market risk of the sort that may arise from changes in interest rates or foreign currency exchange rates, or that may otherwise arise from transactions in derivatives.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company's management, in consultation with its legal counsel as appropriate, assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company, in consultation with legal counsel, evaluates the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. We are not aware of any matters which result in a loss contingency.

Relaxed Ongoing Reporting Requirements

Upon the completion of this Offering, we may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the “JOBS Act”) under the reporting rules set forth under the Exchange Act. As defined in the JOBS Act, an emerging growth company is defined as a company with less than $1 Billion in revenue during its last fiscal year. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies.

For so long as we remain an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies,” including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

If we are required to publicly report under the Exchange Act as an “emerging growth company”, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, though if the market value of our Common Stock that is held by non-affiliates exceeds $700 Million, we would cease to be an “emerging growth company”.

If we elect not to become a public reporting company under the Exchange Act, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semi-annual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer's fiscal year, and semi-annual reports are due within 90 calendar days after the end of the first six months of the issuer's fiscal year.

OUR BUSINESS

NeurMedix, Inc., is a “virtual” biotechnology company based in San Diego, California, with experienced leadership, near-term clinical data readouts, a therapeutic and development focus on unmet medical needs in neurological diseases, and a capital efficient business model. We are developing compelling product candidates with novel, first-in-class mechanism of action (“MOA”), human clinical safety database, clinical activity demonstrated in metabolic disease. We are developing multiple therapeutic product opportunities in neurological diseases and have retained all global development and marketing rights.

Our product candidate, NE3107, has demonstrated activity in a wide variety of pre-clinical inflammatory disease models, and completed three Phase I, two Phase I/II, and one Phase II clinical studies. NeurMedix has an open IND with the FDA DMEP for studies in cognitively impaired type 2 diabetes subjects, and is positioned to file INDs with the FDA DNP for clinical trials for the treatment of patients with Alzheimer’s disease, Parkinson’s disease, migraine, and post-operative cognitive dysfunction (“POCD”). Further studies are contemplated for amyotrophic lateral sclerosis (also known as “ALS” or “Lou Gehrig’s Disease”), Huntington’s disease, Alzheimer’s disease, and encephalitis. NE3107 is our most developed drug candidate, and its application to various diseases, we believe is a first-in-class therapeutic for neurological disease targeting disorders with significant unmet medical needs. Our focus is on diseases with tremendous unmet medical needs in order to expedite Food and Drug Administration (“FDA”) approvals and commercialization, minimize capital requirements and optimize shareholder value.

A large body of scientific literature has identified neuroinflammation as a critical underlying factor in the initiation and perpetuation of neurodegeneration. The literature also indicates that extracellular signaling-regulated kinase (“ERK”) and nuclear factor kappa-light-chain-enhancer of activated B cells’ (“NF-kB”) hyperactivation (a prolonged state of activation generally associated with aberrant signaling pathological outcome) causes the inflammation. NE3107 binds to ERK and inhibits hyperactivation of inflammatory signaling pathways. The general mechanisms of neuroinflammation and neurodegeneration are common to all neuroinflammatory diseases, although inflammatory signals can arise, often through poorly understood mechanisms, to create unique perturbations to specific areas of the brain, which give rise to the variety of neurological disorders. Moreover, general mechanisms of inflammation and inflammatory signaling pathways are similar in the periphery and the central nervous system (“CNS”). Thus, as inflammation in general is important to neurological disease in general, NE3107’s anti-inflammatory activity in models of systemic inflammatory disease is highly relevant to potential activity against neuroinflammation, and provides mechanistic rationale in support of neurological indications. Glial cell activation and recruitment of peripheral inflammatory cells to sites of neuroinflammation are also general features of neuroinflammation, and are greatly influenced by ERK and NF-kB hyperactivation, and thus potentially susceptible to the modulating activity of NE3107. Both ERK and NF-kB have important homeostatic functions, so that non-specific inhibition of ERK and NF-kB can result in systemic and CNS toxicities. All evidence to date, which includes safety data from animal and human studies and biochemical analysis of animal tissues, indicates NE3107 acts selectively against ERK and NF-kB hyperactivation, and does not impede homeostatic ERK and NF-kB activity. Importantly, in contrast to the majority of approved anti-inflammatory compounds there was no evidence of NE3107 immunosuppressive activity in multiple in vitro and animal studies.

Over the past twenty years, there has been a vast amount of scientific research on the association of type 2 diabetes, insulin resistance, neuroinflammation, and Alzheimer’s disease. A large body of evidence now exists that shows how inflammation causes insulin resistance in the brain. Brain insulin resistance has deleterious effects on many aspects of brain energy homeostasis and neuron function, which include the formation of neurofibrillary tangles, increased oxidative stress, decreased cognition, and increased neurodegeneration. Importantly, type 2 diabetes, i.e. systemic insulin resistance, hyperinsulinemia, and chronic hyperglycemia, also contribute to neuroinflammation and altered glucose homeostasis in the brain through alterations in blood-brain barrier permeability to glucose and inflammatory cells. In obese, inflamed human subjects (the profile of approximately 50% of type 2 diabetics), NE3107 reduced insulin resistance, and improved post-prandial glucose disposal. In this target population of type 2 diabetes, NE3107 also decreased C-reactive protein (“CRP”), a measure of systemic inflammation, and the high variation in glucose disposal parameters that is associated with metabolic dysregulation. In glucose-intolerant pre-diabetics with evidence of systemic inflammation, NE3107 improved glucose disposal parameters, so that the subjects were no longer pre-diabetic while receiving NE3107 treatment. NE3107 activity against type 2 diabetes and insulin resistance has also been observe in animal models, which show that the drug’s effects against insulin resistance and improvements in glucose homeostasis are mediated by anti-inflammatory activity against ERK and NF-kB hyperactivation. NE3107’s activity against type 2 diabetes/ insulin resistance strongly suggests the drug may have use against Alzheimer’s disease and neuroinflammatory diseases in general.

In addition to clinical evaluation, NE3107 has been evaluated in a wide variety of models of systemic inflammation and neuroinflammatory disease. Because ERK and NF-kB signaling mechanisms are generally similar between systemic inflammatory and neuroinflammatory conditions, the anti-inflammatory activity observed in these studies provides supporting rationale for treatment of neuroinflammatory disease. Additionally, the observation of NE3107 anti-inflammatory activity in vitro and in a wide variety of tissue types (hepatic, adipose, muscle, and lymphatic), supports the notion that NE3107’s activity does not have a tissue specific limitation.

NE3107 has been evaluated in 12 models of systemic inflammatory disease in peer-reviewed publications. Major conclusions from the studies are followed by a brief summary.

NE3107 (HE3286) significantly reduced disease, joint destruction and inflammation in the mouse collagen-induced arthritis model

Publication Details: Auci, et al., 2007, A new orally bioavailable synthetic androstene inhibits collagen-induced arthritis in the mouse. Androstene hormones as regulators of regulatory T cells. Ann N Y Acad Sci 1110: 630. This study was initiated in August, 2006. This study was performed under the direction of Prof. Helena Offner, Department of Neurology, Oregon Health and Science University, Portland, Oregon, USA. Arthritis was induced in DBA/1Lac/J mice by immunization with an emulsion of bovine type II collagen and Mycobacterium tuberculosis, and monitored for disease progression. Compared to vehicle control mice, treatment with 25-50 mg HE3286 (beginning at disease onset) resulted in a significant decrease in disease score (evident by day 21 post-onset, p < 0.05).

NE3107 (HE3286) significantly decreased disease, inflammation and joint destruction in the mouse collagen-induced arthritis model

Publication Details: Offner, et al., 2009, An orally Bioavailable synthetic analog of an active dehydroepiandrostene metabolite reduces established disease in rodent models of rheumatoid arthritis. J Pharmacol Exp Ther 329: 1100. This study was initiated in September, 2006. Arthritis was induced in DBA/1Lac/J mice by immunization with an emulsion of bovine type II collagen and Mycobacterium tuberculosis, and monitored for disease progression. Compared to vehicle control mice, treatment with 25-50 mg HE3286 (beginning at disease onset) resulted in a significant decrease in disease score (evident by day 21 post-onset, p < 0.001). HE3286 reduced joint inflammation, synovial proliferation and erosion as evaluated by histology. Treatment with HE3286 compared to vehicle controls was associated with a doubling of T regulatory cells in the spleen. Mice treated with HE3286 showed dramatic decreases in the splenocyte culture production of proinflammatory cytokines tumor necrosis factor alpha, Interleukins-6, -17 and -23 compared to vehicle control mice.

NE3107 (HE3286) significantly decreased inflammatory mediators and reduced disease in the mouse collagen antibody-induced arthritis model

Publication Details: Offner, et al., 2009, An orally Bioavailable synthetic analog of an active dehydroepiandrostene metabolite reduces established disease in rodent models of rheumatoid arthritis. J Pharmacol Exp Ther 329: 1100. This study was initiated in March, 2007, and performed under the direction of Dr. Gary Firestein, Division of Rheumatology, Allergy and Immunology, University of California, San Diego. Male DBA/1Lac/J mice were injected with a bovine collagen type II antibody cocktail and treated with intraperitoneal lipopolysaccharide two days later. The next day, daily treatment with vehicle or HE3286 was initiated. Arthritic severity of each joint was scored, and extra articular tissue was collected for inflammatory mediator RNA analysis. HE3286 treatment significantly reduced the arthritis score in five days (p < 0.05) compared to vehicle, and with 80 mg/kg HE3286, arthritis was virtually absent throughout the experiment. HE3286 showed a dose-dependent decrease in joint interleukin-6 and matrix metalloproteinase-3 inflammatory mediators, compared to vehicle controls.

NE3107 (HE3286) significantly reduced nuclear factor kappa B (NFkB) activation by lipopolysaccharide in mice

Publication Details: Offner, et al., 2009, An orally Bioavailable synthetic analog of an active dehydroepiandrostene metabolite reduces established disease in rodent models of rheumatoid arthritis. J Pharmacol Exp Ther 329: 1100. This study was initiated in September, 2006 and performed under the direction of Dominick Auci, Ph.D. at Hollis- Eden Pharmaceuticals, San Diego, CA. ICR mice were treated with HE3286 or vehicle, followed by intraperitoneal challenge with lipopolysaccharide. Splenocytes were lysed and assayed for phospho- nuclear factor kappa B (NFB) p65 using an enzyme-linked immunosorbent assay. NFkB activation was reduced by treatment with HE3286 compared to vehicle control (p < 0.001).

NE3107 (HE3286) significantly decreased disease in the Wistar rat model of ulcerative colitis

Publication Details: Ahlem, et al., 2009 A novel synthetic steroid as an oral treatment for autoimmune disease, Ann N Y Ac ad Sci 1173: 781. This study was performed under the direction of Prof. Ferdinando Nicoletti at the Department of Biomedical Sciences, School of Medicine, University of Catania, Italy. The study was initiated in September, 2007. Rats were treated with 2,4-dinitrobenzene sulfonic acid to induce colitis and mucosal necrosis in the colons of all challenged animals. Compared to the vehicle control, animals treated with HE3286 (10 mg/kg, but not 30 mg/kg) had significantly reduced mucosal damage (p = 0.023), and were comparable to the positive control, sulfasalazine (p = 0.037 compared to vehicle control). HE3286 (10 mg/kg)-treated animals showed significant reductions in colon weight compared to the vehicle control (p = 0.005), whereas the positive control did not.

NE3107 (HE3286) decreased disease (statistical trend) in the SJL/J mouse model of experimental autoimmune encephalitis (EAE)

Publication Details: Ahlem, et al., 2009 A novel synthetic steroid as an oral treatment for autoimmune disease, Ann N Y Ac ad Sci 1173: 781. This study was performed under the direction of Prof. Ferdinando Nicoletti at the Department of Biomedical Sciences, School of Medicine, University of Catania, Italy. The study was initiated in November, 2007. Mice were immunized with an emulsion of proteolipid protein 139-151 and Mycobacterium tuberculosis H37RA. Vehicle control mice developed clinical signs of EAE (8 of 8 mice, average disease score 41.5, mortality 2 of 8). Mice treated with HE3286 had a statistical trend for attenuated disease (2 of 8 mice, average score 14.9 p = 0.071, no mortality). After cessation of treatment with HE3286, the treatment effect persisted compared to the vehicle control group.

NE3107 (HE3286) significantly decreased lung myeloperoxidase in a mouse lung injury model

Publication Details: Conrad, et al., 2010, HE3286, an oral synthetic steroid, treats lung inflammation in mice without immune suppression. J Inflammation 7:52. This study was initiated in March, 2006, and performed under the direction of Dr. Douglas Conrad, VA San Diego Healthcare System, San Diego, CA. Mice were treated with HE3286 or vehicle via oral gavage prior to intratrachael lipopolysaccharide challenge. After 48 hours, inflammatory mediators in bronchoaveolar lavage samples were measured by enzyme-linked immunosorbent assay. Treatment with HE3286 significantly decreased myeloperoxidase compared to vehicle control (p = 0.0249).

NE3107 (HE3286) significantly decreased disease in a mouse carrageenan-induced pleurisy model

Publication Details: Conrad, et al., 2010, HE3286, an oral synthetic steroid, treats lung inflammation in mice without immune suppression. J Inflammation 7:52. This study was initiated in October, 2004, and performed under the direction of Prof. Ferdinando Nicoletti at the Department of Biomedical Sciences, School of Medicine, University of Catania, Italy. CD1 mice were pretreated with hE3286 or vehicle, and subsequently challenged with carrageenan injected into the pleural cavity. After 4 hours, the pleural exudate volumes and numbers of neutrophils were measured. HE3286 (40 mg/kg) significantly decreased the pleural neutrophils compared to vehicle control (p < 0.05), and was comparable to the positive control (polyclonal anti-tumor necrosis factor alpha).

NE3107 (HE3286) significantly decreased spontaneous type 1 autoimmune diabetes in a non-obese diabetic (NOD) mouse model

Publication Details: Kosiewicz, et al., 2011, HE3286, an orally bioavailable synthetic analogue of an active DHEA metabolite suppresses spontaneous autoimmune diabetes in the non-obese diabetic (“NOD”) mouse, Eur J Pharmacol 658: 257. This study was initiated in April 2008, and performed under the direction of Prof. Ferdinando Nicoletti at the Department of Biomedical Sciences, School of Medicine, University of Catania, Italy. In this early treatment model, NOD mice were treated with HE3286 or vehicle from 15 to 25 weeks of age. Glucose levels were monitored weekly. HE3286 treated mice had a significantly lower incidence at week 25 (p = 0.007) compared to vehicle controls.

NE3107 (HE3286) significantly decreased type 1 autoimmune diabetes at onset in a non-obese diabetic (NOD) mouse model

Publication Details: Kosiewicz, et al., 2011, HE3286, an orally bioavailable synthetic analogue of an active DHEA metabolite suppresses spontaneous autoimmune diabetes in the non-obese diabetic (“NOD”) mouse, Eur J Pharmacol 658: 257. One arm of this study was initiated in January 2007, and performed under the direction of Prof. Ferdinando Nicoletti at the Department of Biomedical Sciences, School of Medicine, University of Catania, Italy. A second arm was initiated in September, 2008, and performed under the direction of Prof. Michelle Kosiewicz, Department of Microbiology and Immunology, Univ. Louisville, Louisville, KY. In this late treatment model, NOD mice were treated with HE3286 or vehicle, daily for 6 weeks, starting two days after the first incidence of autoimmune diabetes in the colony. Glucose levels were monitored weekly. Late treatment with HE3286 significantly decreased the incidence of autoimmune diabetes (p = 0.005) compared to vehicle control. Histological analysis revealed that HE3286 markedly decreased the incidence of insulitis (p = 0.02) compared to vehicle control. Lymphocytes from the pancreatic lymphnodes and spleen were isolated and assayed for T cell phenotypes. HE3286 treatment significantly decreased the destructive Th1 and Th17 response. Interferon-gamma production was decreased in spleen (p = 0.03) and pancreatic lymphocytes (p = 0.08) compared to vehicle control, IL-17 production was decreased in spleen and pancreatic lymphocytes (p = 0.001 each), and serum IL-17 was significantly decreased (p = 0.006) compared to vehicle controls.

NE3107 (HE3286) significantly decreased type 2 diabetes in mouse models of obesity-induced inflammation and diabetes, and reduces inflammatory mediators

Publication Details: Wang, et al., 2010, Amelioration of glucose intolerance by the synthetic androstene HE3286: Link to inflammatory pathways. J Pharmacol Exp Ther 333: 70. This study was initiated in March, 2007, and was performed under the direction of Dr. Jaime Flores-Riveros, Hollis-Eden Pharmaceuticals, Inc., San Diego, CA. Compared to vehicle control, HE3286 significantly suppressed development of hyperglycemia in 8 week old (p < 0.05) and 6 week old (p < 0.01) db/db mice. HE3286 significantly reduced glucose intolerance (glucose and insulin levels, p < 0.05 each compared to vehicle controls) in 6 week old db/db mice. HE3286 reduced glucose intolerance in obese, insulin-resistant (diet-induced obesity) mice (p < 0.01) and in genetically obese ob/ob mice (p<0.01) compared to vehicle controls. These changes were accompanied by decreases in proinflammatory macrophage activation markers (p < 0.05), compared to vehicle controls. HE3286 decreased serum chemokines and hyperinsulemia in ob/ob mice (p<0.05). HE3286 was shown to decrease the activation and nuclear localization of p65 nuclear factor kappa B (NFkB).

NE3107 (HE3286) significantly attenuated inflammation and insulin resistance in diabetic fatty rats

Publication Details: Lu, et al., 2010, A new antidiabetic compound attenuates inflammation and insulin resistance in Zucker diabetic fatty rats, Am J Physiol Endocrinol Metab 298: E1036. This study was initiated in May, 2007, and performed under the direction of Prof. Jerrold Olefsky, Department of Medicine, Univ. California, San Diego. In primary intraperitoneal mouse macrophages, HE3286 significantly decreased inflammatory pathways stimulated by lipopolysaccharide including activation of nuclear factor kappa B (NFkB) phospho-extracellular receptor kinase (p-ERK), and associated signal transduction pathways compared to vehicle. HE3286 also significantly decreased proinflammatory chemokines and cytokines compared to vehicle. These changes also significantly decreased proinflammatory macrophage chemotaxis. In treated Zucker diabetic fatty rats, HE3286 treatment significantly decreased glucose insulin, glycerol and free fatty acid levels compared to vehicle. Using euglycemic hyperinsulinemic clamp studies, HE3286 was shown to significantly improve glucose sensitivity. In these rats, HE3286 decreased inflammatory macrophage chemotaxis into fat depots and the levels of tissue cytokines tumor necrosis factor alpha and interleukin 1-beta.

NE3107 (HE3286) binds to extracellular kinase-1 and -2

Publication Details: Reading, et al., 2012, Molecular targets for 17a-ethynyl-5-androstene-3b,7b,17b-triol, an anti-inflammatory agent derived from the human metabolome. PLoS ONE 7(2) e32147. This study was initiated in July 2009, and performed under the direction of Steven White, Ph.D., Hollis-Eden Pharmaceuticals, Inc., San Diego, CA. Using extracts from mouse macrophage cells, proteins that bound to immobilized HE3286, but not to a closely related structure, were identified in experiments using stable isotope labeling in culture and mass spec/mass spec analyses. Amongst other proteins, HE3286 was shown to bind to proteins involved in inflammation signaling pathways: extracellular kinase 1 and 2 (ERK1 and ERK2).

The above studies were conducted in rodents, and therefore the translation of the activities to human subjects was not yet demonstrated.

The following two clinical studies were conducted to evaluate the translation of animal data to human subjects:

NE3107 (HE3286) significantly improved insulin sensitivity in obese, inflamed, impaired glucose tolerance human subjects.

Publication Details: Reading, et al., 2013, A synthetic anti-inflammatory sterol improves insulin sensitivity in insulin-resistant obese impaired glucose tolerance subjects. Obesity 21 E343. This Phase I study was initiated in October, 2007, and sponsored by Hollis-Eden Pharmaceuticals, Inc. HE3286 improved insulin sensitivity in insulin-resistant obese impaired glucose tolerance subjects, evidenced by hyperinsulinemic, euglycemic clamp studies (p = 0.009 vs. placebo). This Phase I clinical study demonstrated that animal studies showing HE3286 improved insulin sensitivity in obese, inflamed insulin resistance translated to humans.

NE3107 (HE3286) significantly decreased insulin resistance, increased the frequency of patients with decreased day 84 hemoglobin A1c in metformin-treated type 2 diabetic subjects, and decreased day 112 HbA1c in treatment-naïve diabetic subjects

Publication Details: Reading, et al., 2013, an anti-inflammatory sterol decreased obesity-related inflammation-induced insulin resistance and metabolic dysregulation. Mediators of Inflammation 2013 814989. This Phase II study was initiated in July, 2008, and was sponsored by Hollis-Eden Pharmaceuticals, Inc. In addition, HE3286 improved hematopoietic and metabolic regulation and 1,5-anhydroglucitol retention (a surrogate of postprandial glucose) in type 2 diabetic subjects compared to placebo. This study demonstrated that data obtained in diabetic animals translated to human subjects.

Studies in Animal Models of Neuroinflammatory Disease

In addition to models of systemic inflammatory disease, NE3107 has been evaluated in six models of neuroinflammation, four of which have been published in peer reviewed scientific journals. Two studies were sponsored by the Michael J. Fox Foundation for Parkinson’s Research (“MJFF”). These studies established that NE3107 freely penetrates the blood-brain-barrier (the drug enters the brain), and is active against neuroinflammation.

1.

Unpublished Report: Anti-Parkinson and anti-dyskinetic efficacy studies of HE3286 in a MPTP non-human primate model of Parkinson’s disease. This study was sponsored by MJFF, and conducted by Dr. Ingrid Philippens at the Biomedical Primate Research Centre, Rijswijk, The Netherlands. The study was initiated in January 2013. Summary of results: NE3107 decreased clinical signs of Parkinson’s disease, decreased susceptibility to LID, enhanced activity in combination with L-dopa, and decreased neurodegeneration.

This study evaluated NE3107 in marmoset monkeys treated with the neurotoxin 1-methyl-4-phenyl-1,2,3,6-tetrahydropyridine (“MPTP”), which kills dopamine producing cells and initiates a prolonged neuroinflammatory condition, which produces a disease very similar to Parkinson’s disease in humans. NE3107 (30 mg/kg) was administered orally once daily for 14 weeks (to the end of the study) to one group of 6 monkeys beginning 11 days after completion of MPTP treatments. A second group of 6 MPTP treated monkeys was treated with oral amantadine, and a third group of 6, also MPTP treated, was given placebo. NE3107 activity against Parkinson’s symptoms was evident within the first 24 hours after starting therapy and continued to be observed until the study termination. NE3107 activity against parkinsonism was greater than amantadine in comparison to placebo. Three weeks after starting therapy, all monkeys received oral L-dopa to induce dyskinesia (“LID”). LID was less evident in NE3107 treated monkeys compared to amantadine and placebo treated animals. The animals were sacrificed at the end of the study so that brain tissue could be evaluated for neurodegeneration. NE3107 treated animals had approximately twice as many tyrosine hydroxylase expressing neurons in the dopamine producing region of the brain (substantia nigra) compared to placebo (p=0.0108) and more surviving neurons than amantadine, but the difference was not as great. The results of this study showed that NE3107’s anti-inflammatory activity was effective in reducing clinical signs of Parkinson’s disease, and NE3107 also decreased susceptibility to LID. NE3107 treated animals also had less clinical signs of disease when given L-dopa, compared to the combination of amantadine plus L-dopa, or L-dopa plus placebo. As disease progression is linked to neurodegeneration, the observed decrease in neurodegeneration in NE3107 treated animals suggests NE3107 may slow Parkinson’s disease progression in humans. Overall the results suggest NE3107 may have pro-motoric activity in humans with Parkinson’s, and that NE3107 may decrease LID susceptibility and enhance L-dopa activity and slow disease progression. Some of the early results from this study were presented in a poster by Ingrid Philippens at the Society for Neuroscience meeting in San Diego, November 2013.

2.

Publication: Nicoletti, F., et al., 17alpha-Ethynyl-androst-5-ene-3beta,7beta,17beta-triol (HE3286) Is Neuroprotective and Reduces Motor Impairment and Neuroinflammation in a Murine MPTP Model of Parkinson's Disease. Parkinsons Dis, 2012. 2012: p. 969418. This study was sponsored by MJFF and conducted in 2011. Evaluation of NE3107 blood-brain-barrier permeability (“BBB”) was conducted by MPI Research (Mattawan, MI and MicroConstants, San Diego, CA); the MPTP model was conducted by Dr. Ferdinando Nicoletti at Catania University, Catania, IT. Summary of results: NE3107 exhibited pro-motoric activity similar to L-dopa, decreased expression of inflammatory mediators in the brain, and decreased neurodegeneration.

The evaluation of BBB permeability showed that NE3107 freely penetrated the BBB, with no indication of an efflux mechanism. To evaluate NE3107 activity in this model of Parkinson’s disease, mice were briefly treated with MPTP to kill dopamine producing cells. Groups of mice were treated with oral NE3107 (40 mg/kg), placebo, and L-dopa in various combinations for 4 days, evaluated for drug effects on motor function, and then sacrificed to obtain brain tissue to measure inflammatory mediators and neurodegeneration. MPTP treatment significantly decreased motor activity, and NE3107 restored motor activity to the same extent as treatment with L-dopa. The combination of NE3107 and L-dopa was not more effective than either NE3107 or L-dopa alone. NE3107 significantly decreased expression of inflammatory mediators, interleukin 1b (IL-1b, decreased 33%), tumor necrosis factor alpha (TNF-a, decreased 40%), and inducible nitric oxide (iNOS, decreased 20%) compared to placebo. NE3107 also significantly increased surviving hydroxylase positive neurons by 17%. While the MPTP model of Parkinson’s in mice is not considered as robust in predicting activity in humans as the primate model above, overall, the results of this study show that NE3107 can enter the brain at pharmacologically relevant concentrations and exert activity consistent with results in the monkey MPTP model. The results of the moue model suggest NE3107 may be useful to treat parkinsonism in humans and slow the progression of Parkinson’s disease.

3.

Publication: Lambert WS, C.B., Formichella CR, Sappington RM, Ahlem C, Calkins DJ, Oral Delivery of a Synthetic Sterol Reduces Axonopathy and Inflammation in a Rodent Model of Glaucoma. Frontiers in Neuroscience, 2017. 11(45). This study was sponsored by Harbor Therapeutics and conducted in 2013, with immunohistochemical analysis of tissues continuing through 2016. The study was performed in the laboratory of Dr. David Calkins at Vanderbilt University, Nashville, TN. Summary of results: NE3107 decreased neurodegeneration, decreased markers of pathogenic inflammation, but did not inhibit homeostatic NFkB activation.

This study evaluated NE3107 neuroprotective and anti-inflammatory activity in a model of glaucoma that closely mimics the neurodegenerative and neuroinflammatory response to elevated intraocular pressure (“IOP”), which occurs in the retina and optic nerve of humans with glaucoma. IOP was elevated approximately 30% above normal in one eye of test animals by intraocular injection of polystyrene microbeads, while the other eye was injected with a salt solution, which does not affect IOP. Immediately after microbead injection, the rats were divided into three groups for four weeks of once daily oral treatment with 100 mg/kg NE3107, 20 mg/kg NE3107, or placebo. IOP was measured periodically. Two days before the end of the study, animals were anesthetized and both eyes of each were injected with cholera toxin subunit B (“CTB”). CTB is taken up by retinal ganglia cells and transported through the optic nerve axons to the superior colliculus region of the brain. The amount of CTB transported is a function of neuron health, such that stressed neurons in the early stages of neurodegeneration transport less CTB. This deficit in transport occurs before more overt signs of neurodegeneration can be observed. The animals were sacrificed to obtain tissues from the retina, optic nerve, and superior colliculus. Immunohistochemical methods were used to quantify CTB transport and inflammatory cells and markers of inflammation. NE3107 had no effect on IOP, but countered the inflammatory effects of elevated IOP in the retina and optic nerve. Elevated IOP decreased CTB axonal transport in placebo animals approximately 43% compared to fellow eyes that received saline injections. NE3107 at the highest dose almost completely prevented (94% of microbead saline control) the loss of axonal transport of CTB compare. The lower dose of NE3107 was approximately 85% as effective as the high dose. Compared to vehicle, NE3107 increased brain-derived neurotrophic factor (“BDNF”) in the optic nerve head and retina, while decreasing inflammatory and pathogenic proteins associated with elevated IOP compared to vehicle treatment. Especially important among the results was evidence of decreased microglial activation. Treatment with HE3286also increased nuclear localization of the transcription factor NFkB in collicular and retinal neurons (homeostatic function), but decreased NFkB in glial nuclei in the optic nerve head (anti-inflammatory). Overall, these results indicate that NE3107 decreases neurodegeneration, has anti-inflammatory activity in the CNS, and decreases microglial activation, widely recognized as a major driver of neuroinflammation and neurodegeneration. The results also show that NE3107 decreases the inflammatory activity of NFkB, but does not interfere with NFkB homeostatic function, which in neurons promotes neuron survival.

4.

Publication: Khan, R.S., et al., HE3286 reduces axonal loss and preserves retinal ganglion cell function in experimental optic neuritis. Invest Ophthalmol Vis Sci, 2014. 55(9): p. 5744-51. This study was sponsored by the University of Pennsylvania, and conducted in 2013 in the laboratory of Dr. Kenneth Shindler at the University of Pennsylvania. Summary of results: Compared to placebo, NE3107 decreased vision loss, attenuated inflammation, demyelination, optic nerve axonal loss, and retinal ganglion loss.

This study evaluated NE3107 in a mouse model of optic neuritis, which in humans is an autoimmune neuroinflammatory condition of the optic nerve that can occur in the early stages of multiple sclerosis. Experimental autoimmune encephalomyelitis (“EAE”) was induced in groups of female mice with myelin oligodendrocyte glycoprotein peptide immunization. Mice were treated daily with intraperitoneal injection of placebo (saline) or 40 mg/kg NE3107 from day 1 (24 h post-immunization) and continued until sacrifice at day 40 post-immunization. Disease severity was monitored by EAE score and visual function (optokinetic responses, OKR). After 40 days the mice were sacrificed and retinal and optic nerve tissue was collected for evaluation of neuroinflammatory markers. NE3107 had a small but statistically significant effect to delay the onset of EAE symptoms compared to vehicle (day 12 vs. day 17, P<0.05). Compared to vehicle, NE3107 significantly improved optokinetic responses (visual function, P<0.001)), decreased inflammatory cell (Iba1 positive) infiltration (P<0.001) into the optic nerve and attendant demyelination (P<0.001). NE3107 also reduced neurodegeneration as assessed by preservation of neurofilament content of the optic nerve (P<0.01) and a small, but significant decrease in the loss of retinal cell ganglia from the temporal retinal quadrant (P<0.05). Overall, these study results are consistent with results in models of Parkinson’s and glaucoma, which demonstrated NE3107 activity against neuroinflammation and neurodegeneration.

5.

Unpublished Report: Anti-inflammatory treatment of drug resistant epilepsy with HE3286. This study was sponsored by the Epilepsy Foundation, and conducted in 2013 in the laboratory of Dr. Annamaria Vezzani at the Mario Negri Institute for Pharmacological research in Milan, Italy. Summary of results: in a mouse model of acute seizure, NE3107 significantly reduced the number of seizures and time in ictal activity (time in seizures). NE3107 did not reduce any aspect of seizure frequency or severity in an experimental (unvalidated) model of chronic seizure.

In the acute seizure model, kainic acid was injected unilaterally into the left hippocampus (7ng/0.5µL) in freely moving C57BL6N mice. NE3107 (40mg/kg) or placebo were injected intraperitoneally 30 minutes before kainic acid. Acute electroencephalogram (“EEG”) seizures were measured in a 3 h period following kainate injection. The mice were not sacrificed after the acute seizure observations, and were preserved for evaluation in model of chronic seizures. NE3107 decreased the number of seizures and time in ictal activity approximately 50% (p<0.01), but did not affect time to seizure onset, average seizure duration, or time between seizures. Mice from the acute seizure phase of the study were used to observe potential NE3107 activity against chronic seizures, which develop approximately 2 months after hippocampal kainic acid injection. Two months after kainic acid injection, mice received twice daily injections of 20 mg/kg NE3107 or placebo for 9 days, during which EEG was continuously monitored. NE3107 had no anti-seizure activity in this model. Overall, the results in the acute seizure model may support additional nonclinical investigations to better understand if any translation to a meaningful clinical indication exists. The results from the unvalidated chronic seizure model suggest that positive data from other seizure models would be needed before contemplating clinical trials in epilepsy.

6.

Published Report: Ahlem, C., et al., HE3286: a novel synthetic steroid as an oral treatment for autoimmune disease. Ann N Y Acad Sci, 2009. 1173: p. 781-90. This study was sponsored by Hollis-Eden Pharmaceuticals, and was conducted in 2007-2008 by Dr. Ferdinando Nicoletti in his laboratory at the University of Catania, Catania, IT. Summary of results from experimental autoimmune encephalomyelitis (EAE) investigation: NE3107 in a dose responsive manner significantly delayed onset of disease and reduced clinical signs of EAE. NE3107’s activity was not diminished by co-administration of the estrogen receptor antagonist, ICI 182780.

This study evaluated NE3107 against EAE in mice, which is an autoimmune disease resembling multiple sclerosis in humans. EAE was induced in mice by injection of myelin sheath peptide (myelin proteolipid, PLP). The autoimmune disease process was allowed to proceed until the appearance of clinical signs (approximately day 8-13 days) before initiating therapy with oral 40 or 4 mg/kg NE3107, or placebo for approximately 4 weeks. Another group of mice treated with 40 mg/kg NE3107 were also treated contemporaneously with injections of 10 mg/kg of an estrogen receptor antagonist, ICI 182780 to see if the estrogen receptor was involved in NE3107’s mechanism of action. Compared to vehicle, the 40 mg/kg dose of NE3107 delayed disease onset by 6 days (18.7 vs. 12.4), reduced incidence (100% vs. 70%) and decreased the cumulative disease score 13.1 vs. 16.9). The ICI compound had no effect on NE3107 activity or intrinsic activity against EAE when administered alone, but was effect as an estrogen receptor antagonist as indicated by decreased uterine weights compared to vehicle. Overall, the results from this study suggest NE3107 is active against inflammatory autoimmune processes in the CNS, and this activity is independent of estrogen receptor activity. This study was not designed to determine if the observed anti-inflammatory activity was directed at glial cells within the CNS or peripheral inflammatory cell infiltrating into the CNS.

Clinical Trials

With the acquisition of assets from Harbor Therapeutics (originally Hollis-Eden Pharmaceuticals), NeurMedix gained all rights, data, and full control of an open IND with the FDA DMEP. Clinical trials of NE3107 activity in pre-diabetic and type 2 diabetes subjects were performed under this IND by Hollis-Eden. NeurMedix has not filed an IND or conducted a clinical trial as of the date this offering was prepared. NE3107, previously designated HE3286, was investigated by Hollis-Eden Pharmaceuticals in a total of 176 subjects in six clinical studies from 2006 to 2010. The cumulative exposure to date totals 20.9 subject/patient years. Six clinical studies have been completed to date. Two Phase I studies and the human clinical safety data from all studies are directly applicable to neuroinflammation clinical trials in the FDA DNP. The two Phase I studies, Study HE3286-100, which measured NE3107 safety, pharmacokinetics, and drug metabolism, is applicable to any clinical development plan, including anticipated neuroinflammation clinical trials, and Study HE3286-102, which measured drug safety, pharmacokinetics, and peripheral anti-inflammatory activity, is also applicable to any clinical development plan, especially involving treatment of neuroinflammatory disease. Clinical trial HE3286-102 measured glucose disposal parameters, insulin resistance, and inflammation in a pre-diabetic population with evidence of systemic inflammation. Clinical trial HE3286-401 measured glucose disposal parameters in type 2 diabetes, with a subset of the patients (approximately 50%) having the obese inflamed phenotype in which NE3107 anti-inflammatory was shown to be active against features of type 2 diabetes. NeurMedix plans to submit data from these two trials to the FDA DNP in support of Alzheimer’s disease investigations, but at the time this document was prepared has not discussed this data or its potential impact on IND submissions or clinical trial design with the FDA DNP. All four of these studies were conducted by the previous owner of the technology, Hollis-Eden Pharmaceuticals. Dr. Christopher Reading and Clarence Ahlem were involved in study design and analysis and publication of results as employees of Hollis-Eden Pharmaceuticals. The drug has been well tolerated and exhibited an excellent safety profile in all HE3286/NE3107 trials conducted to date. Previous clinical experience with NE3107 is summarized below:

Study HE3286-100

Study HE3286-100 was conducted under IND #77,339 (Division of Metabolism and Endocrinology Products), was initiated in May 2007 and completed in July, 2007, and was sponsored by Hollis-Eden Pharmaceuticals, Inc. It was a phase I, single blind, placebo-controlled, dose escalation study of the safety, tolerance and pharmacokinetics of HE3286 when administered orally to healthy adult subjects. It was conducted by dgd (Diabetes and Glandular Disease) Research, Inc. San Antonio, TX, USA. Trial size was 34 subjects. Primary objectives of the study were safety and tolerance of HE3286 and determination of the pharmacokinetic profile of HE3286 during the fasted state and the potential food effect on drug exposure. SAFETY: There were 13 treatment emergent AE categories observed in two or more subjects receiving HE3286. Eight of these were also observed in placebo subjects. The remaining five were grade 1 blood calcium increased, grade 1 blood creatinine increased, grade 1 blood potassium decreased, grade 1 blood sodium decreased, and grade 1 dizziness, all considered unrelated to study drug by the investigator. No deaths occurred in the study. The results indicated that HE3286 was safe and well tolerated. All safety data was submitted to the IND. Analysis of pharmacokinetics parameters indicated HE3286 was orally bioavailable in humans, with comparable pharmacokinetics in males and females. Drug exposure, approximately 10 ng.h/mL per administered milligram was dose proportional up to 100 mg (highest dose tested), was not decreased by food, or altered by dividing the dose for twice daily administration. The terminal drug half-life was approximately 6-8 h. An extensive analysis of drug metabolites in these subjects indicated that all drug metabolites had been previously observed in nonclinical safety studies in rats and dogs.

Study HE3286-102

Study HE3286-102 was conducted under IND #77,339 (Division of Metabolism and Endocrinology Products), was initiated in October 2007 and completed in October, 2009, and was sponsored by Hollis-Eden Pharmaceuticals, Inc. It was a Phase I, double-blind, placebo-controlled, dose ranging study of the safety, tolerance, pharmacokinetics and potential activity of HE3286 when administered orally to obese adult subjects for 28 days. An additional cohort of type 2 diabetic subjects was added by amendment for safety evaluation. The study was conducted at two sites: dgd Research, San Antonio, TX, USA, and Pennington Biomedical Research Center, Baton Rouge, LA, USA. Trial size was 35 obese healthy subjects and 13 type 2 diabetic subjects. The primary objectives were safety and tolerance of placebo and five dose levels of HE3286 (4 mg, 5 mg, 10 mg, 20 mg and 40 mg) when administered orally over 28 days, pharmacokinetic (“PK”) profiles of HE3286 at different dose levels after 28 days of dosing, potential activity of HE3286 to decrease insulin resistance, and safety and tolerance of HE3286 (10 mg) when administered orally over 28 days to subjects with type 2 diabetes mellitus. SAFETY: There were two SAEs in the obese healthy subjects receiving HE3286. Blood amylase was increased (grade 3, considered possibly related to study drug by the investigator) two weeks after the last 20 mg HE3286 dose, in a subject that had elevated amylase prior to treatment, and this SAE resolved by the next assessment. Lymphocyte count was decreased in a subject two weeks after the last 20 mg HE3286 dose (grade 3, considered possible related to study drug by the investigator) and this SAE resolved by the next assessment. Three type 2 diabetes subjects experienced SAEs. Lipase was elevated (grade 3 considered, unrelated to study drug by the investigator) in a subject four weeks after the last 10 mg HE3286 dose. One subject had elevated blood glucose increased (grade 3, considered unrelated to study drug by the investigator) after 10 mg HE3286 treatment; this subject had an episode of elevated blood glucose (grade 3) prior to the first HE3286 treatment. This subject also had glucose in urine (grade 3, considered unrelated to study drug) two weeks after the last 10 mg HE3286 dose; this subject had an episode of glucose in urine (grade 3) prior to the first HE3286 treatment. In addition to the above SAEs, there were 26 categories of treatment emergent AEs observed in two or more obese healthy subjects receiving HE3286. Twenty of these were also observed in the obese placebo subjects. The remaining six were Blood cholesterol increased in four subjects (grade 1 in two subjects in the 5 mg HE3286 cohort and two subjects in the 10 mg HE3286 cohort), Red blood cells urine in three subjects (grade 1 in two subjects and grade 2 in one subject in the 10 mg HE3286 cohort), Toothache in two subjects (grade 1 in two subjects in the 20 mg cohort), Dizziness in two subjects (one grade 1 in the 5 mg cohort and one grade 2 in the 10 mg cohort subjects), and Sinus congestion in two subjects (grade 1 in two subjects in the 5 mg cohort). In addition to the above SAEs, there were 14 categories of treatment emergent AEs observed in 2 or more T2DM subjects in this open label 10 mg HE3286 cohort. Twelve of these were also observed in the obese healthy placebo subjects in this study. The remaining two were Blood cholesterol increased in 2 subjects (grade 1), Glucose urine in four subjects (grade 1 in two subjects and grade two in one subject). HE3286 was considered to be safe and well tolerated when administered to obese healthy subjects or subjects with type 2 diabetes. There was no trend in adverse events (AEs) to differentiate between placebo- and HE3286-treated subjects, nor was there an increase in AEs with dose escalation. No patient died while on study. All safety data was submitted to the IND. Pharmacokinetics in this population did not differ from subjects in trial HE3286-100. HE3286 was shown to improve insulin sensitivity in obese subjects in this study (see publication details above).

Study HE3286-0103

Study HE3286-0103 was conducted under IND #77,339 (Division of Metabolism and Endocrinology Products), was initiated in July 2009 and completed in July, 2010, and was sponsored by Hollis-Eden Pharmaceuticals, Inc. It was a Phase I, open label study of the safety tolerance and assessment of HE3286 in Insulin sensitivity and hepatic glucose production when administered orally to obese insulin-resistant adult subjects for 28 days. The study was conducted at Pennington Biomedical Research Center, Baton Rouge, LA, USA. The trial size was 6 subjects. The primary objectives were safety and tolerance of 29 mg (10 mg BID) of HE3286 and the activity of HE3286 on insulin sensitivity and hepatic glucose production in obese insulin-resistant subjects. SAFETY: Blood triglycerides were increased in one subject (grade 3, assessed as unrelated to study drug by the investigator) in one subject four weeks after the last 20 mg HE3286 dose. There were 6 categories of treatment emergent adverse events occurring in two or more subjects receiving HE3286 (increases in blood bicarbonate, calcium, glucose, triglycerides and uric acid, and decreases in blood sodium and in haemoglobin). No deaths occurred in the study. Administration of HE3286 was found to be safe and well tolerated in the study. All safety data was submitted to the IND. Technical difficulties in two-stage hyperinsulinemic euglycemic isotopic glucose clamp studies did not allow firm conclusions regarding hepatic glucose production and insulin resistance.

Study HE3286-0201

Study HE3286-0201 was conducted under IND #79,315 (Division of Anesthesia, Analgesia and Rheumatology Products), was initiated in August 2008 and completed in June 2009, and was sponsored by Hollis-Eden Pharmaceuticals, Inc. It was a Phase I/II, open label, dose ranging study of the safety, tolerance, pharmacokinetics and potential activity of HE3286 when administered orally for 29 days to patients with rheumatoid arthritis on a stable dose of methotrexate. The study was conducted by Impact Clinical Trials, Beverly Hills, CA, USA. The trial size was 14 subjects. The primary objectives of the study were safety and tolerance of HE3286 (10 mg, 20 mg, 40 mg) when administered orally daily over 29 days to patients with Rheumatoid Arthritis receiving a stable dose of methotrexate, pharmacokinetic and metabolism profiles of methotrexate and HE3286 at different dose levels during 29 days of dosing, and potential anti-inflammatory activity of HE3286 in patients with rheumatoid arthritis. SAFETY: Abdominal upper pain (grade 3, considered unrelated to study drug by the investigator) occurred in a subject with history of gastrointestinal reflux disease. Lipase was increased (grade 3, considered possibly related to study drug by the investigator) in a subject 9 days after the last 40 mg dose of HE3286. Blood creatinine phosphokinase was increased (grade 3, considered unrelated to study drug by the investigator) in a subject four weeks after the last 10 mg HE3286 dose with an episode of increased creatinine phosphokinase (grade 3) prior to the first HE3286 dose. The most frequent treatment emergent AEs occurring in two or more subjects in this study were grade 1 blood increases in cholesterol (one at 10 mg, three at 20 mg, and one at 40 mg), and in lactate dehydrogenase (two at 10 mg, one at 20 mg and one at 40 mg). No deaths occurred in the study. Administration of HE3286 was found to be safe and well tolerated in the study. All safety data was submitted to the IND. There was no evidence of drug interaction between HE3286 and methotrexate. HE3286 pharmacokinetics in subjects receiving methotrexate were similar to normal subjects; HE3286 did not alter methotrexate pharmacokinetics. There was insufficient information in this small drug-drug interaction study to reach a conclusion regarding anti-inflammatory activity in rheumatoid arthritis subjects.

Study HE3286-0301

Study HE3286-0301 was conducted under IND #79,334 (Division of Gastroenterology Products), was initiated in January 20087 and completed in July, 2009, and was sponsored by Hollis-Eden Pharmaceuticals, Inc. It was a Phase I/II double blind, randomized, placebo-controlled, dose ranging study of the safety, tolerance, pharmacokinetics and activity of HE3286 when administered orally to patients with active, mild-to-moderate ulcerative colitis. The study was conducted in 11 study centers: Univ. Louisville, Louisville, KY; Scripps Clinic Torrey Pines, La Jolla, CA; Shafran Gastroenterology Center, Winter Park, FL; Atlanta Gastroenterology Assoc., Atlanta, GA; Rocky Mountain Gastroenterology, (Dr. Golf), Golden CO; Rocky Mountain Gastroenterology Center, (Dr. Trouillet), Golden, CO; Adv. Clin. Res., Anaheim, CA; Texas Tech U HSC, Lubbock, TX; Adobe Gastroenterology Res. Tucson AZ; Capital Gastro Medical Group, Roseville, CA; and Rocky Mountain Clin Res. Golden, CO. The trial size was 27 subjects. The primary objectives were safety, tolerance and pharmacokinetics of placebo and four dose levels of HE3286 when administered orally for 28 days, and activity of HE3286 on the signs and symptoms of active mild-to-moderate ulcerative colitis. SAFETY: One subject receiving 5 mg HE3286 developed chest pain and pneumonia (grade 2, considered unrelated to study drug by the investigator). One subject receiving 5 mg HE3286 exhibited decreased lymphocyte count (grade 3, considered unrelated to study drug by the investigator) that resolved before the next assessment. One subject had a Lipase increase (grade 3, considered possibly related to study drug by the investigator) that resolved before the next assessment. One subject receiving 5 mg HE3286 developed a grade 2 ulcerative colitis flare (grade 2, considered possibly related to the study drug by the investigator) that resolved completely. Of the 16 categories of treatment emergent AEs in two or more HE3286 subjects, nine occurred in placebo. In addition to the SAEs above, the remaining seven were increased blood amylase in two subjects (grade 1 [10 and 20 mg HE3286]), lipase in four subjects (grade 1 [10 mg and two 20 mg]), decreased sodium in two subjects (grade 1 [10 and 20 mg HE3286]) and lymphocytes in three subjects (grade 1 [5 mg], grade 2 [10 mg]), red blood cells urine in three subjects (grade 1 [10 mg] and grade 2 [10 mg HE3286]), colitis ulcerative in three subjects (grade 1 [20 mg], grade 2 [5 and 10 mg HE3286]), and upper respiratory tract infection in two subjects (grade 1 [5 mg] and grade 2 [10 mg]). Of these, the increased blood amylase in the 10 mg HE3286, and increased lipase in the 10 mg, HE3286 subject were considered possibly related to HE3286. There were no deaths in this study. Administration of HE3286 was found to be safe and well tolerated in this study. All safety data was submitted to the IND. Estimates of drug exposure with a sparse sampling schedule indicated that pharmacokinetics in this population was similar normal subjects. Due to the failure to detect early ulcerative colitis flares at screening, the population was not optimal for analysis of activity of HE3286 in mild-to moderate UC.

Study HE3286-0401

Study HE3286-0401 was conducted under IND #77,339 (Division of Metabolism and Endocrinology Products), was initiated in July 2008 and completed in January, 2010, and was sponsored by Hollis-Eden Pharmaceuticals, Inc. It was a Phase II, double blind, randomized, placebo-controlled study of the safety, tolerance and activity of HE3286 when administered orally for 12 weeks to adult patients with type 2 diabetes mellitus. The study was conducted in 21 study centers: Dgd Research, Inc. San Antonio, TX, USA; Impact Clinical Trials (Dr. Hazan), Beverly Hills, CA, USA; Impact Clinical Trials (Dr. Madoff), Los Angeles, CA, USA; Impact Clinical Trials (Dr. Lowe), Los Angeles, CA, USA; National Research Center, Los Angeles, CA, USA; Novellus Research Sites (Dr. Heller), La Jolla, CA, USA; NuLife Clinical Research, Inc., Anaheim, CA, USA; Associated Pharmaceutical Research Center, Inc., Buena Park, CA, USA; MedCenter Investigation, Inc., Fair Oaks, CA, USA; Medical Research Incorporated of Las Vegas, Las Vegas, NV, USA; Research Center of Fresno, Inc., Orange, CA, USA; Texas Tech University Health Sciences Center, El Paso, TX, USA; Clinical Trials Research, Sacramento, CA, USA; Synergy Clinical Research, National City, CA, USA; Time Clinical Research, La Palma, CA, USA; Translational Research Grp. Inc., Philadelphia, PA, USA; Novellus Research Sites (Dr. Ratniewski), La Jolla, CA, USA; Radiant Research (Dr. Berwald), Seattle, WA, USA; Radiant Research (Dr. Adams), Seattle, WA, USA; Clinical Investigation Specialists, Gumee, IL, USA; Apex Medical Research; Chicago, IL, USA. The trial size was 94 subjects. The primary objectives were change in hemoglobin A1c (HbA1c) from baseline to week 12 in the HE3286 treated group when compared to the placebo group; safety and tolerance of HE3286 10 mg per day (5 mg twice daily (BID)) compared to placebo from baseline to week 12. The secondary objectives were the effect of HE3286 on fasting blood glucose over time; the effect of HE3286 on lipids (cholesterol, HDL, LDL, TG, etc.) over time; the effect of HE3286 on insulin sensitivity (insulin, C-peptide, HOMA2, fructosamine, etc.) over time; and the effect of HE3286 on serum cytokines, adipokines and chemokines and LPS stimulated PBMC inflammatory cytokine expression. SAFETY: There were four SAEs in HE3286 subjects, one of which was a lab error, and another due to a criminal attack. One (Grade 3 Blood amylase increased) was considered possibly related to HE3286 by the investigator. One subject experienced a blood amylase increase (grade 3, considered unrelated to study drug by the investigator) in a 10 mg HE3286 subject with elevated amylase (grade 1) prior to HE3286 administration, and returned to grade 1 at the next assessment. There were 12 treatment emergent AE categories observed in two or more subjects receiving HE3286. Ten of these were also observed in placebo subjects. The remaining two categories were: two grade 1 and one grade 2 hemoglobin decreased in three metformin + 10 mg HE3286 subjects, and grade 2 back pain in two metformin + 10 mg HE3286 subjects. Each of these AEs were considered as unrelated to the study drug by the investigators. No deaths occurred in the study. Administration of HE3286 was found to be safe and well tolerated in the study. All safety data was submitted to the IND. Although the existing data at the time of the initiation of this study argued that HE3286 would improve insulin sensitivity only in obese, inflamed, insulin-resistant subjects, the sponsor decided to include all subjects (obese and non-obese, inflamed and non-inflamed, and insulin resistant and insulin-sensitive) in this study. Because of this, the primary objective of decreasing hemoglobin A1c in all HE3286-treated subjects was not obtained. The primary objective of safety and tolerability was met. Analysis of the clinical data revealed that HE3286 did have a significant effect on 1,5-anhydroglucitol (a surrogate of postprandial glucose), meeting the secondary objective of activity on glucose levels, and significant effects on insulin sensitivity in the target populations (obese and inflamed). Due to financial constraints of the sponsor, the collection and analysis of cytokines, adipokines, chemokines and LPS stimulated peripheral blood inflammatory cytokine expression was curtailed. See the publication details above for more information.

We believe that we have obtained all worldwide patent and related intellectual property rights to the NE3107 therapies, which we believe will significantly enhance shareholder value. Our patent protection extends to 2034, and will be lengthened by extensions and successor molecules in development.

NE3107, administered orally in a pill, penetrates the blood-brain barrier, stays in the brain long enough to register its desired effect, and to date has not demonstrated significant toxicity in animal studies at up to 40 times the human dose. No drug related, clinically significant side effects have been observed in human studies. NE3107 has no intrinsic interaction with neurotransmitter receptors, but instead acts on inflammatory signaling pathways that influence or modify the course of neuroinflammatory diseases. In this manner NE3107 acts indirectly against the manifestation of disease symptoms, in contrast to drugs that directly interfere with nerve signal transmission (such as a narcotic pain reliever) or directly stimulate or block the activity of neurotransmitter receptors (such as L-dopa acting to directly aid movement in Parkinson’s disease). The general term for this indirect mechanism of activity is disease modifying. Disease modifying agents for neurological conditions are desirable treatment options because they are generally believed to alter disease progression, and associated with less toxicity and fewer side effects than conventional neuro-active drugs. Neuroinflammation promotes neurological disease and is a major factor in neurodegeneration. NE3107 decreases neuroinflammation, and the scientific literature strongly supports the belief that this may slow disease progression for diseases such as Alzheimer’s and Parkinson’s disease, although this has not been demonstrated for NE3107 in humans.

Based on ’NE3107's anti-inflammatory activity and MOA, we are currently targeting four distinct diseases. One of these, namely, Post-Operative Cognitive Dysfunction (“POCD”), may receive the FDA’s “Breakthrough” designation. This designation is applicable when there aren’t any drugs approved to treat the disease, and the disease represents a significant unmet medical need. It is possible that demonstration of efficacy in a single study could lead to commercial approval with a requirement for follow-up studies post approval. The third, L-dopa Induced Dyskinesia (“LID”), a highly debilitating aspect of Parkinson’s disease, has received “Orphan drug” status. ERK’s hyper activation is necessary for LID; hence NE3107’s efficacy in LID in the primate study. The fourth disease we are targeting is Migraine Prophylaxis, and we are currently planning to conduct a Phase II prophylactic migraine study. ERK’s hyper activation is also implicated in the scientific literature to cause migraines. If efficacious, NE3107 will fulfill a great need for a safe, oral, prophylactic migraine medication, which remains largely unmet by current medications.

We currently have three early pre-clinical stage product candidates in addition to NE3107, all of which will require extensive preclinical and clinical evaluation, regulatory review and approval, significant marketing efforts and substantial investment before such product candidates and any successors could provide us with any revenue. As a result, if we do not successfully develop, achieve regulatory approval, and commercialize NE3107, we will be unable to generate any revenue for many years, if at all. We do not anticipate that we will generate revenue for at least several years, and we do not anticipate achieving profitability for at least several years after generating material revenue, if at all. If we are unable to generate revenue, we will not become profitable, and we may be unable to continue our operations.

NE3107 for Alzheimer’s Disease

Alzheimer's disease is a progressive neurodegenerative disease characterized by the progressive decline of memory, cognitive functions, and changes in behavior and personality. Alzheimer’s disease is the one of the leading causes of death in the United States, especially for those aged 65 and older. The cost of patient care for Alzheimer’s disease is estimated near $260 billion for 2017, and that amount is expected to rise dramatically in the next decade.

Alzheimer’s disease is associated with type 2 diabetes and insulin resistance epidemiologically, and scientific research has revealed a complex intertwining of altered insulin signaling and glucose utilization in type 2 diabetes that has many deleterious effects on brain energy production, cognition, and neuron survival. Although glucose transport into neurons is not entirely insulin dependent (within the brain, basal glucose transport is constitutively active), insulin resistance reduces signaling in several downstream pathways that are important to the regulation of stress kinase activation, cell survival, mitochondria glucose utilization, oxidative stress and cognition. Systemic type 2 diabetes effects also alter blood-brain barrier permeability to decrease glucose availability to neurons and increase infiltration of inflammatory cells. There are many scientific reports describing decreased neurodegeneration and enhanced cognition though improved insulin signaling in Alzheimer’s disease animal models. Importantly, there are recent reports suggesting that the mechanism of action of one of the most widely used drugs for type 2 diabetes, metformin, may actually increase susceptibility to neurodegenerative disease. The clinical observation of this was reported from a large study in Taiwan, which if confirmed elsewhere would suggest an even greater need for new, safe, insulin-sensitizing drugs to combat Alzheimer’s disease and neuroinflammation.

Because NE3107 has already demonstrated clinical activity against type 2 diabetes and insulin resistance, it is well positioned for clinical investigation of its potential to slow disease progression and improve cognition in insulin resistant subjects with Alzheimer’s disease, or at risk of developing Alzheimer’s disease or dementia of a less specific nature. NE3107’s prior experience with the FDA DMEP provides an opportunity to rapidly initiate trials in Alzheimer’s disease susceptible subjects. We note that NE3107’s safety, side effect, and drug-drug interaction profile is favorable, but NE3107’s experience in subjects greater than 65 years of age is limited, and thus a conservative clinical trial model for accessing older subjects, while simultaneously collecting safety data, should be expected, and access to subjects older than 65 YOA may be limited by the FDA until sufficient safety data is collected. We have no evidence in our prior clinical experience or animal studies to suggest accumulating the required safety information will be problematic.

We have not yet discussed Alzheimer’s disease clinical trial design with the FDA DNEP or DNP. We anticipate pursuing a multi-center, placebo controlled, Phase II/a trial design to evaluate several hundred subjects with type 2 diabetes with mild cognitive impairment (MCI) or at immediate risk for developing Alzheimer’s disease, treated for 6 to 12 months, measuring safety and comparing one or two dose levels of NE3107 to placebo for effects on glucose disposal, insulin resistance, and cognitive parameters as a combination of primary and secondary endpoints. The details of the trial will be determined through consultations with the FDA and our medical, biostatistical, and scientific advisors. The large size of the Alzheimer’s disease market and the enormous socioeconomic need to prevent and slow Alzheimer’s disease can be expected to drive a major increase in valuation if NeurMedix can demonstrate significant clinical activity.

NE3107 for Post-Operative Cognitive Dysfunction

Post-Operative Cognitive Dysfunction (“POCD”) is a syndrome of durable cognitive impairment commonly observed in the elderly following major surgery, which is typically several months to several years in duration. POCD is defined by a drop in cognitive performance on a set of neuropsychological tests from before to after surgery, and is usually associated with post-operative mortality and rapid progression of Alzheimer’s disease. While patient age is best predictor of susceptibility (with the most concern for patients over sixty years of age), the type of anesthesia, intraoperative stress, and underlying neurodegenerative disease may be additional risk factors. Accumulating research indicates POCD is driven by neuroinflammation and major surgery greatly increases systemic and neuroinflammation. Few anti-inflammatory agents have an appropriate side effect profile for application to POCD, where immunosuppression, drug-drug interactions and potential for anti-coagulant activity are critical considerations, and glucocorticoids are not effective and are associated with cognitive decline.

We believe effective treatment for POCD is a major unmet medical need, particularly in the United States where more than 16 Million people over the age of sixty undergo major surgery each year. Since up to 40% of the population may be susceptible to POCD and there are no approved medications, and existing drugs do not provide significant protection or lack broad applicability, treatments for POCD, such as NE3107, may be eligible for accelerated approval from the FDA. It is our belief that a POCD treatment would be initiated prior to surgery and is envisioned to be continued for at least several months, possibly years. We believe NE3107’s activity and safety profile is well suited to perioperative and chronic use in a geriatric population, because NE3107 has anti-inflammatory activity against peripheral and central inflammation, the drug also has very low potential for toxicity, is not immunosuppressive, has no intrinsic neuropharmacological activity, has very low potential for drug-drug interactions, and NE3107 has no effect on coagulation.

Clinically, we believe there is a market opportunity for NE3107 as a treatment or POCD for a number of reasons. The characterization and prevention of POCD is a major clinical research effort at Duke University Medical Center (“DUMC”), which has ongoing non-interventional studies of the relationship between peripheral and central nervous system (“CNS”) inflammatory markers and POCD. The contemplated trial designs would add NE3107 intervention to a POCD characterization study in non-cardiac major surgery, using the oldest subjects possible to increase POCD susceptibility and decrease the number of subjects needed to decrease cost and time. In addition to supporting the use of NE3107 in POCD, the clinical evaluation would yield objective anti-inflammatory data that would be valuable for development of other neuroinflammatory indications and partnering and should cause a major valuation inflection.

NE3107 for Parkinson’s Disease

Our rationale for NE3107 to treat Parkinson’s disease is based on the premise that immunomodulatory mechanisms that are attenuated by NE3107 drive pathophysiology in Parkinson’s disease. We initiated investigations in Parkinson’s disease because of the well-established link between Parkinson’s disease and activated microglia and neuroinflammation. Our research has demonstrated that NE3107 is efficacious in rodent and primate Parkinson’s disease models. We obtained a Michael J. Fox Foundation (“MJFF”) grant to study BBB permeability, motor activity, and neurodegeneration in mice (4-day MPTP model), and another MJFF grant to study activity against parkinsonism, LID, and neurodegeneration in monkeys (14-week MPTP model). Our study in mice showed excellent BBB penetration, mobility improvement equal to L-dopa, decreased brain inflammatory markers, and decreased neuron stress/death. Our study in monkeys showed decreased parkinsonism, decreased LID development, and decreased neurodegeneration. The fact that NE3107 showed a decreased development of LID, is extremely promising because LID is a highly debilitating aspect of Parkinson’s disease. Furthermore, in a marmoset model, NE3107 decreased the development of dyskinesia (abnormal involuntary movement scale or “AIMS”), without decreasing the beneficial activity of L-dopa. Our research has shown that:

●	NE3107 monotherapy improves clinical scores, comparable to L-dopa in mice;

●	NE3107 + L-dopa improves clinical score, mobility, and apathy greater than L-dopa alone or amantadine + L-dopa in marmosets;

●	NE3107 decreases the development of L-dopa induced dyskinesias in marmosets; and

●	NE3107 decreases neuron death (neuroprotection) in marmosets, which correlates to slowing clinical progression.

We believe the marketplace opportunity for NE3107 in the treatment of Parkinson’s disease to be significant. There is currently an unmet medical need for safe, efficacious interventions to: (i) improve motor symptomatic therapies with lower dyskinesia induction liability; (ii) prevent development of dyskinesias; (iii) slow disease progression; and (iv) treat cognitive impairment. Statistics indicate there are approximately 2.5 million people with Parkinson’s disease in the United States, Europe and Japan, and the expectation is that the number of people with Parkinson’s disease is expected to double in the next fifteen (15) years or so. As a result, we believe the treatment of Parkinson’s disease to be a multi-billion-dollar market opportunity. Set forth below is a summary of our current Parkinson’s disease development plan:

Parkinson’s Disease Development Plan
Therapeutic	Clinical Indication	Trial Phase & Duration
NE3107	L-dopa Interaction and motoric activity study	Phase IB, Trial duration: 6 – 9 months
	Dyskinesia prevention	Phase II, Trial duration: 12 – 18 months
	Disease modification	Phase III/IV, Trial duration: 2 – 3 years

NE3107 for Migraine Prophylaxis

Migraine is a neuroinflammatory condition. Migraine pathophysiology is mediated, in part, by the neuro-active peptide, calcitonin-gene related peptide (“CGRP”), which exerts its activity through inflammatory signaling mechanisms that can be diminished by NE3107’s activity against ERK hyperactivation (“p-ERK”). Migraine headache is experienced by 17% of women and 6% of men and migraine prevention is the ultimate migraine therapy. Both large and small pharmaceutical companies are pursuing prevention strategies based on anti-CGRP antibodies, which are high cost, must be injected and achieve about 50% reduction in 50% of the population, leaving a large opportunity for an oral, moderately priced therapy with a safe and unique mechanism of action. The total migraine market was estimated to be in excess of $4.5 Billion in 2016, and there’s been significant merger and acquisition activity in the migraine therapy space in recent years.

NE3107 for Hematological Cancers

Scientific literature suggests NE3107’s activity to decrease inflammation, production of inflammatory cytokines, and ERK hyperactivation may be useful to decrease growth or metastasis and to increase killing of certain cancers. Inflammatory factors have long been known to promote cancer, but anti-inflammatory agents are generally immunosuppressive and decrease important immune responses against cancer cells. NE3107 is not immunosuppressive, and NE3107 has a safety, drug-drug interaction, and tolerability profile that would promote acceptance if active. The potential for NE3107 anti-cancer activity has the strongest foundation in hematological cancers, where NE3107 may act directly against the cancer cell to decrease uncontrolled growth and promote cancel cell death (apoptosis) as well as decreasing inflammatory cytokine production (growth factors for the cancer) in surrounding cells. According to the Research and Markets report on global hematological cancer market (June 1, 2016), the 2022 global market for hematological cancers is estimated near $70 Billion.

Intellectual Property

Our most developed intellectual property asset, NE3107, is a first-in-class therapeutic for neurological disease targeting disorders with significant unmet medical needs. We also own additional intellectual property assets which we have not yet elected to develop further, including NE3291 (“NE3291”), NE3789 (“NE3789”) and NE3413 (“NE3413”). NE3291, NE3789 and NE3413 are also potential therapeutics for neurological diseases targeting Alzheimer’s disease and Encephalitis, respectively. We may elect to further develop NE 3789 and/or NE 3413 in the future. We have dedicated significant resources to obtain strong patent protection on our intellectual property for NE3107 until 2034, which includes:

●	Compound and formulations patents issued in United States, Europe and Canada (expiration September 2020);

●	Medical treatment patents (Parkinson’s disease, inflammation) issued in the United States, Europe, Japan, Canada, and Australia (expiration April 2027);

●

Solid state form patents issued or allowed in the United States, Europe, Canada, Australia, South Korea, and patent pending in Japan (expiration April 2029; United States expiration April 2030; maximum term extension until April 2034); and

●	Large-scale synthesis patents issued or allowed in the United States, Europe, Japan, Canada, and patents pending in Israel and India (expiration June 2029).

In addition to the foregoing, we generally rely on patent, trademark, copyright and trade secret laws and employee and third-party non-disclosure agreements to protect our intellectual property and proprietary rights. We are currently in the process of pursuing trademark protection for our name and logos in the United States. Although we believe that our pending trademark applications will be granted by the United States Patent and Trademark Office, there can be no assurance that any trademarks will be granted or that any trademark relied upon by us in the future, if any, will not be challenged, invalidated or circumvented or that the rights granted thereunder or under licensing agreements will provide competitive advantages to the Company.

We also rely heavily on patents to protect our intellectual property and proprietary technology (i.e. pharmaceuticals and attendant methods and uses). We currently have eight (8) issued patents in the United States and eighty-three (83) issued patents in Europe, the United Kingdom, Canada and other countries, covering our product candidates based on our lead drug candidate, NE3107. Our current NE3107 patent portfolio includes the following: (a) compound formulation patents issued in the U.S., Europe and Canada with an expiration date in September 2020; (b) medical treatment patents (including clinical indication of Parkinson’s disease and inflammation myopathy) issued in the U.S., Europe, Japan, Canada and Australia, expiring in April 2027; (c) solid state form patents issued in the U.S. (expiring in April 2030 with a maximum term extension until April 2034), Europe, Canada, Australia, South Korea, expiring in April 2029, and patent pending in Japan; and (d) large-scale synthesis patents issued or allowed in the U.S., Europe, Japan, Canada, expiring in June 2029, and patent pending in Israel and India. Although we believe that the majority of our intellectual property may be patentable, there can be no assurance that any pending patents will be granted or that any patent relied upon by us in the future, will not be challenged, invalidated or circumvented or that the rights granted thereunder or under licensing agreements will provide competitive advantages to the Company. (See “Risk Factors”)

Product Development Pipeline

Our product pipeline includes the application of NE3107 to various diseases. As of the date of this Offering Circular, we have retained all global development and marketing rights with respect to our product pipeline. The order of clinical indications for NE3107 presented in the table below is not intended to reflect corporate priority or an order in which activities will occur.

aIn addition to Phase I studies HE3286-100 and HE3286-102 previously conducted by Hollis-Eden Pharmaceuticals, a Phase 1B drug-drug interaction study of NE3107 with L-dopa is required before Phase 2 studies in Parkinson’s disease. NE3107 and HE3286 are codes names or product codes for the same compound, 17a-ethynyl-androst-5-ene-3b,7b,17b-triol. HE3286 was the product code used by the previous owner of the technology, Hollis-Eden Pharmaceuticals. NE3107 is the product code used by NeurMedix.

* Phase 1 studies HE3286-100 and HE3286-102 previously conducted by Hollis-Eden support Phase 1 requirements for these indications.

bPhase 2 ready after preclinical activity confirmation.

#Orphan Indication with a favorable regulatory and commercialization path.

cSpecific clinical indications for these drug candidates have not been made.

Our clinical and regulatory advisors have indicated that NE3107’s previous Phase I data is sufficient to support Phase II IND applications for Alzheimer’s disease, migraine, and POCD, and our correspondence from the FDA DNP regarding NE3107 development for Parkinson’s is consistent with our advisors’ counsel. However, we have not yet communicated with the FDA about specific plans for Alzheimer’s disease, migraine, and POCD development, and therefore have not received any formal FDA feedback regarding the potential need for additional Phase I studies. Parkinson’s disease requires an additional Phase 1 drug-drug interaction study of NE3107 with L-dopa. NeurMedix has not initiated a Phase 2 study for any indication.

Manufacturing and Distribution

We currently rely on, and expect to continue to rely on, contract manufacturers to produce sufficient quantities of our product candidates for use in our preclinical and clinical trials. In addition, we intend to rely on third parties to manufacture any products that we may commercialize in the future. We have established an internal pharmaceutical development group to develop manufacturing methods for our product candidates, to optimize manufacturing processes, and to select and transfer these manufacturing technologies to our suppliers. We contract with multiple manufacturers to ensure adequate product supply and to mitigate risk. There currently are a limited number of these manufacturers. Furthermore, some of the contract manufacturers that we have identified to date only have limited experience at manufacturing, formulating, analyzing and packaging our product candidates in quantities sufficient for conducting clinical trials or for commercialization.

We currently have no distribution capabilities. In order to independently commercialize any of our product candidates, we must either internally develop distribution capabilities or make arrangements with third parties to perform these services.

Marketing and Sales

We currently have limited experience in marketing or selling pharmaceutical products. To market any of our products independently would require us to develop a sales force with technical expertise along with establishing commercial infrastructure and capabilities.

Employees & Consultants

As of the date of this Offering Circular, we have four senior executives who will commence full-time employment following the successful completion of this Offering. Assuming successful completion of the Offering, we expect to hire twelve additional full-time employees. None of our employees are represented by a collective bargaining arrangement, and we believe our relationship with our employees is good. In addition, we currently rely heavily on consultants and service providers to assist us in the execution of our business plans.

Property & Facilities

We lease and maintain our primary offices and headquarters at 6165 Greenwich Drive, Suite 150, San Diego, California 92122. We entered into a non-cancellable lease agreement to lease the office space where our headquarters are located on October 20, 2015. This operating lease agreement is for approximately thirty-eight (38) months and expires in January 2019. The lease agreement provides for escalation of rent payments each year. We do not currently own any real estate.

Insurance

We do not currently maintain product liability insurance for our clinical trials. However, we intend to obtain product liability insurance for our clinical trials as soon as reasonably practicable following the successful completion of this Offering. We also intend to expand such insurance coverage to include the sale of commercial products if marketing approval is obtained for products in development. However, insurance coverage is becoming increasingly expensive, and we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. In addition, we may not be able to obtain commercially reasonable product liability insurance for any products approved for marketing.

Key Development Partners

We have developed relationships with certain strategic development partners who we believe will be essential to the development and commercialization of our products, including NE3107. Our key development partners include:

●	Clintrex, Inc.
○	Premier Parkinson’s Disease Advisors/CRO;
○	Dr. C. Warren Olanow, M.D., Fellow of The Royal College of Physicians of Canada, Professor and Past Chair of Neurology at Mt. Sinai, and President of Movement Disorder Society;
○	Dr. Karl Keiburtz, M.D., Master of Public Health - Professor of Neurology at University of Rochestor, and FDA Advisory Committee Chair for Neurology
○	Dr. Russel Katz, M.D., Former Director of Neurology Division at FDA
○	Parkinson’s Study Group

●	Movement Disorders Clinical Trials Network
○	Dr. Hubert Fernandez, M.D. – Professor of Neurology at Cleveland Clinic
○	Dr. Michael Schwarzschild, M.D., Ph.D. – Professor of Neurology at Harvard/Mass General

●	NIH/Motac
○	Pre-clinical partners on dyskinesia and target engagement studies
○	Dr. Charles Gerfen, Ph.D. - Tenured Investigator at the National Institutes of Health
○	Dr. Erwan Bezard, Ph.D. – University of Strasbourg

●	Knobbe Martens

Government Regulation

Clinical trials, the pharmaceutical approval process, and the marketing of pharmaceutical products, are intensively regulated in the U.S. and in all major foreign countries. Regulation by government authorities in the United States and foreign countries is a significant factor in the development, manufacture, distribution, marketing and sale of our proposed products and in our ongoing research and product development activities. All of our products will require regulatory approval by government agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous preclinical studies and clinical trials and other approval procedures of the FDA and similar regulatory authorities in foreign countries. The process of obtaining these approvals and the subsequent compliance with appropriate federal and state statutes and regulations require the expenditure of substantial time and financial resources.

In the United States, various federal and state statutes and regulation also govern or influence testing, manufacturing, safety, labeling, storage, and record-keeping of human therapeutic products and their marketing. Recent federal legislation imposes additional obligations on pharmaceutical manufacturers regarding product tracking and tracing. In addition, federal and state healthcare laws restrict business practices in the pharmaceutical industry. These laws include, without limitation, federal and state fraud and abuse laws, false claims laws, data privacy and security laws, as well as transparency laws regarding payments or other items of value provided to healthcare providers.

●

The federal Anti-Kickback Statute makes it illegal for any person or entity, including a prescription drug manufacturer (or a party acting on its behalf) to knowingly and willfully, directly or indirectly, solicit, receive, offer, or pay any remuneration that is intended to induce the referral of business, including the purchase, order, lease of any good, facility, item or service for which payment may be made under a federal healthcare program, such as Medicare or Medicaid. For these purposes, the term “remuneration” has been broadly interpreted to include anything of value.

●

Federal false claims and false statement laws, including the federal civil False Claims Act, prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, for payment to, or approval by, federal programs, including Medicare and Medicaid, claims for items or services, including drugs, that are false or fraudulent or not provided as claimed.

●

The federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) created additional federal criminal statutes that prohibit among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Also, many states have similar fraud and abuse statutes or regulations that may be broader in scope and may apply regardless of payor, in addition to items and services reimbursed under Medicaid and other state programs. Additionally, to the extent that our products are sold in a foreign country, we may be subject to similar foreign laws.

●

HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act and their implementing regulations, requires certain types of individuals and entities to abide by standards relating to the privacy and security of individually identifiable health information, including the adoption of administrative, physical and technical safeguards to protect such information. In addition, certain state laws govern the privacy and security of health information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

●

The federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to report annually to the Centers for Medicare & Medicaid Services (“CMS”) information related to payments or other transfers of value made to physicians and teaching hospitals, and applicable manufacturers and applicable group purchasing organizations to report annually to CMS ownership and investment interests held by the physicians and their immediate family members.

●

There are also an increasing number of state laws that require manufacturers to make reports to states on pricing and marketing information. Many of these laws contain ambiguities as to what is required to comply with the laws. In addition, beginning in 2013, a similar federal law requires manufacturers to track and report to the federal government certain payments made to physicians and teaching hospitals made in the previous calendar year. These laws may affect our sales, marketing, and other promotional activities by imposing administrative and compliance burdens on us. In addition, given the lack of clarity with respect to these laws and their implementation, our reporting actions could be subject to the penalty provisions of the pertinent state, and soon federal, authorities.

Failure to comply with these laws, where applicable, can result in significant penalties, including the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, individual imprisonment, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

Preclinical Studies & Clinical Trials

Preclinical studies generally are conducted in laboratory animals to evaluate the potential safety and efficacy of a product. Drug developers submit the results of preclinical studies to the FDA as a part of an Investigational New Drug (“IND”) application before clinical trials can begin in humans. Typically, clinical evaluation involves a time consuming and costly three-phase process.

Phase I	Clinical trials are conducted with a small number of subjects to determine the early safety profile, maximum tolerated dose and pharmacological properties of the product in human volunteers.

Phase II	Clinical trials are conducted with groups of patients afflicted with a specific disease in order to determine preliminary efficacy, optimal dosages and expanded evidence of safety.

Phase III

Large-scale, multi-center, comparative clinical trials are conducted with patients afflicted with a specific disease in order to determine safety and efficacy as primary support for regulatory approval by the FDA to market a product candidate for a specific disease.

The FDA closely monitors the progress of each of the three phases of clinical trials that are conducted in the United States and may, at its discretion, re-evaluate, alter, suspend or terminate the testing based upon the data accumulated to that point and the FDA’s assessment of the risk/benefit ratio to the patient. Clinical trials conducted in foreign countries are also subject to oversight by regulatory authorities in those countries.

The FDA interacts with sponsors throughout the drug development and approval process in order to guide and regulate testing procedure. Official review of a new drug’s safety and effectiveness, however, only begins after clinical trials have been concluded, with the submission of a New Drug Application (“NDA”). An NDA contains all of the data that researchers have gathered about a drug through clinical trials, plus manufacturing, labeling, biological, and chemical information to determine the drug’s appropriate use. The FDA uses this information to determine whether or not a drug is sufficiently safe and effective to be approved.

New Drug Applications

In order to obtain approval to market a pharmaceutical in the U.S., a marketing application must be submitted to the FDA that provides data establishing to the FDA’s satisfaction the safety and effectiveness of the investigational drug for the proposed indication. Once Phase III trials are completed, drug developers submit the results of preclinical studies and clinical trials to the FDA in the form of an NDA or a BLA for approval to commence commercial sales. In most cases, the submission of an NDA is subject to a substantial application user fee. Under the Prescription Drug User Fee Act (“PDUFA”) guidelines that are currently in effect, the FDA has a goal of ten months from the date of filing of a standard NDA for a new molecular entity to review and act on the submission. This review typically takes twelve months from the date the NDA is submitted to FDA because the FDA has approximately two months to make a “filing” decision.

In addition, under the Pediatric Research Equity Act of 2003 as amended and reauthorized, certain NDAs or supplements to an NDA must contain data that are adequate to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after approval of the product for use in adults or full or partial waivers from the pediatric data requirements.

The FDA also may require submission of a “risk evaluation and mitigation strategy” (“REMS”) plan to ensure that the benefits of the drug outweigh its risks. The REMS plan could include medication guides, physician communication plans, assessment plans, and/or elements to assure safe use, such as restricted distribution methods, patient registries, or other risk minimization tools.

The FDA conducts a preliminary review of all NDAs within the first 60 days after submission, before accepting them for filing, to determine whether they are sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA for filing. In this event, the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. The FDA reviews an NDA to determine, among other things, whether the drug is safe and effective and whether the facility in which it is manufactured, processed, packaged or held meets standards designed to assure the product’s continued safety, quality and purity.

The FDA may refer an application for a novel drug to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Before approving an NDA, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with current GMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA may inspect one or more clinical trial sites to assure compliance with “Good Clinical Practice” requirements.

After evaluating the NDA and all related information, including the advisory committee recommendation, if any, and inspection reports regarding the manufacturing facilities and clinical trial sites, the FDA may issue an approval letter, or, in some cases, a complete response letter. A complete response letter generally contains a statement of specific conditions that must be met in order to secure final approval of the NDA and may require additional clinical or preclinical testing in order for FDA to reconsider the application. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA’s satisfaction, the FDA will typically issue an approval letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications.

Even if the FDA approves a product, it may limit the approved indications for use of the product, require that contraindications, warnings or precautions be included in the product labeling, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess a drug’s safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution and use restrictions or other risk management mechanisms under a REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, are subject to further testing requirements and FDA review and approval.

We will also have to complete an approval process similar to that in the United States in virtually every foreign target market for our products in order to commercialize our product candidates in those countries. The approval procedure and the time required for approval vary from country to country and may involve additional testing. Foreign approvals may not be granted on a timely basis, or at all. In addition, regulatory approval of prices is required in most countries other than the United States. The resulting prices may not be sufficient to generate an acceptable return to us or our corporate collaborators.

Special FDA Expedited Review and Approval Programs

The FDA has various programs, including “fast track” designation, accelerated approval, priority review, and breakthrough therapy designation, which are intended to expedite or simplify the process for the development and FDA review of drugs that are intended for the treatment of serious or life threatening diseases or conditions and demonstrate the potential to address unmet medical needs. The purpose of these programs is to provide important new drugs to patients earlier than under standard FDA review procedures.

To be eligible for a “fast track” designation, the FDA must determine, based on the request of a sponsor, that a product is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address an unmet medical need. The FDA will determine that a product will fill an unmet medical need if it will provide a therapy where none exists or provide a therapy that may be potentially superior to existing therapy based on efficacy or safety factors. The FDA may review sections of the NDA for a “fast track” product on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA, the FDA agrees to accept sections of the NDA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA.

The FDA may give a priority review designation to drugs that offer major advances in treatment, or provide a treatment where no adequate therapy exists. A priority review means that the goal for the FDA to review an application is six months, rather than the standard review of ten months under current PDUFA guidelines. These six and ten month review periods are measured from the filing date rather than the receipt date for NDAs for new molecular entities, which typically adds approximately two months to the timeline for review and decision from the date of submission. Most products that are eligible for “fast track” designation are also likely to be considered appropriate to receive a priority review.

In addition, products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may be eligible for accelerated approval and may be approved on the basis of adequate and well-controlled clinical trials establishing that the drug product has an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA may require a sponsor of a drug receiving accelerated approval to perform post-marketing studies to verify and describe the predicted effect on irreversible morbidity or mortality or other clinical endpoint, and the drug may be subject to accelerated withdrawal procedures.

A “breakthrough therapy” is defined as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Drugs designated as “breakthrough therapies” are also eligible for accelerated approval. The FDA must take certain actions, such as holding timely meetings and providing advice, intended to expedite the development and review of an application for approval of a “breakthrough therapy”.

Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

FDA Post-Approval Requirements

Following the approval of a BLA or NDA, the FDA continues to require adverse event reporting and submission of periodic reports. The FDA also may require post-marketing testing, known as Phase IV testing, REMS, and surveillance to monitor the effects of an approved product, or the FDA may place conditions on an approval that could restrict the distribution or use of the product. In addition, quality control, drug manufacture, packaging, and labeling procedures must continue to conform to GMP after approval. Drug manufacturers and certain of their subcontractors are required to register their establishments with FDA and certain state agencies. Registration with the FDA subjects entities to periodic unannounced inspections by the FDA, during which the agency inspects manufacturing facilities to assess compliance with GMP. Accordingly, manufacturers must continue to expend time, money and effort in the areas of production and quality control to maintain compliance with GMP. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered.

Drugs manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, advertising and promotion and reporting of adverse experiences with the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims are subject to prior FDA review and approval. There also are continuing, annual user fee requirements for any marketed products and the establishments at which such products are manufactured, as well as new application fees for supplemental applications with clinical data.

The FDA may impose a number of post-approval requirements as a condition of approval of an NDA or BLA. For example, the FDA may require post-marketing testing, including Phase IV clinical trials, and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization.

In addition, drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and state agencies, and are subject to periodic unannounced inspections by the FDA and these state agencies for compliance with current GMP requirements. Changes to the manufacturing process are strictly regulated and often require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from GMP requirements and impose reporting and documentation requirements upon the sponsor and any third-party manufacturers that the sponsor may decide to use. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain GMP compliance.

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in mandatory revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

●	Restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

●	Fines, warning letters or holds on post-approval clinical trials;

●	Refusal of the FDA to approve pending NDAs/BLAs or supplements to approved NDAs/BLAs, or suspension or revocation of product approvals;

●	Product seizure or detention, or refusal to permit the import or export of products; or

●	Injunctions or the imposition of civil or criminal penalties.

The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

Insurance Coverage & Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any product candidates for which we obtain regulatory approval. In the United States and markets in other countries, sales of any products for which we receive regulatory approval will depend, in part, on the extent to which third-party payors provide coverage and establish adequate reimbursement levels for such drug products.

In the United States, third-party payors include federal and state healthcare programs, government authorities, private managed care providers, private health insurers and other organizations. Third-party payors are increasingly challenging the price, examining the medical necessity and reviewing the cost-effectiveness of medical drug products and medical services, in addition to questioning their safety and efficacy. Such payors may limit coverage to specific drug products on an approved list, also known as a formulary, which might not include all of the FDA-approved drugs for a particular indication. We may need to conduct expensive pharmaco-economic studies in order to demonstrate the medical necessity and cost-effectiveness of our products, in addition to the costs required to obtain the FDA approvals. Nonetheless, our product candidates may not be considered medically necessary or cost-effective.

Moreover, the process for determining whether a third-party payor will provide coverage for a drug product may be separate from the process for setting the price of a drug product or for establishing the reimbursement rate that such a payor will pay for the drug product. A payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a drug product does not assure that other payors will also provide coverage for the drug product. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development.

The marketability of any product candidates for which we or our collaborators receive regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. In addition, emphasis on managed care in the United States has increased and we expect will continue to increase the pressure on pharmaceutical pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Human Health Product Regulation in the U.S.

In the U.S., the FDA regulates pharmaceuticals under the Federal Food, Drug, and Cosmetic Act (“FDCA”) and related regulations. Pharmaceuticals are also subject to other federal, state, and local statutes and regulations. Failure to comply with applicable U.S. regulatory requirements at any time during the product development process, approval process or after approval may subject an applicant to administrative or judicial sanctions. These sanctions could include the imposition by the FDA of an Institutional Review Board (“IRB”), a clinical hold on trials, a refusal to approve pending applications, withdrawal of an approval, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil penalties or criminal prosecution. Any agency or judicial enforcement action could have a material adverse effect on us.

The FDA and comparable regulatory agencies in state and local jurisdictions impose substantial requirements upon the clinical development, manufacture and marketing of pharmaceutical products. These agencies and other federal, state and local entities regulate research and development activities and the testing, manufacture, quality control, safety, effectiveness, labeling, storage, distribution, record keeping, approval, advertising and promotion of our products.

The FDA’s policies may change and additional government regulations may be enacted that could prevent or delay regulatory approval of new disease indications or label changes. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the U.S. or elsewhere.

Disclosure of Clinical Trial Information

Sponsors of clinical trials of certain FDA-regulated products, including prescription drugs, are required to register and disclose certain clinical trial information on a public website maintained by the U.S. National Institutes of Health. Information related to the product, patient population, phase of investigation, study sites and investigator, and other aspects of the clinical trial is made public as part of the registration. Sponsors are also obligated to disclose the results of these trials after completion. Disclosure of the results of these trials can be delayed until the product or new indication being studied has been approved. Competitors may use this publicly-available information to gain knowledge regarding the design and progress of our development programs.

The Drug Price Competition and Patent Term Restoration Act

The Drug Price Competition and Patent Term Restoration Act, also known as the Hatch-Waxman Act, requires pharmaceutical companies to divulge certain information regarding their products which have the effect of making it easier for other companies to manufacture generic drugs to compete with those products.

The U.S. generally requires an environmental assessment, which discusses a company’s proposed action, possible alternatives to the action, and whether the further analysis of an environmental impact statement is necessary. Certain exemptions are available from the requirement to perform an environmental assessment and an environmental impact statement. Once an exemption is claimed, a company must state to the FDA that no extraordinary circumstances exist that may significantly affect the environment.

Patient Protection and Affordable Care Act

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (collectively, the “ACA”), which includes measures that have or will significantly change the way health care is financed by both governmental and private insurers, became law in the U.S. The ACA is a sweeping measure intended to expand health care coverage within the U.S., primarily through the imposition of health insurance mandates on employers and individuals and expansion of the Medicaid program. The ACA has significantly impacted the pharmaceutical industry. The ACA will require discounts under the Medicare drug benefit program and increased rebates on drugs covered by Medicaid. In addition, the ACA imposes an annual fee, which will increase annually, on sales by branded pharmaceutical manufacturers. At this time, the financial impact of these discounts, increased rebates and fees and the other provisions of the ACA on our business are unclear. However, the fees, discounts and other provisions of this law are expected to have a significant negative effect on the profitability of pharmaceuticals.

Human Health Product Regulation in the European Union

In addition to regulations in the U.S., we may eventually be subject, either directly or through our distribution partners, to a variety of regulations in other jurisdictions governing, among other things, clinical trials and any commercial sales and distribution of our products, if approved.

Whether or not we obtain FDA approval for a product, we must obtain the requisite approvals from regulatory authorities in non-U.S. countries prior to the commencement of clinical trials or marketing of the product in those countries. Certain countries outside of the U.S. have a process that requires the submission of a clinical trial application prior to the commencement of human clinical trials. In Europe, for example, a Clinical Trial Application (“CTA”) must be submitted to the competent national health authority and to independent ethics committees in each country in which a company intends to conduct clinical trials. Once the CTA is approved in accordance with a country’s requirements, clinical trial development may proceed in that country.

The requirements and process governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country, even though there is already some degree of legal harmonization in the European Union (“EU”) Member States resulting from the national implementation of underlying EU legislation. In all cases, the clinical trials are conducted in accordance with GCP and other applicable regulatory requirements.

To obtain regulatory approval of an investigational drug under EU regulatory systems, we must submit a marketing authorization application. This application is similar to the BLA in the U.S., with the exception of, among other things, country-specific document requirements. Drugs can be authorized in the EU by using (i) the centralized authorization procedure, (ii) the mutual recognition procedure, (iii) the decentralized procedure or (iv) national authorization procedures.

The European Medicines Agency (“EMA”) implemented the centralized procedure for the approval of human drugs to facilitate marketing authorizations that are valid throughout the EU. This procedure results in a single marketing authorization granted by the European Commission that is valid across the EU, as well as in Iceland, Liechtenstein and Norway (the “European Community”). The centralized procedure is compulsory for human drugs that are: (i) derived from biotechnology processes, such as genetic engineering, (ii) contain a new active substance indicated for the treatment of certain diseases, such as HIV/AIDS, cancer, diabetes, neurodegenerative diseases, autoimmune and other immune dysfunctions and viral diseases, (iii) officially designated orphan drugs, and (iv) advanced-therapy medicines, such as gene-therapy, somatic cell-therapy or tissue-engineered medicines. The centralized procedure may at the request of the applicant also be used for human drugs which do not fall within the above mentioned categories if the human drug (a) contains a new active substance which, on the date of entry into force of Regulation (EC) No. 726/2004, was not authorized in the European Community; or (b) the applicant shows that the medicinal product constitutes a significant therapeutic, scientific or technical innovation or that the granting of authorization in the centralized procedure is in the interests of patients at European Community level.

Under the centralized procedure in the EU, the maximum timeframe for the evaluation of a Marketing Authorization Application (“MAA”) by the EMA is two hundred ten (210) days, though the date count stops whenever the Committee for Medicinal Products for Human Use (“CHMP”) asks the applicant for additional written or oral information, with adoption of the actual marketing authorization by the European Commission thereafter. Accelerated evaluation might be granted by the CHMP in exceptional cases, as when a medicinal product is expected to be of a major public health interest from the point of view of therapeutic innovation, defined by three cumulative criteria: (i) the seriousness of the disease to be treated; (ii) the absence of an appropriate alternative therapeutic approach; and (iii) anticipation of exceptional high therapeutic benefit. In this circumstance, EMA ensures that the evaluation for the opinion of the CHMP is completed within 150 days and the opinion issued thereafter.

The Mutual Recognition Procedure (“MRP”), for the approval of human drugs is an alternative approach to facilitate individual national marketing authorizations within the EU. Basically, the MRP may be applied for all human drugs for which the centralized procedure is not obligatory. The MRP is applicable to the majority of conventional medicinal products, and is based on the principle of recognition of an already existing national marketing authorization by one or more Member States.

The characteristic of the MRP is that the procedure builds on an already existing marketing authorization in a Member State of the EU that is used as reference in order to obtain marketing authorizations in other EU Member States. In the MRP, a marketing authorization for a drug already exists in one or more Member States of the EU and subsequently marketing authorization applications are made in other EU Member States by referring to the initial marketing authorization. The Member State in which the marketing authorization was first granted will then act as the reference Member State. The Member States where the marketing authorization is subsequently applied for act as concerned Member States.

The MRP is based on the principle of the mutual recognition by EU Member States of their respective national marketing authorizations. Based on a marketing authorization in the reference Member State, the applicant may apply for marketing authorizations in other Member States. In such case, the reference Member State shall update its existing assessment report about the drug in 90 days. After the assessment is completed, copies of the report are sent to all Member States, together with the approved summary of product characteristics, labeling and package leaflet. The concerned Member States then have 90 days to recognize the decision of the reference Member State and the summary of product characteristics, labeling and package leaflet. National marketing authorizations shall be granted within 30 days after acknowledgement of the agreement.

Should any Member State refuse to recognize the marketing authorization by the reference Member State, on the grounds of potential serious risk to public health, the issue will be referred to a coordination group. Within a timeframe of 60 days, Member States shall, within the coordination group, make all efforts to reach a consensus. If this fails, the procedure is submitted to an EMA scientific committee for arbitration. The opinion of this EMA Committee is then forwarded to the Commission, for the start of the decision-making process. As in the centralized procedure, this process entails consulting various European Commission Directorates General and the Standing Committee on Human Medicinal Products.

Human Health Product Regulation in the Rest of World

For other countries outside of the EU, such as countries in Eastern Europe or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. In all cases, again, the clinical trials are conducted in accordance with GCPs and the other applicable regulatory requirements. If we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension of clinical trials, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Other Regulatory Considerations

Once a BLA or NDA is approved, a product will be subject to certain post-approval requirements. For instance, the FDA closely regulates the post-approval marketing and promotion of pharmaceuticals, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities on the internet and elsewhere. While doctors are free to prescribe any pharmaceutical approved by the FDA for any use, a company can only make claims relating to the safety and efficacy of a pharmaceutical that are consistent with the FDA approval, and is only allowed to actively market a pharmaceutical for the particular indication approved by the FDA. Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new BLA or BLA supplement before the change can be implemented. A BLA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing BLA supplements as it does in reviewing NDAs.

In addition, any claims we make for our products in advertising or promotion must be appropriately balanced with important safety information and otherwise be adequately substantiated. Failure to comply with these requirements can result in adverse publicity, warning letters, corrective advertising, injunctions and potential civil and criminal penalties. Government regulators recently have increased their scrutiny of the promotion and marketing of pharmaceuticals.

Other Health Care Laws and Compliance Requirements

In the U.S., our activities are potentially subject to regulation by various federal, state and local authorities in addition to the FDA, including the Centers for Medicare and Medicaid Services (formerly the Health Care Financing Administration), other divisions of the U.S. Department of Health and Human Services (e.g., the Office of Inspector General), the U.S. Department of Justice and individual U.S. Attorney offices within the Department of Justice, and state and local governments. For example, sales, marketing and scientific/educational grant programs must comply with the anti-fraud and abuse provisions of the Social Security Act, the False Claims Act, the privacy provisions of the Health Insurance Portability and Accountability Act, and similar state laws, each as amended. Pricing and rebate programs must comply with the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990 and the Veterans Health Care Act of 1992 (“VHCA”), each as amended. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements will apply. Under the VHCA, drug companies are required to offer certain drugs at a reduced price to a number of federal agencies including U.S. Department of Veteran Affairs and U.S. Department of Defense, the Public Health Service and certain private Public Health Service designated entities in order to participate in other federal funding programs including Medicare and Medicaid. Recent legislative changes require that discounted prices be offered for certain U.S. Department of Defense purchases for its TRICARE program via a rebate system. Participation under the VHCA requires submission of pricing data and calculation of discounts and rebates pursuant to complex statutory formulas, as well as the entry into government procurement contracts governed by the Federal Acquisition Regulations.

In order to distribute products commercially, we must comply with state laws that require the registration of manufacturers and wholesale distributors of pharmaceutical products in a state, including, in certain states, manufacturers and distributors that ship products into the state even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain. Several states have enacted legislation requiring pharmaceutical companies to establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, clinical trials and other activities or register their sales representatives. Other legislation has been enacted in certain states prohibiting pharmacies and other health care entities from providing certain physician prescribing data to pharmaceutical companies for use in sales and marketing, and prohibiting certain other sales and marketing practices. All of our activities are potentially subject to federal and state consumer protection and unfair competition laws.

Healthcare Reform

The United States and some foreign jurisdictions are considering or have enacted a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives.

By way of example, in March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”), was signed into law, which intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add transparency requirements for the healthcare and health insurance industries, impose taxes and fees on the health industry and impose additional health policy reforms. Among the provisions of the ACA of importance to our potential drug candidates are:

●

an annual, nondeductible fee on any entity that manufactures or imports specified branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs;

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an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13.0% of the average manufacturer price for branded and generic drugs, respectively;

●	a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected;

●	extension of a manufacturer’s Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

●

expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to certain individuals with income at or below 133% of the federal poverty level, thereby potentially increasing a manufacturer’s Medicaid rebate liability;

●

a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for a manufacturer’s outpatient drugs to be covered under Medicare Part D;

●	expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program; and

●	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.

We expect that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and lower reimbursement, and in additional downward pressure on the price that we receive for any approved product. Any reduction in reimbursement from Medicare or other government-funded programs may result in a similar reduction in payments from private payor.

Competition

The biotechnology and pharmaceutical industries are subject to rapid and intense technological change. We face, and will continue to face, competition in the development and marketing of our product candidates from biotechnology and pharmaceutical companies, research institutions, government agencies and academic institutions. Competition may also arise from, among other things:

●	other drug development technologies;

●	methods of preventing or reducing the incidence of disease, including vaccines; and

●	new small molecule or other classes of therapeutic agents.

Developments by others may render our product candidates or technologies obsolete or noncompetitive. We are performing research on or developing products for the treatment of several disorders including Parkinson’s disease (L-dopa Induced Dyskinesia), Alzheimer’s disease, Huntington’s disease, Multiple Sclerosis, Encephalitis, Post-Operative Cognitive Dysfunction (also known as “POCD”), Migraine, Optic Neuritis, Neuromyelitis Optica, Inclusion-Body Myositis (also known as “IBM”), Inflammatory Myopathy, Glaucoma, Ulcerative Colitis, Uveitis, Rheumatoid Arthritis, Lupus, Amyotrophic Lateral Sclerosis (also known as “ALS” or “Lou Gehrig’s Disease”), Diabetes, and Chronic Obstructive Pulmonary Disease (also known as “COPD”), Cystic Fibrosis (also known as “CF”), and other neurological-related diseases and disorders.

INDUSTRY OVERVIEW

This Offering Circular includes market and industry data that we have developed from publicly available information; various industry publications and other published industry sources and our internal data and estimates. Although we believe the publications and reports are reliable, we have not independently verified the data. Our internal data, estimates and forecasts are based upon information obtained from trade and business organizations and other contacts in the market in which we operate and our management’s understanding of industry conditions.

As of the date of the preparation of this Offering Circular, these and other independent government and trade publications cited herein are publicly available on the Internet without charge. Upon request, the Company will also provide copies of such sources cited herein.

Pharmaceutical Industry

The pharmaceutical industry is responsible for the production, development and marketing of medications, which makes it an important industry throughout the world. The total level of pharmaceutical revenue worldwide has reached nearly $1 Trillion U.S. dollars. The leading pharmaceutical companies come from the United States and Europe, however the industry is seeing significant yearly growth worldwide.

According to statista.com, “The U.S. pharmaceutical market is the world’s most important national market. Together with Canada and Mexico, it represents the largest continental pharma market worldwide. The United States alone holds some 40% of the global pharmaceutical market. In 2014, this share was valued around $365 Million. Many of the global top companies are located in the United States. In 2014, six out of the top eleven companies were U.S.-based. The largest U.S. companies on the global market are Johnson & Johnson, Pfizer and Merck &Co. Johnson & Johnson generated around $75 Billion of revenue in 2014, although only a part of it came from the company’s pharmaceuticals division. The company is also active in the medical devices/diagnostics and consumer products segments. Based on pure pharmaceuticals sales, Pfizer is the largest U.S. pharmaceutical company. Interestingly, the top pharma companies by revenue alone within the U.S. in 2014 were not U.S.-based companies but British-Swedish AstraZeneca and Swiss Novartis.”

Thanks to advances in science and technology, the pharmaceutical industry, which is largely research based, is experiencing significant growth due in large part to all the new medications being developed every year. The industry is driven by, and also drives, medical progress to a large extent. For example, in Europe the average citizen can expect to live 30 years longer than they did a century ago. The industry experiences rapid growth and change, and while it is difficult to speculate accurately exactly how much growth can be expected in the coming years, in large part due to the development of new medication, it is almost certain that as the industry continues to grow and evolve the yearly revenue generated will continue to increase.

Biotechnology Industry

The biotechnology or “biotech” industry is a highly volatile and unpredictable sector due to the scientifically intensive operations of companies that populate the industry. Markets served by the biotech industry include medical, agricultural, environmental, and industrial. The biotech industry emerged in the 1970s, with the main goal of enhancing the quality of human life. Biotech firms differ from conventional drug makers in that they utilize natural ingredients, as opposed to synthetic ones. Drugs are manufactured in a living system, i.e., a microorganism, plant or cell.

On the medical front, the endeavor to improve people's health is fulfilled through the creation of recombinant DNA (deoxyribonucleic acid), which is done by combining DNA sequences that do not naturally intermingle. With these DNA alterations, biotech companies have discovered treatments and therapies for a range of diseases, such as various forms of cancer, AIDS (acquired immune deficiency syndrome), Alzheimer's, and diabetes.

Operators seek to optimize profitability via commercial success, which represents a pinnacle for any biotech company. In order to reach such a position, companies must undertake laborious research. Biotechnology firms are among the most research-intensive organizations in the world and their product pipelines, a vital component of expansion, are capital intensive.

Established companies typically fund their growth ventures with cash flow, but debt and equity markets are sometimes tapped. Since many biotech companies are small, and cash is often scarce, external funding can be important. Patrons are typically big pharmaceutical companies or investment entities that stand to reap significant rewards from taking a stake in a drug that is commercialized. During difficult economic times, outside funding often dries up, as lenders become budget-constrained and more cautious about investments.

New discoveries for the treatment of diseases provide opportunities for growth and gains in stockholder value. Investors must, however, be willing to tolerate volatile or weak results in the short term. In many instances, a biotech firm may have to endure a lengthy period of sometimes-heavy losses before a drug comes on the market and yields operating benefits. The sales and earnings potential of a newly introduced commercial drug or treatment can be immense and remain positive for years. Indeed, patented biotech drugs enjoy a 12-year period of protection from generic competition, allowing a sustained period of favorable returns.

Biotech drugs are expensive, however, and there is pressure from insurers, governments, and consumers to rein in healthcare costs. Some legislators regularly attempt to increase industry competition. If the period of market exclusivity is ever reduced, research-funding sources likely would be curtailed, and there would be a material, negative impact on long-term sales and profitability. So far, the companies have held on to the prohibition period by successfully arguing that biotech drugs are scientifically complex, not easy to duplicate, and costly to develop. In fact, most prospective drugs never complete clinical trials and reach commercialization, since conclusive scientific evidence of efficacy, in many instances, proves elusive.

Biopharmaceuticals

Biopharmaceutical companies such as Amgen (AMGN), Biogen (BIIB), Regeneron Pharmaceuticals (REGN), and Celgene (CELG) differ from pharmaceutical companies based on a drug’s development process. Traditionally, pharmaceutical companies have manufactured small molecule compounds that contain various chemicals. The drugs are termed “small molecule” since the molecule is small enough for the body to absorb its constituents in pill form.

Biopharmaceutical drug manufacturing involves programming live cells to produce large molecule drugs on a mass scale. The manufacturing process of biopharmaceutical drugs is more complex and capital-intensive than small molecule drugs. So, these companies take longer than pharmaceutical companies to generate positive cash flows. Biopharmaceutical drugs have historically had higher commercial success rates than traditional pharmaceutical drugs.

Drug Approval Process in the Biotechnology Industry

Pipeline assets

Compared to the pharmaceutical industry, the biotechnology industry (“IBB”) is more research and development (or R&D) intensive. The fair value of a biotechnology company thus depends not only on its existing assets but also on its future growth assets.

The above graph shows the FDA’s (Food and Drug Administration) drug approval process. The process is required in order for a new drug to enter the market. Companies with new drugs in later stages of the approval process are more likely to earn a positive cash flow in the next few years.

DIRECTORS, EXECUTIVE OFFICERS & CORPORATE GOVERNANCE

As of the date of this Offering Circular, Terren S. Peizer, is the Chief Executive Officer, Treasurer, Principal Financial Officer, Secretary and sole Director. However, below is a list of the executive officers and directors and their respective positions which will become effective as of the date this Offering Circular is qualified by the Commission, unless otherwise indicated:

Name	Position	Age	Term of Office (*)
Executive Officers:
Terren S. Peizer	Chief Executive Officer, Treasurer & Secretary	57	Since November 2014
Joanne Wendy Kim	Chief Financial Officer	62	Since October 2017 (**)
Clarence Ahlem	Chief Operating Officer	61	Since November 2014
Christopher L. Reading	Chief Scientific Officer	70	Since November 2014
Robert J. Hariri	Chairman of Executive Committee	70	Since October 2017 (**)

Directors:
Terren S. Peizer	Director	57	Since November 2014
Robert J. Hariri	Director & Chairman of the Executive Committee	70	Since October 2017 (**)
Richard A. Berman	Director	71	Since October 2017 (**)
Steve Gorlin	Director & Vice Chairman	79	Since October 2017 (**)
Richard J. Berman	Director	74	Since October 2017 (**)

___________________

(*)      With the exception of Terren S. Peizer, the other persons designated above as officers of the Company have served as independent contractors on a consulting basis and are responsible to pay their own taxes. Upon qualification of this Offering Circular by the SEC, such persons will become full time employees, officers and directors of the Company.

(**)     These individuals will become board members upon the qualification of this Offering by the SEC.

During the past five years, none of the persons identified above has been involved in any bankruptcy or insolvency proceeding or convicted in a criminal proceeding, excluding traffic violations and other minor offenses. There is no arrangement or understanding between the persons described above and any other person pursuant to which the person was selected to his or her office or position.

Executive Officers and Directors

Terren S. Peizer, Chief Executive Officer, Treasurer, Secretary & Director. Mr. Peizer is an entrepreneur, investor, and financier with a particular interest in healthcare having founded and successfully commercialized several healthcare companies. Most recently, Mr. Peizer is the founder of Catasys, Inc., a leader in behavioral and mental health management services. He has also served as its CEO and Chairman of the Board of Directors since the Company’s inception in 2004. Mr. Peizer also is the Founder, Chairman and CEO NeurMedix, Inc., a biotechnology company with a focus on inflammatory, neurological and neuro-degenerative diseases. NeurMedix’s lead compound NE3107 has shown efficacy in 11 pre-clinical and 6 human studies. These studies resulted in publications in peer-reviewed journals. Mr. Peizer is Chairman of Acuitas Group Holdings, LLC, his personal holding company that is the owner of all of his portfolio company interests. Through Acuitas, Mr. Peizer owns Crede Capital Group, LLC an industry leader in investing in micro and small capitalization equities, having invested over $1.2 Billion directly into portfolio companies. Mr. Peizer has been the largest beneficial shareholder, and has held various senior executive positions with several other publicly-traded growth companies, including Chairman of internationally renowned Cray, Inc., the industry’s leading supercomputer company. Mr. Peizer has a background in venture capital, investing, mergers and acquisitions, corporate finance, and previously held senior executive positions with the investment banking firms Goldman Sachs, First Boston, and Drexel Burnham Lambert. He received his B.S.E. in finance from The Wharton School of Finance and Commerce.

Joanne Wendy Kim, CPA, Chief Financial Officer. Wendy Kim has more than 30 years’ experience in accounting and finance. Serving as a CFO of private and public entities where she restructured and oversaw Corporate Finance/Operational Groups, closed M&A transactions, secured bank financings, developed and implemented new business strategies, managed risk and implemented new policies, procedures and investor reporting including managing investor relations. As a certified public accountant, she served eight years in BDO USA LLP’s National Office in the SEC Department and provided accounting, SEC filings reviews and other business consultative services to companies and engagement teams. Wendy Kim also served eleven years at KPMG from 1981 to 1992. She is a current member of the American Institute of Certified Public Accountants and California Society of CPA’s. Wendy received her Bachelor’s degree in Business Administration – Accounting and Finance from California State University, Long Beach.

Clarence Ahlem, M.S., Chief Operating Officer. Clarence Ahlem has more than 30 years of pharmaceutical development experience. His scientific breadth includes the enzymology of DNA replication, synthetic bifunctional antibodies, hematopoietic stem cell purification, and pharmacological characterization of the dehydroepiandrosterone metabolome and associated pharmaceutical science. Clarence worked for four years at UCSD prior to joining the Therapeutics Division at Hybritech in San Diego, CA, where he worked for six years developing synthetic bifunctional antibodies and their clinical applications. Mr. Ahlem left Hybritech to initiate product development at Systemix, Inc. in Palo Alto, CA, where he was manager of bio-organic chemistry for 4 years. He left Systemix to join Prolinx Biochemistry in Bothell, WA, and moved to San Diego in 1997 to join Hollis-Eden Pharmaceuticals (subsequently Harbor BioSciences and Harbor Therapeutics), where he was Vice President of Product Development until 2014.

Christopher L. Reading, Ph.D., Chief Scientific Officer. Chris Reading received his Ph.D. in Biochemistry from UC Berkeley, performed post-doctoral studies in cancer biology at UC Irvine, and joined MD Anderson Cancer Center and the University of Texas, Graduate School of Biomedical Sciences in Houston for 13 years, where he became Associate Professor of Medicine in the Department of Developmental Therapeutics with a joint appointment in the Department of Tumor Biology. He then accepted a position at SyStemix/Novartis in Palo Alto, where he became Vice President of Product and Process Development. From there, he moved to San Diego where he has spent over 15 years on the NE3107 platform development at Harbor Therapeutics. He has over 35 years of research and drug development experience, and over 130 peer-reviewed scientific publication, and has authored numerous patents in the areas of monoclonal antibodies, cell separation technologies, stem cell transplantation, and sterol drug development.

Robert J. Hariri, M.D., Ph.D., Chairman of the Executive Committee & Director. Dr. Hariri a surgeon, biomedical scientist and highly successful serial entrepreneur in two technology sectors: biomedicine and aerospace. The former Chairman, Founder, and Chief Executive Officer of Celgene Cellular Therapeutics, one of the world’s largest human cellular therapeutics companies, Dr. Hariri has pioneered the use of stem cells to treat a range of life threatening diseases and has made transformative contributions in the field of tissue engineering. He co-founded Human Longevity, Inc., the world’s largest gene sequencing operation with genomics legend, J. Craig Venter and serves as Vice Chairman. His activities and experience includes academic neurosurgeon at Cornell, biotechnology executive, military and defense scientist, surgeon, aviator and aerospace innovator. Dr. Hariri has 150 issued and pending patents, has authored over 100 published chapters, articles and abstracts and is most recognized for his discovery of pluripotent stem cells from the placenta and as a member of the team which discovered TNF (tumor necrosis factor). Dr. Hariri was recipient of the Thomas Alva Edison Award in 2007 and 2011, The Fred J. Epstein Lifetime Achievement Award and has received numerous other honors for his many contributions to biomedicine and aviation.

Dr. Hariri also serves on numerous Boards of Directors including Bionik Laboratories and Provista Diagnostics. Dr. Hariri is an Adjunct Associate Professor of Pathology at the Mount Sinai School of Medicine and a member of the Board of Visitors of the Columbia University School of Engineering & Applied Sciences and the Science & Technology Council of the College of Physicians and Surgeons, and is a member of the scientific advisory board for the Archon X PRIZE for Genomics, which is awarded by the X PRIZE Foundation. Dr. Hariri is also a Trustee of the Liberty Science Center and has been appointed to the New Jersey Commission on Cancer Research by Governor Chris Christie. Dr. Hariri received his undergraduate training at Columbia College and Columbia University School of Engineering and Applied Sciences and was awarded his M.D. and Ph.D. degrees from Cornell University Medical College. Dr. Hariri received his surgical training at The New York Hospital-Cornell Medical Center where he also directed the Aitken Neurosurgery Laboratory and the Center for Trauma Research.

Richard A. Berman, Director. Mr. Berman is currently the President and Chief Executive Officer of LICAS, a K-12, College and University, Health Care consulting firm. In addition, he currently serves as Chairman of the board of directors of Emblem Health's Quality of Care Committee and a member of its Audit Committee. Mr. Berman is also an Entrepreneur in Residence at GaTech’s ATDC and visiting professor at USF MUMA College of Business. Mr. Berman has held healthcare, educational, housing and community development positions around the world. He has worked with several foreign governments, the United Nations, the U.S. Department of Health, the FDA, and as a cabinet level official for the state of New York. He has also worked with Manhattanville College, McKinsey & Co, NYU Medical Center, Westchester Medical, EmblemHealth, and numerous startups. Mr. Berman has a Bachelor of Business Administration, an MBA and Masters, in Public Health. We believe Mr. Berman’s qualifications to serve on our Board of Directors include his extensive experience as an executive in several healthcare firms. In addition, as a board member of a health plan we believe he has an understanding of our customer base and current developments and strategies in the health insurance industry.

Steve Gorlin, Director & Vice Chairman. Mr. Gorlin is an entrepreneur who has founded numerous successful biotechnology and pharmaceutical companies over the last 40 years, including Medivation and Entremed. He currently serves as Executive Chairman to Conkwest, Inc. and served as Chairman of the Board of MiMedx, Inc., a wound care Company, from November 2006 to June 2013. Mr. Gorlin served many years on the Business Advisory Council to the Johns Hopkins School of Medicine as well as on the advisory board of the Johns Hopkins BioMedical Engineering Advisory Board. We believe Mr. Gorlin’s qualifications to serve on our Board of Directors include his experience in the healthcare industry, his extensive business development experience, and his current and past executive experience in numerous private and publicly traded companies.

Richard J. Berman, Director. Richard Berman’s business career spans over 35 years of venture capital, senior management and merger and acquisitions experience. In the past 5 years, Mr. Berman has served as a director and/or officer of over a dozen public and private companies. In November 2014, he was named Chairman of MetaStat, Inc. a public company in the cancer diagnostic field. From 2006 to 2011, he was Chairman of National Investment Managers, a company with $12 Billion in pension administration assets. In 2012, he became vice chairman of Energy Smart Resources, Inc. From 2002 to 2010, he was director of Nexmed Inc. where he also served as Chairman and CEO in 2008 and 2009. From 1998 to 2012, Mr. Berman served as a Director of Easy Link International and served as the Chairman and CEO from 1998 to 2000. Most recently, Mr. Berman was appointed a partner, chairman and director at Scylax Aviation. In addition, Mr. Berman is currently a director of four (4) public companies: Advaxis, Inc., Calandrius Biosciences, Inc., Cryoport, Inc., and MetaStat, Inc. Previously, Mr. Berman worked at Goldman Sachs; was Senior Vice President of Bankers Trust Company, where he started the M&A and Leveraged Buyout Departments; created the largest battery company in the world in the 1980s by merging Prestolite, General Battery and Exide to form Exide Technologies (XIDE); helped to create what is now Soho (NYC) by developing five buildings; and advised on over $4 Billion of M&A transactions (completed over 300 deals). He is a past Director of the Stern School of Business of NYU where he obtained his B.S. and M.B.A. He also has US and foreign law degrees from Boston College and The Hague Academy of International Law, respectively. Mr. Berman’s extensive knowledge of our industry, his role in the governance of publicly held companies and his directorships in other life science companies qualify him to serve as our director.

Board Leadership Structure and Risk Oversight

The Board oversees our business and considers the risks associated with our business strategy and decisions. The Board currently implements its risk oversight function as a whole. Each of the Board committees, when established, will also provide risk oversight in respect of its areas of concentration and reports material risks to the board for further consideration.

Term of Office

Directors hold office until his or her successor is elected and qualified, unless sooner displaced. Officers are appointed to serve for one year until the meeting of the Board following the annual meeting of shareholders and until their successors have been elected and qualified.

Director Independence

We use the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship which, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ listing rules provide that a director cannot be considered independent if:

•	the director is, or at any time during the past three years was, an employee of the company;

•

the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the independence determination (subject to certain exemptions, including, among other things, compensation for board or board committee service);

•

the director or a family member of the director is a partner in, controlling shareholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exemptions;

•

the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

•

the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

Under such definitions, we have no independent directors. However, our Common Stock is not currently quoted or listed on any national exchange or interdealer quotation system with a requirement that a majority of our Board be independent and, therefore, the Company is not subject to any director independence requirements.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

Except as disclosed below, to our knowledge, none of our current directors or executive officers has, during the past ten years:

☐	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

☐

had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

☐

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

☐

been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

☐

been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

☐

been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth above and in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

We are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, we believe will have a material adverse effect on our business, financial condition or operating results.

Code of Business Conduct and Ethics

Our Board plans to adopt a written code of business conduct and ethics (“Code”) that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We intend to post on our website a current copy of the Code and all disclosures that are required by law in regard to any amendments to, or waivers from, any provision of the Code.

EXECUTIVE COMPENSATION

The following table represents information regarding the total planned compensation for our executive officers and directors of the Company as of the date of this Offering Circular(1):

	Cash		Other	Total
	Compensation		Compensation	Compensation
Name and Principal Position	a($)(1)		a($)(2)(3)	a($)(2)(3)

Terren S. Peizer, Chief Executive Officer, Treasurer, Secretary & Director	$450,000		$0.00	$450,000

Joanne Wendy Kim, CPA, Chief Financial Officer	$200,000		$0.00	$200,000

Clarence Ahlem, Chief Operating Officer	$220,000	(4)	$0.00	$220,000

Christopher L. Reading, Chief Scientific Officer	$220,000	(4)	$0.00	$220,000

Robert J. Hariri, Chairman of the Executive Committee & Director	$0.00		$0.00	$0.00

Steve Gorlin, Director & Vice Chairman	$0.00		$0.00	$0.00

Richard A. Berman, Director	$0.00		$0.00	$0.00

Richard J. Berman, Director	$0.00		$0.00	$0.00

(1)

The cash compensation amounts reflect the full calendar year compensation that the Company intends to pay to its officers and directors from the proceeds of this Offering, following the completion of this Offering and assuming the Company is successful in raising at least $5,000,000 in net proceeds in this Offering.

(2)	Any values reported in the “Other Compensation”, if applicable, column represents the aggregate grant date fair value, computed in accordance with Accounting Standards Codification ("ASC") 718 Share Based Payments, of grants of stock options to each of our named executive officers and directors.

(3)	The Company intends to grant equity compensation (in the form of stock options, warrants, and/or stock grants) in an aggregate amount up to 10% of the Company’s issued and outstanding Common Stock to its officers and directors following the completion of this Offering. The actual type and amounts of equity compensation to be paid to the Company’s officers and directors has not yet been determined.

(4)	Mr. Ahlem and Mr. Reading have historically served as independent contractors on a consulting basis and are responsible to pay their own taxes. Upon qualification of this Offering Circular, such persons will become full time employees, officers and directors of the Company. During the Company’s the last fiscal year, the Company paid consulting fees totaling $90,000 to Mr. Ahlem and paid consulting fees totaling $78,000 to Mr. Reading as compensation for their services as independent contractors.

Employment Agreements

We do not currently have employment agreements with any of our officers or employees.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

On December 9, 2014, Reserva, LLC, the sole shareholder of the Company, bought all of the assets related to NE3107 from Harbor Therapeutics, Inc., a wholly owned subsidiary of Harbor Diversified, Inc., and an unrelated party of the Company, for cash consideration of $2.5 Million on behalf of the Company. Pursuant to the Asset Purchase Agreement, Reserva, LLC acquired NE3107, which was in pre-clinical testing state, including inventory of NE3107 products and their components, trade secrets and proprietary information, licenses and other contract rights, patents and patent applications related to NE3107 use, production and manufacturing. The purchase of NE3107 was executed on behalf of the Company and thus has been recorded as a research and development license expense on the Company’s financial statements and related statements of operations. Reserva, LLC is wholly owned and controlled by Terren S. Peizer, our CEO, Treasurer, Secretary & Director. On February 16, 2015, Reserva, LLC assigned its right, title and interest to the patents, patent applications and trademarks acquired from Harbor Therapeutics, Inc., to the Company. On March 9, 2016, Reserva, LLC changed its name to NeurMedix, LLC. All of the activities related to NE3107 funded by NeurMedix, LLC (formerly Reserva, LLC) on behalf of the Company, are treated as a capital contribution by the sole shareholder.

Our mailing address is NeurMedix, Inc., 6165 Greenwich Drive, Suite 150, San Diego, California 92122, however, we also operate our business from offices maintained by Terren S. Peizer, our President, CEO, Director, founder and sole shareholder, and Mr. Peizer’s unrelated businesses, which are located at 11601 Wilshire Boulevard, Suite 1100, Los Angeles, California 90025.

We recently entered into an equity contribution agreement (“Contribution Agreement”), effective as of June 1, 2014, with NeurMedix, LLC (formerly, Reserva, LLC) and our CEO, Treasurer, Secretary, Director, and founder, Terren S. Peizer, pursuant to which the parties agreed that all activities of NeurMedix, LLC were made on behalf of the Company since all expenses related the Company’s business (since the Company’s inception) were funded and recorded by NeurMedix, LLC in 2014 and 2015. Pursuant to the terms of the Contribution Agreement, the parties also agreed that all capital expenditures and expenses paid for by NeurMedix, LLC on behalf or for the benefit of the Company (the “Company Payments”): (a) are comprehensive and represent a full and complete record of all such Company Payments; (b) pertain solely to the business and operations of the Company, (c) are in fact “equity contributions” to the Company by NeurMedix, LLC and/or Terren S. Peizer and are not intended to be repaid by the Company at any time, (d) shall not be reimbursable to NeurMedix, LLC or Mr. Peizer and the Company shall have no obligation to repay such Company Payments; and (e) the Company Payments shall not be deemed liabilities of the Company. The cumulative amount of such equity contributions was approximately $4.0 Million and $4.8 Million as of December 31, 2015 and 2016, respectively.

To the best of our knowledge, since the period from inception (November 12, 2014) to the date of this Offering Circular, other than as set forth above, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which any director or executive officer, or any security holder who is known by us to own of record or beneficially own more than 5% of any class of our Common Stock, or any member of the immediate family of any of the foregoing persons, has an interest (other than compensation to our officers and directors in the ordinary course of business).

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officer(s), Director(s) and significant stockholders. We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional Directors, so that such transactions will be subject to the review, approval or ratification of our Board of Directors, or an appropriate committee thereof. On a moving forward basis, our Directors will continue to approve any related party transaction.

SECURITY OWNERSHIP OF MANAGEMENT & CERTAIN SECURITYHOLDERS

The following table shows the beneficial ownership of our Common Stock as of the date of this Offering Circular held by (i) each person known to us to be the beneficial owner of more than 5% of any class of our shares; (ii) each director; (iii) each executive officer; and (iv) all directors and executive officers as a group. As of the date of this Offering Circular, there were 43,334,000 shares of our Common Stock issued and outstanding.

Beneficial ownership is determined in accordance with the rules of the Commission, and generally includes voting power and/or investment power with respect to the securities held. Shares of Common Stock subject to options and warrants currently exercisable or which may become exercisable within 60 days of the date of this Offering Circular, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

The percentages below are based on fully diluted shares of our Common Stock as of the date of this Offering Circular.

	Number of
	shares of
	Common Stock
	Beneficially
	Owned as of	Percentage	Beneficially Owned
	December 31, 2017	Before Offering(2)	After Maximum Offering(2), (3)

Directors and Officers:
Terren S. Peizer(1)	43,334,000	100%	84%
All directors and named executive officers as a group (1 person)	43,334,000	100%	84%

Greater than 5% Beneficial Owners:
Terren S. Peizer(1)	43,334,000	100%	84%

(1)

Represents Common Stock beneficially owned and controlled by NeurMedix, LLC (formerly, Reserva, LLC), an entity wholly-owned and controlled by Terren S. Peizer, our founder, Director, CEO, Treasurer and Secretary.

(2)

Figures exclude the following: (a) any underlying shares of Common Stock issuable upon the exercise of any Company stock option grants, warrants or equity grants issued under the Company’s equity incentive plan, that are not currently exercisable or exercisable within 60 day of the date of this Offering Circular. There have not been any such instruments issued to date.

(3)	Assumes that upon the sale of the Maximum Offering, the Company will have 51,667,333 Common Stock shares issued and outstanding.

DESCRIPTION OF SECURITIES

The following is a summary of the rights of our capital stock as provided in our certificate of incorporation, bylaws and certificate of designation. For more detailed information, please see our certificate of incorporation, bylaws and certificate of designation which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part.

General

The Company is authorized to issue two classes of stock. The total number of shares of stock which the Company is authorized to issue is Two Hundred Forty Million (240,000,000) shares of capital stock, consisting of Two Hundred Million (200,000,000) shares of common stock, $0.000001 par value (“Common Stock”), and Forty Million (40,000,000) shares of preferred stock, $0.000001 par value (the “Preferred Stock”).

Indebtedness

As of the date of this Offering Circular, we have no indebtedness or liabilities believed to be material to our business.

Common Stock

As of the date of this Offering Circular, the Company had 43,334,000 shares of Common Stock issued and outstanding.

Common Stock Voting

The holders of the Common Stock are entitled to one vote for each share held on all matters to be voted on by the Company’s stockholders. There shall be no cumulative voting.

Dividends

The holders of shares of Common Stock are entitled to dividends when and as declared by the Board from funds legally available therefor if, as and when determined by the Board of Directors of the Company in their sole discretion, subject to provisions of law, and any provision of the Company’s Certificate of Incorporation, as amended from time to time, and subject to the relative rights and preferences of any shares of Preferred Stock authorized, issued and outstanding. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions with respect to the Common Stock.

Changes in Authorized Number

The number of authorized shares of Common Stock may be increased or decreased subject to the Company’s legal commitments at any time and from time to time to issue them, by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote.

Preferred Stock

The Preferred Stock may be issued from time to time in one or more series. The Board is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series than outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

Equity Incentive Plan

We intend to establish and implement an equity incentive plan (the “Plan”) to reward and provide incentives to our officers, directors, employees, consultants and other eligible participants. We intend to set aside options to purchase up to 20% of our authorized shares of Common Stock for issuance under the Plan, which may be granted in the form of either incentive stock options or non-qualified stock options. Our Board of Directors (“Board”) or a committee established by our Board will administer the Plan, and have the authority: (i) to select the Plan recipients, the time or times at which awards may be granted, the number of shares to be subject to each option awarded, the vesting schedule of the options and (ii) to amend the stock option Plan to reward and provide incentives to its officers, directors, employees, consultants and other eligible participants.

We have not registered the Plan, or the shares subject to issuance thereunder, pursuant to the Securities Act. Absent registration, such shares, when issued upon exercise of options, would be “restricted securities” as that term is defined in Rule 144 under the Securities Act. Administration of the Plan will be by our Board or a committee appointed by our Board which consists of one (1) or more members (the “Committee”). To date, no such Committee has been appointed.

Penny Stock Regulation

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As our Common Stock immediately following this Offering may be subject to such penny stock rules, purchasers in this Offering will in all likelihood find it more difficult to sell their Common Stock shares in the secondary market.

ABSENCE OF PUBLIC MARKET

The Company, which currently has one shareholder, will become an alternative reporting company under Regulation A, Tier 2 of the Securities Exchange Act of 1933 concurrent with the date of this Offering. There is no public trading market for the Common Stock shares of the Company. The Company may in the future as an alternative reporting company, elect to qualify its Common Stock shares for quotation on the NASDAQ or OTCBB (the Over the Counter Bulletin Board) or other secondary market for which the Company’s common Shares may then qualify, when the achieves its financing objectives, as determined by the Board of Directors in its discretion. (See “Risk Factors”)

DIVIDEND POLICY

We plan to retain any earnings for the foreseeable future for our operations. We have never paid any dividends on our Common Stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the sole discretion of our Board and will depend on our financial condition, operating results, capital requirements and such other factors as our Board deems relevant.

PLAN OF DISTRIBUTION

The shares are being offered by us on a “best-efforts” basis by our officers, directors and employees, with the assistance of independent consultants, and through one or more registered broker-dealers who are members of the Financial Industry Regulatory Authority (“FINRA”) and finders.

There is no aggregate minimum to be raised in order for the Offering to become effective and therefore the Offering will be conducted on a “rolling basis.” This means we will be entitled to begin applying “dollar one” of the proceeds from the Offering towards our business strategy, research and development expenses, commercialization expenses, offering expenses, commissions, working capital, reimbursements, and other uses as more specifically set forth in the “Use of Proceeds” contained elsewhere in this Offering Circular.

We may pay selling commissions to participating broker-dealers who are members of FINRA for shares sold by them, equal to a percentage of the purchase price of the Common Stock shares. We may pay finder’s fees to persons who refer investors to us. We may also pay consulting fees to consultants who assist us with the Offering, based on invoices submitted by them for advisory services rendered. Consulting compensation, finder’s fees and brokerage commissions may be paid in cash, Common Stock or warrants to purchase our Common Stock. We may also issue shares and grant stock options or warrants to purchase our common stock to broker-dealers for sales of shares attributable to them, and to finders and consultants, and reimburse them for due diligence and marketing costs on an accountable or non-accountable basis. We have not entered into selling agreements with any broker-dealers to date, though we may engage a FINRA registered broker-dealer firm for offering administrative services. Participating broker-dealers, if any, and others may be indemnified by us with respect to this offering and the disclosures made in this Offering Circular.

Our Offering will expire on the first to occur of (a) the sale of all 8,333,333 shares of Common Stock offered hereby, (b) August 31, 2018, subject to extension for up to 180 days in the sole discretion of the Company as permitted by law, or (c) when our Board elects to terminate the Offering.

Selling Agents

The Company has engaged Westpark Capital, Inc. (“Westpark” or “Selling Agent”), as the lead managing selling agent and book runner to assist in the placement of our Common Stock shares on a best efforts basis. In addition, the Selling Agent may engage one or more sub-Selling Agents or selected dealers. However, under the terms of its agreement with the Company, neither the Selling Agent nor the sub-Selling Agents shall have any marketing or sales obligations other than to process Indications of Interest Forwarded to the Selling Agent or sub-Selling Agents by the Company. Westpark is under no obligation to purchase any shares or arrange for the sale of any specific number or dollar amount of securities.

The following table shows the total discounts and commissions payable to the Selling Agents in connection with this Offering:

Per
Share
Public offering price	$6.00
Placement Agent commissions*	$0.33
Proceeds, before expenses, to us**	$5.67

The Company expects to pay to the Selling Agent and one or more other FINRA-member broker-dealers who assist the Company in the sale of the shares commissions in the maximum amount of 5.5% of the gross proceeds of this Offering, issue warrants to the Selling Agents to purchase up to 416,667 shares of the Company’s common stock representing up to 5.0% of the number of shares that are sold by the Company in this Offering. The Selling Agent warrants shall expire five (5) years from the date of issuance and shall be exercisable at 110% of the price of the public offering price of the Securities sold in this Offering. The Selling Agent warrants will be non-exercisable for six (6) months after completion of the Offering. Following completion of the Offering, unless the shares issuable upon exercise of the Selling Agent’s warrants are salable under Rule 144, the Company will qualify the Common Stock underlying the Selling Agent warrants under the Securities Act and will file all necessary undertakings in connection therewith. The Selling Agent warrants may not be transferred, assigned or hypothecated for a period of six (6) months following the Closing, except that they may be assigned, in whole or in part, to any legal designee and to members of the group or selling group. The Selling Agent warrants may be exercised as to all or a lesser number of Securities, will provide for cashless exercise, and will contain provisions for unlimited “piggyback” registration or qualification rights. The Selling Agent warrants shall further provide for adjustment in the number and price of such warrants (and the Common Stock underlying such warrants) to prevent dilution in the event of a stock dividend, stock split or other reclassification of the Common Stock.

** Does not include expenses of the Offering, including without limitation, fees and expenses for marketing and advertising of the Offering, media expenses, promotional expenses, fees for administrative, accounting, audit and legal services, FINRA filing fees, fees for EDGAR document conversion and filing, and website posting fees, estimated to be as much as $3,000,000.

Marketing Advisors & Promoters

The Company has retained the services of VC Media Partners, LLC (“VCMP”) to provide various advisory and promotional services to the Company in connection with this Offering. VCMP will perform certain services in connection with the marketing and promotion of this Offering, including without limitation, the preparation of the Company’s “test the waters” materials, the production of marketing material for the Offering in multiple forms of media, the coordination of a roadshow, the development of an investor website to process subscriptions in this Offering, the development of a logistics plan for the intake of investor subscriptions, procuring and producing media advertisements for radio, television, internet and social media outlets, and assembling a selling group of FINRA member broker-dealers to sell the Company’s shares in the Offering.

As consideration for the services to be provides by VCMP, the Company has agreed to pay a cash fee of $100,000.00 and to reimburse VCMP for all actual costs and expenses associated with the services provided. In addition to the cash fee and expense reimbursement, the Company has agreed to grant VCMP a warrant to purchase up to $1,000,000 of the Company’s Common Stock shares provided the Company is successful in raising a minimum of $10,000,000 in gross proceeds from this Offering. The shares of Common Stock issuable upon exercise of this warrant will have identical rights, preferences, and privileges to those being offered by this Offering Circular. This warrant will (i) be exercisable at 100% of the per share public offering price; (ii) be exercisable until the date that is five years from the qualification date of this offering; (iii) contain automatic cashless exercise provisions upon a liquidity event or expiration; (iv) contain customary weighted average anti-dilution price protection provisions and immediate cashless exercise provisions and will not be callable by the company; (v) contain customary reclassification, exchange, combinations or substitution provisions (including with respect to convertible indebtedness); and (vi) contain other customary terms and provisions. The exercise price and number of shares issuable upon exercise of the warrant may be adjusted in certain circumstances including in the event of a share dividend, or the company's recapitalization, reorganization, merger or consolidation.

Other Terms

The company is obligated to reimburse VCMP and each placement agent engaged by the Company for all actual accountable out-of-pocket expenses.

Selling Securityholders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the Company.

ADDITIONAL INFORMATION ABOUT THE OFFERING

Investment Limitations

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see below on how to calculate your net worth). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A offering, most investors must comply with the 10% limitation on investment in the Offering. The only investor in this Offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i)

You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii)	You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Shares (please see below on how to calculate your net worth);
(iii)	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv)

You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;

(v)

You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the "Investment Company Act"), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;
(vii)

You are a trust with total assets in excess of $5,000,000, your purchase of Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Shares; or

(viii)

You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Offering Period and Expiration Date

This Offering will start on or immediately prior to the date on which the SEC initially qualifies this Offering Statement (the “Qualification Date”) and will terminate on the Termination Date.

Procedures for Subscribing

If you decide to subscribe for our Common Stock shares in this Offering, you should:

1.	Electronically receive, review, execute and deliver to us a Subscription Agreement; and

2.

Deliver funds directly to the Company’s designated bank account via bank wire transfer (pursuant to the wire transfer instructions set forth in our Subscription Agreement) or electronic funds transfer via ACH (pursuant to the ACH transfer instructions set forth in our Subscription Agreement), or via personal check mailed to the Company, c/o Acuitas Group Holdings, LLC, at 11601 Wilshire Blvd, Suite 1100, Los Angeles, California 90025.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Circular.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to our designated account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser's revenue or net assets (as of the purchaser's most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser's annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Shares.

In order to purchase our Common Stock shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company’s satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this Offering.

LEGAL MATTERS

Certain legal matters with respect to the shares of Common Stock offered hereby will be passed upon by CKR Law, LLP, Los Angeles, California.

EXPERTS

The balance sheets of NeurMedix, Inc. as of December 31, 2015 and 2016, and the related statements of operations, changes in stockholders’ (deficiency)/equity, and cash flows for each of the years in the two-year period ended December 31, 2016, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is included herein, which includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. Such financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Regulation A Offering Statement on Form 1-A under the Securities Act of 1993, as amended, with respect to the shares of Common Stock offered hereby. This Offering Circular, which constitutes a part of the Offering Statement, does not contain all of the information set forth in the Offering Statement or the exhibits and schedules filed therewith. For further information about us and the Common Stock offered hereby, we refer you to the Offering Statement and the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or other document that is filed as an exhibit to the Offering Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Offering Statement. Upon the completion of this Offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the SEC's Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of this site is www.sec.gov.

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on behalf by the undersigned, thereunto duly authorized, in San Diego, State of California, on September 29, 2017.

NeurMedix, Inc.

By:	/s/ Terren S. Peizer
Name: Terren S. Peizer
Title: Chief Executive Officer, Treasurer & Secretary

Signatures/Title	Date

/s/ Joanne Wendy Kim	January 31, 2018
Joanne Wendy Kim, Chief Financial Officer

/s/ Terren S. Peizer	January 31, 2018
Terren S. Peizer, Sole Director

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder of

NeurMedix, Inc.

We have audited the accompanying balance sheets of NeurMedix, Inc. (the "Company") as of December 31, 2015 and 2016, and the related statements of operations, stockholders' (deficiency)/equity, and cash flows for each of the years in the two-year period ended December 31, 2016. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NeurMedix, Inc. as of December 31, 2015 and 2016, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has experienced significant losses and negative cash flows from operations since inception and is wholly dependent upon funding from its sole shareholder. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ EisnerAmper LLP

San Francisco, California

April 25, 2017, except for the second paragraph of Note 1 as to which the date is September 27, 2017

NEURMEDIX, INC.

BALANCE SHEETS

	December 31,
	2015	2016
ASSETS
Current assets:
Prepaid expenses	$14,795	$10,445
Total current assets	14,795	10,445

Furniture and fixtures, net	17,094	12,176
Deposit	32,442	32,442
Deferred financing costs	-	47,500
Total assets	$64,331	$102,563

LIABILITIES AND STOCKHOLDER'S (DEFICIENCY)/EQUITY
Current liabilities:
Accrued expenses	$73,930	$19,525
Accounts payable	35,535	6,920
Deferred rent payable	-	4,555
Total current liabilities	109,465	31,000
Deferred rent payable	-	8,600

Commitments and contingencies (Note 5)

Stockholder's (deficiency)/equity:
Preferred stock, par value $.000001, authorized 40,000,000 shares, no shares issued or outstanding at December 31, 2015 or 2016	-	-
Common stock, par value $0.000001 per share - 200,000,000 shares authorized at December 31, 2015 and 2016 - 43,334,000 sharesissued and outstanding at December 31, 2015 and 2016	43	43
Additional paid-in capital	3,905,512	4,852,844
Accumulated deficit	(3,950,689)	(4,789,924)
Total stockholder's (deficiency)/equity	(45,134)	62,963
Total liabilities and stockholder's (deficiency)/equity	$64,331	$102,563

The accompanying notes are an integral part of these financial statements.

NEURMEDIX, INC.

STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2015	2016
Operating expenses:
Research and development	$(585,134)	$(361,388)
General and administrative	(597,278)	(477,847)
Total operating expenses	(1,182,412)	(839,235)
Net loss	$(1,182,412)	$(839,235)
Weighted-average common shares outstanding, basic and diluted	43,334,000	43,334,000
Net loss per share, basic and diluted	$(0.03)	$(0.02)

The accompanying notes are an integral part of these financial statements.

NEURMEDIX, INC.

STATEMENTS OF CHANGES IN STOCKHOLDER’S (DEFICIENCY)/EQUITY FOR THE

YEARS ENDED DECEMBER 31, 2015 AND 2016

					Total
	Common Stock		Additional	Accumulated	Stockholder's
	Shares	Amount	Paid-In Capital	Deficit	(Deficiency) /Equity

Balance at December 31, 2014	43,334,000	$43	$2,768,009	$(2,768,277)	$(225)
Capital contributions	-	-	1,137,503	-	1,137,503
Net loss	-	-	-	(1,182,412)	(1,182,412)
Balance at December 31, 2015	43,334,000	43	3,905,512	(3,950,689)	(45,134)
Capital contributions	-	-	947,332	-	947,332
Net loss	-	-	-	(839,235)	(839,235)
Balance at December 31, 2016	43,334,000	$43	$4,852,844	$(4,789,924)	$62,963

The accompanying notes are an integral part of these financial statements.

NEURMEDIX, INC.

STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2015	2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,182,412)	$(839,235)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,036	4,918
Deferred rent	-	13,155
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(47,237)	4,350
Accrued expenses	109,240	(54,405)
Accounts payable	-	(28,615)
Net cash used in operating activities	(1,118,373)	(899,832)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(19,130)	-
Net cash used in investing activities	(19,130)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from shareholder contributions	1,137,503	947,332
Deferred financing costs	-	(47,500)
Net cash provided by financing activities	1,137,503	899,832

Net change in cash	-	-
Cash, beginning of year	-	-
Cash, end of year	$-	$-

The accompanying notes are an integral part of these financial statements.

1.	Description of Business and Going Concern Uncertainty

NeurMedix, Inc. (the “Company”) was incorporated in the state of Delaware on November 12, 2014 and is headquartered in San Diego, California. The Company was formed to discover and develop transformative therapeutics for neurological diseases.

The Company amended its articles of incorporation in February 2017, increasing the number of shares authorized and converted the 1,000 common shares previously issued to 71,428,571 shares. On June 29, 2017 the Company reduced the shares outstanding to 50,000,000 shares held by the sole shareholder without any change in the par value per share. On September 27, 2017, the Company reduced the shares outstanding to 43,334,000 shares held by the sole shareholder without any change in the par value per share. For financial reporting purposes, this has been reflected as if it were a stock split and all share and per share amounts have been retroactively adjusted. Since the par value of the common stock remained at $0.000001 per share, the value of “Common Stock” retroactively decreased to reflect the par value of the restated outstanding shares, with a corresponding increase to “Additional Paid in Capital.” The amended articles of incorporation permit the issuance of two classes of stock – common and preferred, and permits the Board of Directors to set the rights and privileges of any class of preferred stock. No preferred shares have been issued through the date of this report. All share information in this report has been restated to reflect this recapitalization.

In December 2014, Reserva, LLC, the sole shareholder of the Company, bought all the assets related to NE-3107, a pre-clinical novel immune-modulatory therapeutic for use in neurological diseases for cash consideration of $2.5 million on behalf of the Company from Harbor Therapeutics, Inc. (an unrelated party).

On February 16, 2015, Reserva, LLC assigned its right, title and interest to the patents, patent applications and trademarks acquired from Harbor Therapeutics, Inc. to the Company. On March 9, 2016, Reserva, LLC changed its name to NeurMedix, LLC ("Parent"). See Note 4.

All the activities related to NE-3107 and related molecules are funded by Parent (formerly Reserva, LLC) on behalf of the Company, and are treated as a capital contribution by the sole shareholder.

The Company has entered into an equity contribution agreement (“Contribution Agreement”), effective as of June 1, 2014, with Parent and the CEO, Treasurer, Secretary, Director, and founder, Terren S. Peizer, pursuant to which the parties agreed that all activities of Parent were made on behalf of the Company since all expenses related the Company’s business (since the Company’s inception) were funded and recorded by the Parent in 2014 and 2015. Pursuant to the terms of the Contribution Agreement, the parties also agreed that all capital expenditures and expenses paid for by Parent on behalf or for the benefit of the Company (the “Company Payments”): (a) are comprehensive and represent a full and complete record of all such Company Payments; (b) pertain solely to the business and operations of the Company, (c) are in fact “equity contributions” to the Company by Parent and/or Terren S. Peizer and are not intended to be repaid by the Company at any time, (d) shall not be reimbursable to Parent or Mr. Peizer and the Company shall have no obligation to repay such Company Payments; and (e) the Company Payments shall not be deemed liabilities of the Company. The cumulative amount of such equity contributions was approximately $4.0 million and $4.9 million as of December 31, 2015 and 2016, respectively.

Going Concern Uncertainty

The Company’s operations are subject to a number of factors that can affect its operating results and financial conditions. Such factors include, but are not limited to: the results of clinical testing and trial activities of the Company's products, the Company's ability to obtain regulatory approval to market its products, competition from products manufactured and sold or being developed by other companies, the price of, and demand for, Company products, the Company's ability to negotiate favorable licensing or other manufacturing and marketing agreements for its products, and the Company's ability to raise capital. The Company's financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has experienced losses since inception and has an accumulated deficit of $4,789,924 as of December 31, 2016. The Company has no cash resources of its own. The Company has funded operations exclusively with the proceeds from capital contributions in the form of expenditures paid by its shareholder on behalf of the Company, and there is no formal agreement for such arrangement to continue.

The future viability of the Company is largely dependent upon its ability to raise additional capital to finance its operations. Management expects that future sources of funding may include sales of equity, obtaining loans, or other strategic transactions. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient financing on terms acceptable to the Company to fund continuing operations, if at all. These circumstances raise substantial doubt on the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company is undertaking a “best efforts” offering of its common stock to raise additional capital. There is no assurance that such an offering will be successful. Upon successful completion of such offering, the Company plans to institute a stock option plan, hire employees and enter into employment agreements, engage members of the Board of Directors and enter into agreements with organizations to conduct clinical trials and other research and development processes.

2.	Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts expensed during the reporting period. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Prepaid Expenses

Prepaid expenses represent costs incurred that benefit future periods. These costs are amortized over a specific time period based on the specific agreements.

Risks and Uncertainties

The Company is subject to certain risks and uncertainties, including, but not limited to changes in any of the following areas that the Company believes could have a material adverse effect on future financial position or results of operations: the availability of future financing; the ability to obtain regulatory approval and market acceptance of, and reimbursement for, the Company’s product candidates; the performance of third-party clinical research organizations and manufacturers; protection of the intellectual property; litigation or claims against the Company based on intellectual property, patent, product, regulatory or other factors; and the Company’s ability to attract and retain employees necessary to support developmental and commercial success. As well, significant changes in the industry or customer requirements or the emergence of competitive products with new capabilities could adversely affect the Company’s development and operating results.

Property and Equipment

Property and equipment are recorded at cost, net of accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets, three to five years. Major replacements and improvements are capitalized, while general repairs and maintenance are expensed as incurred.

Long-Lived Assets

The Company evaluates the carrying amount of its long-lived assets whenever events or changes in circumstances indicate that the assets may not be recoverable. An impairment loss is recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than the carrying amount of the asset. To date, there have been no such impairment losses.

Research and development

Research and development expenses are charged to expense as incurred. Research and development expenses include laboratory supplies, consulting costs, external contract research and development expenses, and allocated overhead, including rent, equipment depreciation and utilities. Advance payments for goods or services for future research and development activities are deferred and expensed as the goods are delivered or the related services are performed.

These estimates are based on communications with the third-party service providers and the Company’s estimates of accrued expenses and on information available at each balance sheet date. If the actual timing of the performance of services or the level of effort varies from the estimate, the Company will adjust the accrual accordingly.

Deferred offering costs

The Company capitalizes costs that are directly associated with in-process equity financings until such financings are consummated at which time such costs are recorded against the gross proceeds of the offering. At such time if the Company abandons the offering, these costs will be written off.

Income taxes

The Company accounts for income taxes using the asset-and-liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and liabilities of a change in tax rate is recognized in the period that includes the enactment date. A valuation allowance is recorded if it is more likely than not that some portion or all the deferred tax assets will not be recovered in future periods.

The Company assesses uncertain tax positions using a two-step approach of recognition and measurement. The first step involves assessing whether the tax position is more likely than not to be sustained upon examination based upon its technical merits. The second step involves measurement of the amount to recognize.

As of December 31, 2015 and 2016, the Company had no uncertain tax positions. There was no interest or penalties related to income taxes for the year ended December 31, 2015 and 2016.

Cash Flows

The Company presents the contributions made by the Parent in the form of expenditures made on our behalf as a cash inflow from financing activities, and such expenditures made as cash outflows, in the statement of cash flows.

Net Loss Per Share

Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares and potentially dilutive securities outstanding for the period determined using the treasury-stock and if-converted methods. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. There were no potentially dilutive securities outstanding during the years ended December 31, 2015 and 2016.

Recent accounting pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board, or FASB, or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s financial position or results of operations upon adoption.

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-to-use asset representing its right to use the underlying asset for the lease term. This ASU is effective for the Company’s interim periods within fiscal years beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of adoption of this update on its financial statements.

In August 2014, the FASB issued ASU No. 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which requires management to evaluate, in connection with preparing financial statements for each annual and interim reporting period, whether there are conditions or events, considered in the aggregate, that raise substantial doubt about an entity’s ability to continue as a going concern within one year after the date that the financial statements are issued and provide related disclosures. The Company has adopted this standard, and has included disclosures required by this new standard.

3.	Furniture and fixtures, net

Furniture and fixtures, net, as of December 31, 2015 and 2016 consists of the following:

	As of December 31,
	2015	2016
Furniture and fixtures	$19,130	$19,130
Less: accumulated depreciation	(2,036)	(6,954)
Furniture and fixtures, net	$17,094	$12,176

Depreciation expense related to property and equipment was $2,036 and $4,918 for the year ended December 31, 2015 and 2016, respectively, which is included in the general and administrative expense in the statements of operations.

4.	Asset Purchase and License Agreement

Parent, bought all the assets of Harbor Therapeutics, Inc., an unrelated party of the Company. Pursuant to the Asset Purchase Agreement, Parent acquired NE-3107, which is in pre-clinical testing state, including inventory of NE-3107 products and their components, trade secrets and proprietary information, licenses and other contract rights, patents and patent applications related to NE-3107 use, production and manufacturing effective on December 9, 2014, for cash consideration of $2.5 million. The purchase of NE-3107 was executed on behalf of the Company and thus was recorded as a research and development license expense in the Company’s statements of operations and as a capital contribution in 2014.

On February 16, 2015, Parent assigned its right, title and interest to the patents, patent applications and trademarks acquired from Harbor Therapeutics, Inc. to the Company. These transactions are among entities under common control and are recorded at Parent’s historical basis in the assets and liabilities.

5.	Commitments and Contingencies

Facility Lease Agreement

The Company entered into an agreement to lease office space for its headquarters in San Diego, California on October 20, 2015. This operating lease agreement is for approximately 38 months and expires in January, 2019. This lease agreement provides for escalation of rent payments each year. The Company records rent expense on a straight-line basis over the term of the lease. Prior to entering this lease agreement, the Company leased the space for office premises on a month-to-month basis.

The Company has provided a security deposit in the amount of $32,442, which is held by the lessor in connection with the Company’s facility lease agreement as of December 31, 2016 and 2015.

As of December 31, 2016, future minimum commitments under facility operating leases were as follows:

Years ended December 31,	Total Lease Commitments

2017	$91,000
2018	94,000
2019	8,000
Total minimum lease payments	$193,000

Rent expense was approximately $24,000 and $87,000 for the year ended December 31, 2015 and 2016, respectively.

Contingencies

The Company may be subject to a variety of claims and lawsuits in the ordinary course of business. As of December 31, 2016, management believes there are no such outstanding claims or lawsuits that, individually or in the aggregate, would have a material adverse effect on the Company’s financial position, the results of its operations, or its cash flows.

Indemnifications

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future, but have not yet been made. To date the Company has not paid any claims or been required to defend any action related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations.

6.	Income Taxes

The Company is a C-corporation and has not filed a tax return in 2014, 2015 or 2016.  All activities related to the Company’s business were recorded by Parent in 2014, 2015 and 2016 and any tax benefits related to such activities were recognized by the Parent. Deferred income taxes resulting from book versus tax basis differences would not have been significant, and would have a full valuation allowance against such deferred tax assets. Accordingly, there are no current or deferred tax expenses on the Company’s financial statements for the years ended December 31, 2015 and 2016, and there are no operating loss carryforwards at December 31, 2016.

As of December 31, 2015 and 2016, the Company did not have a liability related to unrecognized tax benefits.

7.	Subsequent Events

The Company evaluated subsequent events through April 25, 2017, the date that the accompanying financial statements were available to be issued. There were no material subsequent events that required disclosure in these financial statements, except that capital contributions made by the Parent for the period from January 1, 2017 to March 31, 2017 were approximately $66,000 and the reduction in number of shares outstanding held by the sole shareholder as described in the second paragraph of Note 1.

NEURMEDIX, INC.

CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2017	2016
	(unaudited)
ASSETS

Current assets:

Cash	$9,350	$-

Prepaid expenses	10,347	10,445
Total current assets	19,697	10,445

Furniture and fixtures, net	8,486	12,176
Deposit	32,442	32,442
Deferred financing costs	47,500	47,500
Total assets	$108,125	$102,563

LIABILITIES AND STOCKHOLDER'S (DEFICIENCY)/EQUITY
Current liabilities:
Accrued expenses	$61,440	$19,525
Accounts payable	207,323	6,920
Deferred rent payable	6,417	4,555
Total current liabilities	275,180	31,000

Deferred rent payable	2,789	8,600

Commitments and contingencies (Note 4)

Stockholder's (deficiency)/equity:
Preferred stock, par value $.000001, authorized 40,000,000 shares, no shares issued or outstanding at at September 30, 2017 and December 31, 2016	-	-
Common stock, par value $0.000001 per share - 200,000,000 shares authorized; 43,334,000 shares issued and outstanding at September 30, 2017 and December 31, 2016	43	43
Additional paid-in capital	5,191,351	4,852,844
Accumulated deficit	(5,361,238)	(4,789,924)
Total stockholder's (deficiency)/equity	(169,844)	62,963
Total liabilities and stockholder's (deficiency)/equity	$108,125	$102,563

See accompanying notes to the financial statements

NEURMEDIX, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Nine Months Ended September 30,
	2017	2016
Operating expenses:
Research and development	$(54,740)	$(358,857)
General and administrative	(516,574)	(433,461)
Total operating expenses	(571,314)	(792,318)
Net loss	$(571,314)	$(792,318)
Weighted-average common shares outstanding, basic and diluted	43,334,000	43,334,000
Net loss per share, basic and diluted	$(0.01)	$(0.02)

See accompanying notes to financial statements

NEURMEDIX, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(571,314)	$(792,318)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,690	3,689
Deferred rent	(3,949)	13,700
Changes in operating assets and liabilities:
Prepaid expenses	98	4,075
Accrued expenses	41,915	(73,930)
Accounts payable	200,403	(33,287)
Net cash used in operating activities	(329,157)	(878,071)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	-	-
Net cash used in investing activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from shareholder contributions	338,507	878,071
Net cash provided by financing activities	338,507	878,071

Net change in cash	9,350	-
Cash, beginning of period	-	-
Cash, end of period	$9,350	$-

See accompanying notes to financial statements

1.	Description of Business and Going Concern Uncertainty

Neurmedix, Inc. (the “Company”) was incorporated in the state of Delaware on November 12, 2014 and is headquartered in San Diego, California. The Company was formed to discover and develop transformative therapeutics for neurological diseases.

The Company amended its articles of incorporation in February 2017, increasing the number of shares authorized and converted the 1,000 common shares previously issues to 71,428,571 shares. On June 29, 2017 the Company reduced the shares outstanding to 50,000,000 shares held by the sole shareholder without any change in the par value per share. On September 27, 2017 the Company reduced the shares outstanding to 43,334,000 shares held by the sole shareholder without any change in the par value per share. For financial reporting purposes, this has been reflected as if it were a stock split and all share and per share amounts have been retroactively adjusted. Since the par value of the common stock remained at $0.000001 per share, the value of the “Common Stock” retroactively decreased to reflect the par value of the restated outstanding shares, with a corresponding increase to “Additional Paid in Capital.” The amended articles of incorporation permit the issuance of two classes of stock – common and preferred, and permits the Board of Directors to set the rights and privileges of any class of preferred stock. No preferred shares have been issued through the date of this report. All share information in this report has been restated to reflect this recapitalization.

In December 2014, Reserva, LLC, the sole shareholder of the Company, bought all of the assets related to NE-3107, a pre-clinical novel immune-modulatory therapeutic for use in neurological diseases for cash consideration of $2.5 million on behalf of the Company from Harbor Therapeutics, Inc. (an unrelated party).

On February 16, 2015, Reserva, LLC assigned its right, title and interest to the patents, patent applications and trademarks acquired from Harbor Therapeutics, Inc. to the Company. On March 9, 2016, Reserva, LLC changed its name to NeurMedix, LLC (“Parent”).

All activities related to NE-3107 and related molecules are funded by Parent (formerly Reserva, LLC) on behalf of the Company, and are treated as a capital contribution by the sole shareholder.

The Company has entered into an equity contribution agreement (“Contribution Agreement”), effective as of June 1, 2014, with Parent and the CEO, Treasurer, Secretary, Director, and founder, Terren S. Peizer, pursuant to which the parties agreed that all activities of Parent were made on behalf of the Company since all expenses related to the Company’s business (since the Company’s inception) were funded and recorded by the Parent in 2014 and 2015. Pursuant to the terms of the Contribution Agreement, the parties also agreed that all capital expenditures and expenses paid for by Parent on behalf of or for the benefit of the Company (the “Company Payments”): (a) are comprehensive and represent a full and complete record of all such Company Payments, (b) pertain solely to the business and operations of the Company, (c) are in fact “equity contributions” to the Company by Parent and/or Terren S. Peizer and are not intended to be repaid by the Company at any time, (d) shall not be reimbursable to parent or Mr. Peizer and the Company shall have no obligation to repay such Company Payments; and (e) the Company Payments shall not be deemed liabilities of the Company. The cumulative amount of such equity contributions was approximately $5.2 million and $4.9 million as of September 30, 2017 and December 31, 2016, respectively.

Going Concern Uncertainty

The Company’s operations are subject to a number of factors that can affect its operating results and financial conditions. Such factors include, but are not limited to: the results of clinical testing and trial activities of the Company’s products, the Company’s ability to obtain regulatory approval to market its products, competition from products manufactured and sold or being developed by other companies, the price of, and demand for, Company products, the Company’s ability to negotiate favorable licensing or other manufacturing and marketing agreements for its products, and the Company’s ability to raise capital. The Company’s financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has experienced losses since inception and has an accumulated deficit of $5,361,238 at September 30, 2017. The Company has limited cash resources of its own. The Company has funded operations exclusively with the proceeds from capital contributions in the form of expenditures paid by its shareholder on behalf of the Company, and there is no formal agreement for such arrangement to continue.

The future viability of the Company is largely dependent upon its ability to raise additional capital to finance its operations. Management expects that future sources of funding may include sales of equity, obtaining loans, or other strategic transactions. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient financing on terms acceptable to the Company to fund continuing operations, if at all. These circumstances raise substantial doubt on the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company is undertaking a “best efforts” offering of its common stock to raise additional capital. There is no assurance that such an offering will be successful. Upon successful completion of such offering, the Company plans to institute a stock option plan, hire employees and enter into employment agreements, engage members of the Board of Directors and enter into agreements with organizations to conduct clinical trials and other research and development processes.

2.	Significant Accounting Policies

Basis of Presentation

The accompanying unaudited interim condensed financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Accordingly, such information does not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The interim financial statements furnished reflect all adjustments (consisting of normal recurring adjustments) that are in the opinion of management, considered necessary for a fair presentation of the results for interim periods presented. Interim results are not necessarily indicative of the results for full year. For further information, please refer to the financial statements and footnotes for the Company for the year ended December 31, 2016.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts expensed during the reporting period. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Recent accounting pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board, or FASB, or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s financial position or results of operations upon adoption.

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-to-use asset representing its right to use the underlying asset for the lease term. This ASU is effecticve for the Company’s interim periods within fiscal years beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of adoption of this update on its financial statements.

3.	Furniture and fixtures, net

Furniture and fixtures, net, consists of the following:

	September 30, 2017	December 31, 2016
Furniture and fixtures	$19,130	$19,130
Less: accumulated depreciation	(10,644)	(6,954)
Furniture and fixtures, net	$8,486	$12,176

Depreciation expense was $3,690 and $3,689 for the nine months ended September 30, 2017 and 2016, respectively, which is included in the general and administrative expense in the statements of operations.

4.	Commitments and Contingencies

Facility Lease Agreement

The Company entered into an agreement to lease office space for its headquarters in San Diego, California on October 20, 2015.  This operating lease agreement is for approximately 38 months and expires in January, 2019. This lease agreement provides for escalation of rent payments each year. The Company records rent expense on a straight-line basis over the term of the lease.

The Company has provided a security deposit in the amount of $32,442, which is held by the lessor in connection with the Company’s facility lease agreement as of September 30, 2017 and December 30, 2016.

As of September 30, 2017, future minimum commitments under facility operating leases were as follows:

Years ended December 31,	Total Lease Commitments
2017 (remaining three months)	$23,000
2018	94,000
2019	8,000
Total minimum lease payments	$125,000

Rent expense was approximately $65,000 and $65,000 for the nine months ended September 30, 2017 and 2016, respectively.

Contingencies

The Company may be subject to a variety of claims and lawsuits in the ordinary course of business. As of September 30, 2017, management believes there are no such outstanding claims or lawsuits that, individually or in the aggregate, would have a material adverse effect on the Company’s financial position, the results of its operations, or its cash flows.

Indemnifications

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future, but have not yet been made. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. However, the Company may record charges in the future as a result of these indemnification obligations.

5.	Income Taxes

The Company is a C-corporation and has not filed a tax return in 2014, 2015, 2016 or 2017. All activities related to the Company’s business were recorded by Parent in 2014, 2015, 2016, and 2017 and any tax benefits related to such activities were recognized by Parent. Deferred income taxes resulting from book versus tax basis differences would not have been significant, and would have a full valuation allowance against such deferred tax assets. Accordingly, there are no current or deferred tax expenses on the Company’s financial statements for the nine months ended September 30, 2017 and 2016, and there are no operating loss carryforwards at September 30, 2017.

As of September 30, 2017 and December 31, 2016, the Company did not have a liability related to unrecognized tax benefits.

6.	Subsequent Events

The Company evaluated subsequent events through January 31, 2018, the date that the accompanying financial statements were available to be issued. There were no material subsequent events that required disclosure in these financial statements, except that capital contributions made by the Parent for the period from October 1, 2017 to January 31, 2018 were approximately $60,000.

Part III – EXHIBITS

Exhibit No.	Description

EX1A-1A	Form of Regulation A+ Offering Agreement with Selling Agent*

EX1A-1B	Amended & Restated Regulation A+ Offering Agreement*

EX1A-2A	Certificate of Incorporation of NeurMedix, Inc.*

EX1A-2B	Amended and Restated Certificate of Incorporation of NeurMedix, Inc.*

EX1A-2C	Bylaws of NeurMedix, Inc.*

EX1A-4A	Form of Subscription Agreement*

EX1A-6A	Equity Contribution Agreement*

EX1A-6B	Asset Purchase Agreement with Harbor*

EX1A-6C	Intellectual Property Transfer and Assignment Agreement with Harbor*

EX1A-6D	Assignment and Assumption Agreement with Harbor*

EX1A-6E	Facility Lease Agreement – San Diego*

EX1A-6F	Assignment Agreement – Reserva, LLC to NeurMedix, Inc.*

EX1A-6G	Engagement Agreement with VC Media Partners LLC*

EX1A-11A	Consent of EisnerAmper LLP

EX1A-12A	Opinion of CKR Law, LLP*

*filed previously

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in Amendment Number 3 to the Registration Statement of NeurMedix, Inc. on Form 1-A of our report dated April 25, 2017, except for the second paragraph of Note 1, as to which the date is September 27, 2017, on our audits of the financial statements as of December 31, 2015 and 2016 and for each of the years then ended, which report is included in this Registration Statement to be filed on or about January 31, 2018. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form 1-A.

/s/ EISNERAMPER LLP

Iselin, New Jersey

January 31, 2018